Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

VALERITAS HOLDINGS, INC.

(formerly Cleaner Yoga Mat, Inc.), a Delaware corporation

VALERITAS ACQUISITION CORP., a Delaware corporation

and

VALERITAS, INC., a Delaware corporation

May 3, 2016

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2.14	Insurance	14

2.15	Litigation	15

2.16	Employees	15

2.17	Employee Benefits	15

2.18	Environmental Matters	15

2.19	Legal Compliance	16

2.20	Certain Business Relationships with Affiliates	16

2.21	Brokers’ Fees	16

2.22	Books and Records	17

2.23	Intellectual Property	17

2.24	Permits	18

2.25	Accountants	18

2.26	FDA and Related Matters	18

2.27	Foreign Corrupt Practices	19

2.28	Investment Company	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE ACQUISITION SUBSIDIARY		19

3.1	Organization, Qualification and Corporate Power	19

3.2	Capitalization	20

3.3	Authorization of Transaction	21

3.4	Noncontravention	21

3.5	Subsidiaries	22

3.6	SEC Reports and Prior Registration Statement Matters	22

3.7	Compliance with Laws	23

3.8	Financial Statements	23

3.9	Absence of Certain Changes	24

3.10	Off-Balance Sheet Arrangements	24

3.11	Tax Matters	24

3.12	Title	24

3.13	Accounts Receivable	24

3.14	Insurance	25

3.15	Litigation	25

3.16	Employees	25

3.17	Employee Benefits	25

3.18	Environmental Matters	25

3.19	Legal Compliance	25

3.20	Certain Business Relationships with Affiliates	26

3.21	Tax-Free Reorganization	26

3.22	Active Business Operations	27

3.23	Split-Off	27

3.24	Brokers’ Fees	27

3.25	Interested Party Transactions	27

3.26	Foreign Corrupt Practices	27

3.27	Accountants	28

3.28	Minute Books	28

ARTICLE IV COVENANTS		28

4.1	Closing Efforts	28

4.2	Governmental and Thirty Party Notices and Consents	28

4.3	Super 8-K	28

4.4	Operation of Company Business	29

4.5	Access to Company Information	29

4.6	Operation of Parent Business	29

4.7	Access to Parent Information	29

4.8	Expenses	30

4.9	Indemnification	30

4.10	Quotation of Merger Shares	31

4.11	Name and Fiscal Year Change; Reincorporation	31

4.12	Split-Off	31

4.13	Parent Board; Amendment of Charter Documents	31

4.14	Parent Equity Plan	31

4.15	Information Provided to Stockholders	31

4.16	Cancellation of Share Contribution	32

ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER		32

5.1	Conditions to Each Party’s Obligations	32

5.2	Conditions to Obligations of the Parent and the Acquisition Subsidiary	33

5.3	Conditions to Obligations of the Company	34

ARTICLE VI TAX MATTERS		35

6.1	Termination of Existing Tax Sharing Agreements	35

5.3	Cooperation and Exchange of Information	35

ARTICLE VII DEFINITIONS		36
ARTICLE VIII TERMINATION		38

8.1	Termination in General	38

8.2	Termination by Mutual Agreement	38

8.3	Termination for Failure to Close	38

8.4	Termination by Operation of Law	38

8.5	Termination for Failure to Perform Covenants or Conditions	39

8.6	Effect of Termination or Default; Remedies	39

8.7	Remedies; Specific Performance	39

ARTICLE IX MISCELLANEOUS		39

9.1	Press Releases and Announcements	39

9.2	No Third Party Beneficiaries	40

9.3	Entire Agreement	40

9.4	Succession and Assignment	40

9.5	Counterparts and Facsimile Signature	40

9.6	Headings	40

9.7	Notices	40

9.8	Governing Law	41

9.9	Amendments and Waivers	41

9.10	Severability	41

9.11	Submission to Jurisdiction	41

9.12	Waiver of Jury Trial	42

9.13	Construction	42

EXHIBITS

Exhibit A	Form of Subscription Agreement
Exhibit B	Form of Split-Off Agreement
Exhibit C	Form of General Release Agreement
Exhibit D	Letter of Transmittal
Exhibit E	Officers and Directors
Exhibit F	Surviving Corporation Charter
Exhibit G	Surviving Corporation Bylaws
Exhibit H	Form of 2016 Equity Incentive Plan
Exhibit I	Debt Conversion
Exhibit J	Signatories to Lock-Up and No-Shorting Agreements
Exhibit K	Form of Lock-Up and No-Shorting Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

Agreement and Plan of Merger and Reorganization (this “Agreement”), dated as of May 3 2016, by and among Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Valeritas Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (the “Acquisition Subsidiary”), and Valeritas, Inc., a Delaware corporation (the “Company”). The Parent, the Acquisition Subsidiary and the Company are each a “Party” and referred to collectively herein as the “Parties.”

WHEREAS, this Agreement contemplates a merger of the Acquisition Subsidiary with and into the Company, with the Company remaining as the surviving entity and as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (c) directed that this Agreement be submitted to the stockholders of the Company for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Company; and

WHEREAS, the respective boards of directors of the Parent and the Acquisition Subsidiary have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Parent, the Acquisition Subsidiary and their stockholders, respectively, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) with respect to the Acquisition Subsidiary, (i) directed that this Agreement be submitted to the sole stockholder of Acquisition Subsidiary for adoption, and (ii) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the sole stockholder of the Acquisition Subsidiary; and

WHEREAS, immediately prior to the closing of the Merger, the Company shall execute a Second Amended and Restated Term Loan Agreement relating to the conversion and restructuring of its debt (“Restated Term Loan”); and

WHEREAS, simultaneously with the closing of the Merger, the Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of $25,000,000 (the “Minimum Amount”) of the Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) at a purchase price of $5.00 per share (the “Purchase Price”) upon the terms and subject to the conditions of a subscription agreement in the form of Exhibit A attached hereto (the “Subscription Agreement”); and

WHEREAS, immediately following the closing of the Merger, the Parent shall assign of all of the Parent’s assets and liabilities (other than those under this Agreement and the other related agreements and transactions contemplated hereby) to its wholly owned subsidiary CYGM Operating Corp., a Florida corporation (the “Split Off Subsidiary”), and exchange the Share Contribution (as defined below) for all of the outstanding capital stock of the Split-Off Subsidiary (the “Split-Off”) upon the terms and conditions of a split-off agreement, substantially in the form of Exhibit B attached hereto (the “Split-Off Agreement”), by and among the Parent, the Split-Off Subsidiary and Leisa Swanson (the “Split-Off Purchaser”); and

WHEREAS, immediately following the closing of the Merger, the Parent, Split-Off Subsidiary and Split-Off Purchaser shall enter into a general release agreement in substantially the form of Exhibit C attached hereto (the “General Release Agreement”); and

WHEREAS, the Parent, the Acquisition Subsidiary and the Company intend for the Merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations and not subject the holders of equity securities of the Company to tax liability under the Code;

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “Delaware Act”), the Acquisition Subsidiary shall merge with and into the Company at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Acquisition Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). The “Effective Time” shall be the date and time at which a certificate of merger in proper form and duly executed, effecting the Merger (the “Certificate of Merger”) pursuant to Section 251(c) of the Delaware Act is filed with the Secretary of State of the State of Delaware or such later date and time as may be agreed by the Company and the Parent in writing and specified in the Certificate of Merger in accordance with the Delaware Act. The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware Act.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of CKR Law LLP, in New York, New York, commencing at 10:00 a.m. local time (or such other place and time as is mutually agreed to by the Parties) on or before May 3, 2016, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Parent and the Acquisition Subsidiary the various certificates, instruments and documents to be delivered by the Company pursuant to Sections 5.1 and 5.2;

(b) the Parent and the Acquisition Subsidiary shall deliver to the Company the various certificates, instruments and documents to be delivered by the Parent and/or Acquisition Subsidiary pursuant to Sections 5.1 and 5.3;

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(c) the Surviving Corporation shall file the Certificate of Merger with the Secretary of State of the State of Delaware;

(d) the Split-Off Purchaser shall surrender for cancellation to the Parent 40,486,000 shares of Parent Common Stock (the “Share Contribution”) in connection with the Split-Off; and

(e) the Surviving Corporation and Parent shall execute guarantee and security agreements relating to the Restated Term Loan; and

(f) Parent shall contribute the proceeds of the Private Placement Offering to the Company, less $5,000,000.

1.4 Additional Actions. If at any time after the Effective Time the Surviving Corporation or Parent shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or Parent, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the Company or the Acquisition Subsidiary or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation, Parent and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable Law) to execute and deliver, in the name and on behalf of either the Company, Parent or the Acquisition Subsidiary, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company, Parent or the Acquisition Subsidiary, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, Parent or the Acquisition Subsidiary, as applicable, and otherwise to carry out the purposes of this Agreement.

1.5 Conversion of Company Securities. The shares of Company Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall be cancelled or converted as set forth in this Section 1.5 into the right to receive a number of shares of Parent Common Stock such that the aggregate number of shares of Parent Common Stock issuable pursuant to this Agreement as a result of the Merger equals no more than 6,600,000 shares of Parent Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each share of the Company common stock, par value $0.00001 per share (“Company Common Stock”), and the Company Preferred Stock (as defined below, and together with the Company Common Stock, the “Company Stock”) that is owned immediately prior to the Effective Time by Parent, the Acquisition Subsidiary or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each share of Series AB Preferred Stock, par value $0.00001 per share (the “Series AB Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Series AB Preferred Stock to be cancelled and retired in accordance with Section 1.5(a), and (ii) Dissenting Shares) shall be converted into the right to receive 0.23856 shares of Parent Common Stock (in the aggregate, the “Merger Shares”).

(c) Each share of Series AA Preferred Stock, par value $0.00001 per share (the “Series AA Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Series AA Preferred Stock to be cancelled and retired in accordance with Section 1.5(a), and (ii) Dissenting Shares) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(d) Each share of Series D Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”, and together with the Series AB Preferred Stock and the Series AA Preferred Stock, the “Company Preferred Stock”), issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Series D Preferred Stock to be cancelled and retired in accordance with Section 1.5(a), and (ii) Dissenting Shares) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) shares of Company Common Stock to be cancelled and retired in accordance with Section 1.5(a), and (ii) Dissenting Shares) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f) Each share of common stock, par value $0.001 per share, of the Acquisition Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

1.6 Surrender and Payment.

(a) At the Effective Time, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 1.7, each holder of a certificate formerly representing any share of Company Stock (each, a “Company Stock Certificate”) shall cease to have any rights as a Company stockholder except (other than with respect to any (i) Company Stock to be cancelled and retired in accordance with Section 1.5(a), and (ii) Dissenting Shares) for the right to receive the applicable portion of the Merger Shares attributable to such Company Stock (if any) pursuant to Section 1.5(b) and any distribution or dividend pursuant to Section 1.9.

(b) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c) As promptly as practicable following the date hereof and in any event not later than two (2) Business Days thereafter, the Exchange Agent shall mail to each holder of Series AB Preferred Stock a letter of transmittal in substantially the form attached as Exhibit D (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Company Stock Certificates in exchange for the applicable portion of the Merger Shares attributable to such holder’s Series AB Preferred Stock pursuant to Section 1.5(b). The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of a Company Stock Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, transfer to the holder of such Company Stock Certificate the applicable portion of the Merger Shares attributable to such holder’s Series AB Preferred Stock pursuant to Section 1.5(b) with respect to such Company Stock Certificate so surrendered and the Company Stock Certificate shall forthwith be cancelled. Until so surrendered, each outstanding Company Stock Certificate that prior to the Effective Time represented shares of Series AB Preferred Stock (other than any (i) Company Stock to be cancelled and retired in accordance with Section 1.5(a), and (ii) Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the applicable portion of the Merger Shares attributable to such Series AB Preferred Stock pursuant to Section 1.5(b) and any distribution or dividend pursuant to Section 1.9. If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 1.6.

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(d) If any portion of the Merger Shares is to be paid to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer. For purposes of this Agreement, “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Entity (as defined below), unincorporated organization, trust, association or other entity.

(e) If any portion of the Merger Shares issued by the Parent remains unclaimed by a Company stockholder who has not exchanged Company Stock Certificates for the Merger Shares in accordance with this Section 1.6 as of the date that is one (1) year after the Effective Time (or immediately prior to such earlier date on which the Merger Shares would otherwise escheat to or become the property of any Governmental Entity), despite the Exchange Agent’s commercially reasonable efforts to deliver the payment to a holder, any such Merger Shares shall be delivered to the Parent, and any such Company stockholder shall thereafter look only to the Parent for satisfaction of such Company stockholder’s claims for the Merger Shares. Notwithstanding the foregoing, neither the Parent nor the Exchange Agent shall be liable to any person in respect of the Merger Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Any portion of the Merger Shares made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to the Parent, upon demand.

1.7 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means shares of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted such Company Stock in favor of, or consented to, the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware Act. Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Common Stock as provided in Section 1.5, but instead the holder of such Dissenting Shares shall be entitled to payment of the fair value of such shares as shall be determined in accordance with the provisions of Section 262 of the Delaware Act. If any such holder shall fail to perfect or otherwise shall effectively waive, withdraw, or otherwise lose the right to appraisal of such shares, then (i) such Dissenting Shares shall cease to be Dissenting Shares and shall be deemed to have been converted into as of the Effective Time the right to receive the Merger Shares issuable in respect of such Company Stock pursuant to Section 1.5 upon surrender of the applicable Company Stock Certificates or proper documentary evidence pursuant to Section 1.6.

(b) The Company shall give the Parent prompt notice of any written demands for appraisal of any Company Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company. The Company shall not, except with the prior written consent of the Parent (such consent not to be unreasonably withheld), make any payment with respect to any demands for appraisal of Company Stock or offer to settle or settle any such demands unless required by the court of the State of Delaware having jurisdiction thereof.

1.8 Fractional Shares. No certificates or scrip representing fractional Merger Shares shall be issued to Company stockholders on the surrender for exchange of shares of Company Stock, and such Company stockholders shall not be entitled to any voting rights, rights to receive any dividends or

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distributions or other rights as a stockholder of the Parent with respect to any fractional Merger Shares that would have otherwise been issued to such Company stockholders. In lieu of any fractional Merger Shares to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the Purchase Price.

1.9 Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued as a portion of the Merger Shares shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by the Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of Company Stock Certificates until the instructions for transfer and cancellation provided for in this Article I and in accordance with the terms of the Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent pursuant to Section 1.6, have been delivered to the Exchange Agent. Subject to the effect of applicable Laws, following delivery to the Exchange Agent of such Company Stock Certificate(s), there shall be issued to the holder of shares of Parent Common Stock issued in exchange thereof, without interest, (i) at the time of such surrender or delivery of such Company Stock Certificate(s), the dividends or other distributions with the record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

1.10 Options and Warrants.

(a) Immediately after the Debt Conversion (as defined below) and prior to the Merger, all outstanding Company Options (as defined below) that remain unexercised, whether vested or unvested, shall be cancelled with no consideration pursuant to the term of the Company Equity Plan (as defined below).

(b) Prior to the Effective Time, the Company shall adopt such resolutions as are necessary to effect the treatment of the Company Options as contemplated by this Section 1.10.

(c) As soon as practicable after the Effective Time, the Parent or the Surviving Corporation shall take appropriate actions (i) to collect the Company Options and the agreements evidencing the Company Options, which shall be deemed to be canceled, and (ii) to issue new shares of Parent restricted stock and/or new Parent Common Stock, including the delivery by the Parent to such holders of new option agreements, to those employees, directors and consultants granted restricted stock or stock options pursuant to the Parent Equity Plan (as defined below), as amended by the Board of Directors of the Company and approved by the Board of Directors of the Parent, which initial stock option grants shall be at an exercise price of $5.00 per share.

(d) As of the Effective Time, all outstanding Company Warrants (as defined below) that remain unexercised shall be shall be cancelled automatically with no consideration in accordance with their terms.

1.11 Directors and Officers. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Subsidiary, the Company or the holders of any shares of capital stock of any of the foregoing, the directors and officers of the Company shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, and the Surviving Corporation

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and the Parent shall take any necessary actions (whether prior to, at or after the Effective Time) as shall be necessary or appropriate to effectuate or carry out the purpose of this Section 1.11. Following the Closing, Parent shall cause the individuals set forth on Exhibit E to be elected or appointed as officers and directors of the Company.

1.12 Certificate of Incorporation and Bylaws. At the Effective Time, by virtue of the Merger:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit F hereto (“Surviving Corporation Charter”) and, as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Law; and

(b) the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth on Exhibit G hereto (“Surviving Corporation Bylaws”) and, as so amended and restated, shall be the bylaws of Acquisition Subsidiary in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed.

1.13 Withholding Rights. Each of the Exchange Agent, Parent, Acquisition Subsidiary and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Acquisition Subsidiary or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Acquisition Subsidiary or the Surviving Corporation, as the case may be, made such deduction and withholding.

1.14 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made. If, after the Effective Time, Company Stock Certificates are presented to Parent, the Parent’s transfer agent, or the Surviving Corporation, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.6, subject to the provisions hereof and applicable Law in the case of Dissenting Shares.

1.15 Exemption from Registration; Rule 144. The Parent and the Company intend that the shares of Parent Common Stock to be issued pursuant to Section 1.5(b) hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and/or Regulation S promulgated by the SEC and that all recipients of such shares of Parent Common Stock shall either be “accredited investors” or not “U.S. Persons” as such terms are defined in Regulation D and Regulation S, respectively. The shares of Parent Common Stock to be issued pursuant to Section 1.5(b) hereof will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws, or (ii) an exemption from such registration exists and either the Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are satisfactory to the Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws, or the holder complies with the requirements of Regulation S, if applicable; and the certificates representing such shares of Parent Common Stock will bear an appropriate legend and restriction on the books of the Parent’s transfer agent to that effect.

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1.16 Certain Tax Matters. Each of the Parties shall use its Reasonable Best Efforts (as defined below) to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by a “final determination” within the meaning of Section 1313(a) of the Code, shall report, for all tax purposes, the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Parent on the date hereof (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article II, the disclosures in any numbered paragraph of the Company Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of John Timberlake and Mark Conley.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished or made available to the Parent complete and accurate copies of its certificate of incorporation and bylaws. The Company is not in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date, except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries (as defined below) taken as a whole; provided, that, in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (a) conditions generally affecting the industries in which the Company or the Company Subsidiaries participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions, or (f) the taking of any action required by this Agreement.

2.2 Capitalization. The authorized capital stock of the Company consists of 102,225,577 shares of Company Common Stock and 64,225,577 shares of Company Preferred Stock, of which (i) six million (6,000,000) shares are designated as Series D Preferred Stock; (ii) sixteen million (16,000,000)

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shares are designated as Series AA Preferred Stock; and (iii) forty-two million two hundred twenty-five thousand five hundred seventy-seven (42,225,577) shares are designated as Series AB Preferred Stock. As of April 27, 2016, and without giving effect to the transactions contemplated any of the Transaction Documentation (including this Agreement), the Restated Term Loan, and the Debt Conversion, 20,778,690 shares of Company Common Stock, 63,192 shares of Series D Preferred Stock, 4,488,160 shares of Series AA Preferred Stock and 32,125,577 shares of Series AB Preferred Stock are issued and outstanding, and no other shares of Company Preferred Stock are issued and outstanding, and no shares of Company Stock are held in the treasury of the Company. As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding, options to purchase shares of Company Common Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Options”). As of the date of this Agreement and as of immediately prior to the Effective Time, there are and will be outstanding, warrants to purchase shares of Company Stock as set forth on Section 2.2 of the Company Disclosure Schedule (“Company Warrants”). Section 2.2 of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class of Company Stock held by each stockholder, and (ii) all stock option plans and other stock or equity-related plans of the Company (“Company Equity Plans”) and the number of shares of Company Common Stock remaining available for future awards thereunder. All of the issued and outstanding shares of Company Stock are, and all shares of Company Common Stock that may be issued upon exercise of Company Options or Company Warrants or conversion of convertible debt will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and, effective as of the Effective Time, free of all preemptive rights, and have been or will be issued in accordance with applicable laws, including but not limited to, the Securities Act. Other than the Company Options and Company Warrants and convertible debt listed in Section 2.2 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, securities, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of Company Stock or pursuant to which any outstanding Company Stock is subject to vesting. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Other than as listed in Section 2.2 of the Company Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with applicable securities laws.

2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the Transaction Documentation, and, subject to the adoption of this Agreement and (a) the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Company required by the certificate of incorporation of the Company and under Delaware law and (b) the approvals and waivers set forth in Section 2.3 of the Company Disclosure Schedule (collectively, the “Company Consents”), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this

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Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (c) directed that this Agreement be submitted to the stockholders of the Company for adoption, and (d) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the stockholders of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

2.4 Non-contravention. Subject to the receipt of Company Consents and the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Company of this Agreement or the Transaction Documentation, nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company, as amended to date, (b) require on the part of the Company or any Company Subsidiary any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for such permits, authorizations, consents and approvals for which the Company is obligated to use its Reasonable Best Efforts to obtain pursuant to Section 4.2(a), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound or to which any of their assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation in any contract or instrument set forth in Section 2.4 of the Company Disclosure Schedule, for which the Company is obligated to use its Reasonable Best Efforts to obtain waiver, consent or approval pursuant to Section 4.2(b), (ii) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (iii) any notice, consent or waiver the absence of which would not have a Company Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (d) violate any federal, state, local, municipal, foreign, international, multinational, Governmental Entity or other constitution, law, statute, ordinance, principle of common law, rule, regulation, code, governmental determination, order, writ, injunction, decree, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S., including Tax and U.S. antitrust laws (collectively, “Laws”) applicable to the Company, any Company Subsidiary or any of their properties or assets, except for any violation which would not reasonably be expected to have a Company Material Adverse Effect.

2.5 Subsidiaries.

(a) Section 2.5(a) of the Company Disclosure Schedule sets forth: (i) the name of each Company Subsidiary; (ii) the number and type of outstanding equity securities of each Company Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Company Subsidiary; (iv) the names of the officers and directors of each Company Subsidiary; and (v) the jurisdictions in which each Company Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein; a “Company Subsidiary” is a Subsidiary of the Company and a “Parent Subsidiary” is a Subsidiary of the Parent.

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(b) Each Company Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Company Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Parent complete and accurate copies of the charter, bylaws or other organizational documents of each Company Subsidiary. No Company Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Company Subsidiary (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) are held of record and beneficially by either the Company or any other Company Subsidiary and (iii) are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state or other applicable securities laws), claims, Security Interests (as defined below), options, warrants, rights, contracts, calls, commitments, equities and demands. Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Company Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Company Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Company Subsidiary. To the knowledge of the Company, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Company Subsidiary. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s and similar Security Interests, (ii) Security Interests arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, or (iii) Security Interests on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past practice (including with respect to frequency and amount).

(c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Company Subsidiary.

2.6 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Company, any Company Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

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(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation; and

(d) is not and has not been, and the past and present officers and directors (in their capacities as such) are not and have not been, the subject of, and to the knowledge of the Company, neither the Company nor any of its officers or directors (in their capacities as such) are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws.

2.7 Financial Statements. The Company has provided or made available to the Parent: the audited consolidated balance sheet of the Company (the “Company Balance Sheet”) at December 31, 2015 (the “Company Balance Sheet Date”), and the related consolidated statements of operations and cash flows for the years ended December 31, 2015 and 2014 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such Company Financial Statements in the Parent’s filings with the SEC as required by the Exchange Act, and are consistent in all material respects with the books and records of the Company and the Company Subsidiaries.

2.8 Absence of Certain Changes. Since the Company Balance Sheet Date, and except as set forth in Section 2.8 of the Company Disclosure Schedule, to the knowledge of the Company, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have a Company Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the Ordinary Course of Business and (B) liabilities not required to be reflected in the financial statements of the Company, pursuant to GAAP or to be disclosed in filings made with the SEC, (iii) the Company has not materially altered its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), (v) the Company has not issued any equity securities to any officer, director or Affiliate, except Common Stock issued in the Ordinary Course of Business to existing Company stock option or stock purchase plans or executive and director corporate arrangements as would be disclosed under applicable securities laws at the time this representation is made, (vi) there has not been any change or amendment to, or any waiver of any material right under, any material contract under which the Company or any of its assets are bound or subject, and (vii) except for the issuance of the Company Shares contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company or any of its business, property, operations or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made. For purposes of this Agreement, “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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2.9 Off-Balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Super 8-K (as defined below).

2.10 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Tax” or “Taxes” means all taxes, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all United States of America, state, local or foreign government reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with the Taxes.

(b) The Company and each Company Subsidiary has made and filed (taking into account any valid extensions) all federal and state income and all other Tax Returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company or such Company Subsidiary has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due from the Company or any Company Subsidiary by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(c) To the knowledge of the Company, no examination or audit of any Tax Return of the Company or any Company Subsidiary by any Governmental Entity is currently in progress or threatened or contemplated. Neither the Company nor any Company Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or Company Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes, or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

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2.11 Title. Neither the Company nor any Company Subsidiary owns any real property. Except as set forth on Section 2.11 of the Company Disclosure Schedule, each of the Company and each Company Subsidiary has good and marketable title to all of its personal property and assets, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Company Material Adverse Effect. Except as set forth on Section 2.11 of the Company Disclosure Schedule, with respect to properties and assets it leases, each of the Company and each Company Subsidiary is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Company Material Adverse Effect.

2.12 Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and by the Transaction Documentation, there are no agreements, understandings or proposed transactions between the Company and any of its stockholders, officers, directors, Affiliates or any Affiliate thereof.

(b) Section 2.12 of the Company Disclosure Schedule sets forth all agreements, understandings, instruments or to which the Company is a party or by which it is bound (i) that are material contracts as defined by item 601(b)(1) of Regulation S-K or (ii) the breach or termination of which would have a Material Adverse Effect on the Company (each a “Material Contract” and collectively, the “Material Contracts”). Each Material Contract is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and by general equitable principles. There has not occurred any material breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any person, or any combination thereof, would constitute a material breach, violation or default by the Company under any such contract or, to the knowledge of the Company, by any other person to any such contract. The Company has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

(c) The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock (except as set forth in Section 2.12 of the Company Disclosure Schedule), (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) For the purposes of subsections (b) and (c) above, all liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

2.13 Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries reflected on the Company Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Company Balance Sheet.

2.14 Insurance. The Company has insurance policies of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and each Company Subsidiary. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

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2.15 Litigation. Except as set forth in Section 2.15 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiaries.

2.16 Employees. Neither the Company nor any Company Subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Company Subsidiary is party to any collective bargaining agreement. The Company’s and/or any Company Subsidiaries’ employees are not members of any union, and the Company believes that its and its Subsidiaries’ relationship with their respective employees is good.

2.17 Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing direct or indirect compensation for services rendered, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Company Subsidiary.

(b) Neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

2.18 Environmental Matters.

(a) The Company and each Company Subsidiary has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request, relating to any Environmental Law involving the Company or any Company Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Environmental

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Law” means any national, state, provincial or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(b) To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Company Subsidiary.

(c) The Company and each Company Subsidiary (i) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses except to the extent that the failure to have such permits, licenses or other approvals would not have a Material Adverse Effect, and (ii) are in compliance, in all material respects, with all terms and conditions of any such permit, license or approval.

2.19 Legal Compliance. Each of the Company and the Company Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Company, any Company Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.20 Certain Business Relationships with Affiliates. Except for arm’s length transactions pursuant to which the Company or any Company Subsidiary makes payments in the ordinary course of business upon terms no less favorable than it could obtain from third parties, none of the officers, directors, or employees of the Company or any Company Subsidiary is a party to any transaction with the Company or any Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

2.21 Brokers’ Fees. Other than obligations arising under the Engagement Agreement dated March 17, 2016, among the Company and Wedbush Securities, Inc., Roth Capital Partners, LLC, and Katalyst Securities LLC (the “Placement Agents”), and except as listed in Section 2.21 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

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2.22 Books and Records. The minute books and other similar records of the Company and each Company Subsidiary made available to the Parent contain, in all material respects, complete and accurate records in all material respects of all actions taken at any meetings of the Company’s or such Company Subsidiary’s stockholders, Board of Directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

2.23 Intellectual Property. Section 2.23 of the Company Disclosure Schedule contains a summary list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names owned by, or exclusively licensed to, the Company. The Company and each Company Subsidiary owns, possesses, or has rights to, all Intellectual Property necessary for the conduct of the Company’s and its Subsidiaries’ business as now conducted, except as such failure to own, possess or have such rights would not reasonably be expected to result in a Company Material Adverse Effect, and (ii) there are no unreleased liens or security interests which have been filed, or which the Company has received notice of, against any of the patents owned or licenses to the Company. Furthermore, (A) to the Company’s knowledge, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Company Material Adverse Effect; (B) there is no pending or, to the Company’s knowledge, threatened, action, suit, proceeding or claim by others challenging the Company’s or any of its Subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by the Company and each Company Subsidiary, and to the Company’s knowledge, the Intellectual Property licensed to the Company and each Company Subsidiary, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property, and, to the Company’s knowledge, there are no facts which would form a reasonable basis for any such claim; (D) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any Company Subsidiary infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, neither the Company nor any Company Subsidiary has received any notice of such claim; and (E) to the Company’s knowledge, no employee of the Company or any Company Subsidiary is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or any Company Subsidiary or actions undertaken by the employee while employed with the Company or any Company Subsidiary, except as such violation would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and each Company Subsidiary have disclosed to the U.S. Patent and Trademark Office (“USPTO”) all information known to the Company to be relevant to the patentability of its inventions in accordance with 37 C.F.R. Section 1.56, and (B) neither the Company nor any Company Subsidiary made any misrepresentation or concealed any information from the USPTO in any of the patents or patent applications owned or licensed to the Company, or in connection with the prosecution thereof, in violation of 37 C.F.R. Section 1.56. Except as would not reasonably be expected to have a Company Material Adverse Effect and to the Company’s knowledge, (A) there are no facts that are reasonably likely to provide a basis for a finding that the Company or any Company Subsidiary does not have clear title or valid license or sublicense rights to the patents or patent applications owned or licensed to the Company or other proprietary information rights as being owned by, or licensed or sublicensed to, as the case may be, the Company or any Company Subsidiary, (B) no valid issued U.S. patent is or would be infringed by the activities of the Company or any Company Subsidiary relating to products currently or proposed to be manufactured, used or sold by the Company or any Company Subsidiary and (C) there are no facts with respect to any issued patent owned or licensed to the Company that would cause any claim of any such patent not to be valid and enforceable in accordance with

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applicable regulations. For purposes of this Agreement, “Intellectual Property” means all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology and know-how.

2.24 Permits. To the knowledge of the Company, all authorizations, approvals, clearances, licenses, permits, certificates or exemptions (including, without limitation, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent, and including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) from any Governmental Entity (“Permits”) issued to or held by the Company or any Company Subsidiary are the only material Permits that are required for the Company and the Company Subsidiaries to conduct their respective businesses as presently conducted except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.25 Accountants. Friedman LLP (the “Company Auditor”) is and has been throughout the periods covered by the Company Financial Statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002) and (b) “independent” with respect to the Company within the meaning of Regulation S-X. Except as set forth on Section 2.25 of the Company Disclosure Schedule, the reports of the Company Auditor (or any prior auditor) on the financial statements of the Company for the past two (2) fiscal years and any subsequent interim period did not contain an adverse opinion or a disclaimer of opinion, or were qualified as to uncertainty, audit scope, or accounting principles. During the Company’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Company Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Company Auditor.

2.26 FDA and Related Matters. The Company and each Company Subsidiary holds, and is operating in compliance with, all authorizations, licenses, permits, clearances, registrations, exemptions, consents, certificates and orders of any governmental authority (collectively, “Authorizations”) required under the Health Care Laws (as defined below) for the conduct of its business and all such Authorizations are valid and in full force and effect, except, in each case, such as would not reasonably be expected to have a Company Material Adverse Effect; and neither the Company nor any Company Subsidiary has received notice of any revocation or modification of any such Authorization, or has reason to believe that any such Authorization will not be renewed in the ordinary course, except to the extent that any such revocation, modification, or non-renewal would not be reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any unresolved FDA Form 483, notice of adverse filing, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (“FDA”), or any other federal, state, local, or foreign governmental or regulatory authority, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.). The Company and each Company Subsidiary, and to the Company’s knowledge, each of their respective directors, officers, employees and agents, is and has been in material compliance with applicable health care laws, including, to the extent applicable, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, including without limitation the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the regulations

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promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”). Neither the Company nor any Company Subsidiary has, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated or conducted any such notice or action. Neither the Company nor any Company Subsidiary is a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither the Company, nor any Company Subsidiary nor their officers, directors, employees, agents or contractors has been or is currently excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

2.27 Foreign Corrupt Practices. Neither the Company nor each Company Subsidiary, nor to the Company’s knowledge, any agent or other person acting on behalf of the Company and each Company Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.28 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT

AND THE ACQUISITION SUBSIDIARY

The Parent represents and warrants to the Company that the statements contained in this Article III are, after giving effect to the Split-Off (unless otherwise stated to the contrary), true and correct, except as set forth in the disclosure schedule provided by the Parent to the Company on the date hereof (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III; and to the extent that it is reasonably apparent from the context thereof that such disclosure also applies to any other numbered paragraph contained in this Article III, the disclosures in any numbered paragraph of the Parent Disclosure Schedule shall qualify such other corresponding numbered paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of the Parent” or any phrase of similar import shall be deemed to refer to the actual knowledge of Leisa Swanson.

3.1 Organization, Qualification and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined below). The Parent has all requisite corporate power and authority to

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carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Parent has furnished or made available to the Company complete and accurate copies of its certificate or articles of incorporation and bylaws. Neither the Parent nor the Acquisition Subsidiary is in default under or in violation of any provision of its certificate or articles of incorporation, as amended to date, its bylaws, as amended to date, except where such default or violation would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means a material adverse effect on the assets, business, financial condition, or results of operations of the Parent and its subsidiaries, taken as a whole, provided that in no event shall any effects (whether alone or in combination) resulting from or arising in connection with any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (a) conditions generally affecting the industries in which the Parent or its subsidiaries participate or the U.S. or global economy or capital markets as a whole; (b) any failure by the Parent to meet internal projections or forecasts or revenue or earnings predictions; (c) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger; (d) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any changes (after the date of this Agreement) in GAAP, other applicable accounting rules or applicable Law, or changes or developments in political, regulatory or legislative conditions; or (f) the taking of any action required by this Agreement.

3.2 Capitalization. As of immediately prior to the Effective Time, but prior to giving effect to the issuance of the Merger Shares or the Share Contribution (as defined below), the authorized capital stock of the Parent will consist of 300,000,000 shares of Parent Common Stock, $0.001 par value per share, of which 40,486,000, shares will be issued and outstanding, and 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares will be outstanding. The Parent Common Stock is presently eligible for quotation and trading on the OTCQB market of the OTC Markets Group Inc. (“OTC Markets”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights and have been issued in accordance with applicable laws, including, but not limited to, the Securities Act. Except as expressly contemplated by the Transaction Documentation or as described in Section 3.2 of the Parent Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. Except as expressly contemplated by the Transaction Documentation, there are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. At the Effective Time, after giving effect to the surrender by the Split-Off Purchaser of 40,486,000 shares of Parent Common Stock (the Share Contribution) in connection with the Split-Off and the cancellation thereof, but prior to giving effect to the issuance of the Merger Shares, there will be 1,000,000 shares of Parent Common Stock issued and outstanding.

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3.3 Authorization of Transaction.

(a) The respective boards of directors of the Parent and the Acquisition Subsidiary have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are fair to and in the best interests of the Parent, the Acquisition Subsidiary and their stockholders, respectively, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) with respect to the Acquisition Subsidiary, (i) directed that this Agreement be submitted to the sole stockholder of Acquisition Subsidiary for adoption, and (ii) resolved to recommend the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the sole stockholder of the Acquisition Subsidiary.

(b) Each of the Parent and the Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Parent) the Split-Off Agreement and the General Release Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Parent and the Acquisition Subsidiary of this Agreement and (in the case of the Parent) the Split-Off Agreement and the General Release Agreement and the agreements contemplated hereby and thereby (collectively, the “Transaction Documentation”), and the consummation by the Parent and the Acquisition Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Acquisition Subsidiary, respectively, subject to the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, by the sole stockholder of the Acquisition Subsidiary. Each of the documents included in the Transaction Documentation has been duly and validly executed and delivered by the Parent or the Acquisition Subsidiary, as the case may be, and constitutes a valid and binding obligation of the Parent or the Acquisition Subsidiary, as the case may be, enforceable against them in accordance with its terms, except as such enforceability may be limited under applicable bankruptcy, insolvency and similar laws, rules or regulations affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

3.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware Act, neither the execution and delivery by the Parent or the Acquisition Subsidiary, as the case may be, of this Agreement or the Transaction Documentation, nor the consummation by the Parent or the Acquisition Subsidiary, as the case may be, of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the organizational documents or bylaws of the Parent or the Acquisition Subsidiary, as the case may be, (b) require on the part of the Parent or the Acquisition Subsidiary, as the case may be, any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than required notification to the Financial Industry Regulatory Authority (“FINRA”), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Parent or the Acquisition Subsidiary, as the case may be, is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Security Interest upon any assets of the Parent or the Acquisition Subsidiary or (e) violate any Laws applicable to the Parent or the Acquisition Subsidiary or any of their properties or assets, except for any violation which would not reasonably be expected to have a Parent Material Adverse Effect.

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3.5 Subsidiaries.

(a) The Parent has no Subsidiaries other than the Acquisition Subsidiary and the Split-Off Subsidiary. Each of the Acquisition Subsidiary and the Split-Off Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its organization. The Acquisition Subsidiary was formed solely to effectuate the Merger, the Split-Off Subsidiary was formed solely to effectuate the Split-Off, and neither of them has conducted any business operations since its organization. The Parent has delivered or made available to the Company complete and accurate copies of the charter, bylaws or other organizational documents of the Acquisition Subsidiary and the Split-Off Subsidiary. The Acquisition Subsidiary has no assets other than minimal paid-in capital, has no liabilities or other obligations, and is not in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of the Acquisition Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Acquisition Subsidiary are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent or the Acquisition Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Parent, the Acquisition Subsidiary or the Split-Off Subsidiary (except as contemplated by this Agreement and the Split-Off Agreement). There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Acquisition Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Acquisition Subsidiary.

(b) At all times from May 9, 2014 (inception) through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent.

(c) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

3.6 SEC Reports and Prior Registration Statement Matters. The Parent has furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC, which contained audited balance sheets of the Parent as of December 31, 2015, and the related statements of operation, changes in shareholders’ equity and cash flows for the two years then ended; and (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2015 and March 31, 2016, and (c) all other reports filed by the Parent under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the “Parent Reports”). The Parent Reports constitute all of the documents required to be filed or furnished by the Parent with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Agreement. The Parent Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, including that all agreements that are required to be filed with the SEC have been so filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Parent Reports. As of their respective dates, the Parent Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initialed or threatened by the SEC.

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3.7 Compliance with Laws. Each of the Parent and its Subsidiaries:

(a) and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any Parent Subsidiary or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b) has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, and all prior issuances of its securities have been either registered under the Securities Act or exempt from registration;

(c) has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation;

(d) is not and has not, and the past and present officers, directors and Affiliates of the Parent are not and have not, been the subject of, and to the knowledge of the Parent, neither the Parent nor any of its Affiliates have any reason to believe that the Parent or any of its officers, directors or Affiliates are the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person or alleging a violation of securities laws;

(e) except as set forth in Section 3.7(e) of the Parent Disclosure Schedule, does not and will not on the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, exclusive of professional fees and expenses related to the Merger and Private Placement Offering transactions, including brokers’ fees, and is not a party to any executory agreements;

(f) is not a “blank check company” as such term is defined by Rule 419 of the Securities Act; and

(g) is not currently, and never has been, a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

3.8 Financial Statements. The audited financial statements and unaudited interim financial statements of the Parent included in the Parent Reports (collectively, the “Parent Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present in all material respects the financial condition, results of operations and cash flows of the Parent as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent in all material respects with the books and records of the Parent.

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3.9 Absence of Certain Changes. Since the date of the balance sheet contained in the most recent Parent Report, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Parent Material Adverse Effect and (b) neither the Parent nor the Acquisition Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.6.

3.10 Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Parent or any of its Subsidiaries in the Parent’s or such Subsidiary’s published financial statements or other Parent Reports.

3.11 Tax Matters.

(a) The Parent and each Subsidiary of the Parent has made and filed (taking into account any valid extensions) all federal and state income and all other Tax Returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Parent or any Subsidiary of the Parent has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Parent, there are no unpaid taxes in any material amount claimed to be due from the Parent or any Subsidiary of the Parent by the taxing authority of any jurisdiction, and the officers of the Parent know of no basis for any such claim.

(b) No examination or audit of any Tax Return of the Parent or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the knowledge of the Parent, threatened or contemplated. Neither the Parent nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Parent or its Subsidiaries was required to file any Tax Return that was not filed. Neither the Parent nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

3.12 Title. Neither the Parent nor any Subsidiary of the Parent owns any real property. Except as set forth on Section 3.12 of the Parent Disclosure Schedule, each of the Parent and each Parent Subsidiary has good and marketable title to all of its personal property and assets, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Parent Material Adverse Effect. Except as set forth on Section 3.12 of the Parent Disclosure Schedule, with respect to properties and assets it leases, each of the Parent and each Parent Subsidiary is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Parent Material Adverse Effect.

3.13 Accounts Receivable. All accounts receivable of the Parent and its Subsidiaries reflected on the Parent Reports are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the balance sheet contained in the most recent Parent Report.

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3.14 Insurance. The Parent has insurance policies of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Parent and each Subsidiary of the Parent. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

3.15 Litigation. Except as disclosed in Section 3.15 of the Parent Disclosure Schedule, as of the date of this Agreement, there is no Action now pending or, to the knowledge of the Parent, threatened, against or affecting the Parent or any Subsidiary of the Parent.

3.16 Employees.

(a) The Parent and Parent Subsidiaries have no employees.

(b) Neither the Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Parent has no knowledge of any organizational effort made or threatened, either currently or since the date of organization of the Parent, by or on behalf of any labor union with respect to employees of the Parent or any of its Subsidiaries.

3.17 Employee Benefits. Neither the Parent nor any of its Subsidiaries or ERISA Affiliates maintains, sponsors or contributes to or in the past has maintained, sponsored or contributed to any Employee Benefit Plan or multiemployer plan (as defined in Section 4001(a)(3) of ERISA).

3.18 Environmental Matters.

(a) The Parent and each Subsidiary of the Parent has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There is no pending or, to the knowledge of the Parent, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request, relating to any Environmental Law involving the Parent or any Subsidiary of the Parent, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) To the knowledge of the Parent, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Parent or any Subsidiary of the Parent.

(c) The Parent and each Subsidiary of the Parent (i) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses except to the extent that the failure to have such permits, licenses or other approvals would not have a Parent Material Adverse Effect, and (ii) are in compliance, in all material respects, with all terms and conditions of any such permit, license or approval.

3.19 Legal Compliance. Each of the Parent and the Subsidiaries of the Parent, and the conduct and operations of their respective businesses, are in compliance with each Law applicable to the Parent, any Subsidiary of the Parent or any of their properties or assets, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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3.20 Certain Business Relationships with Affiliates. Except for arm’s length transactions pursuant to which the Parent or any Subsidiary of the Parent makes payments in the ordinary course of business upon terms no less favorable than it could obtain from third parties, none of the officers, directors, or employees of the Parent or any Subsidiary of the Parent is a party to any transaction with the Parent or any Subsidiary of the Parent (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.21 Tax-Free Reorganization.

(a) The Parent (i) is not an “investment company” as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (ii) has no present plan or intention to liquidate the Surviving Corporation or to merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which the Parent will acquire in the Merger, or to cause the Surviving Corporation to sell or otherwise dispose of its assets, all except in the ordinary course of business or if such liquidation, merger or disposition is described in Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(d)(4) or Section 1.368-2(k); and (iii) has no present plan or intention, following the Merger, to issue any additional shares of stock of the Surviving Corporation or to create any new class of stock of the Surviving Corporation.

(b) The Acquisition Subsidiary is a wholly owned subsidiary of the Parent, formed solely for the purpose of engaging in the Merger, and will carry on no business prior to the Merger.

(c) Immediately prior to the Merger, the Parent will be in control of Acquisition Subsidiary within the meaning of Section 368(c) of the Code.

(d) Immediately following the Merger, the Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by the Company immediately prior to the Merger (for purposes of this representation, amounts used by the Company to pay reorganization expenses, if any, will be included as assets of the Company held immediately prior to the Merger).

(e) The Parent has no present plan or intention to reacquire any of the Merger Shares.

(f) The Acquisition Subsidiary will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation any assets subject to liabilities in the Merger.

(g) Following the Merger, the Surviving Corporation will continue the Company’s historic business or use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h) Each of the Split-Off Agreement and the General Release Agreement will constitute a legally binding obligation among the Parent, the Split-Off Subsidiary and the Split-Off Purchaser prior to the Effective Time; immediately following consummation of the Merger, the Parent will distribute the stock of the Split-Off Subsidiary to the Split-Off Purchaser in cancellation of the Purchase Price Securities (as such term is defined in the Split-Off Agreement); no property other than the

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capital stock of Split-Off Subsidiary will be distributed by the Parent to the Split-Off Purchaser in connection with or following the Merger; upon execution and delivery of the Split-Off Agreement and the General Release Agreement, the Split-Off Purchaser will have no right to sell or transfer the Purchase Price Securities to any person without the Parent’s prior written consent, and the Parent will not consent (nor will it permit others to consent) to any such sale or transfer; upon execution of the Split-Off Agreement and the General Release Agreement, there will be no other plan, arrangement, agreement, contract, intention or understanding, whether written or verbal and whether or not enforceable in law or equity, that would permit the Split-Off Purchaser to vote the Purchase Price Securities or receive any property or other distributions from the Parent with respect to the Purchase Price Securities other than the capital stock of the Split-Off Subsidiary.

3.22 Active Business Operations. Until immediately prior to the Effective Time, the Parent has conducted active business operations, including but not limited to, conducting sales and marketing for its products and operating its website.

3.23 Split-Off. Immediately after the Effective Time, the Parent will discontinue all of its business operations which it conducted prior to the Effective Time by closing the transactions contemplated by the Split-Off Agreement and the General Release Agreement. Upon the closing of the transactions contemplated by the Split-Off Agreement and the General Release Agreement, the Parent will have no liabilities, contingent or otherwise, in any way related to its pre-Effective Time business operations or to the Split-Off Subsidiary.

3.24 Brokers’ Fees. Except as set forth on Section 3.24 of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.25 Interested Party Transactions. Except for the Split-Off Agreement and the General Release Agreement, to the knowledge of the Parent, no officer, director or stockholder of the Parent or any “affiliate” (as such term is defined in Rule 12b-2 under the Exchange Act) or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such person currently has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or any of its Subsidiaries or (ii) purchases from or sells or furnishes to the Parent or any of its Subsidiaries any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it may be bound or affected. Neither the Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Parent or any of its Subsidiaries.

3.26 Foreign Corrupt Practices. Neither the Parent nor the Acquisition Subsidiary, nor to the Parent’s knowledge, any agent or other person acting on behalf of the Parent and the Acquisition Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Parent is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

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3.27 Accountants. B F Borgers CPA PC (the “Parent Auditor”) is and has been throughout the periods covered by the financial statements of the Parent for the most recently completed fiscal year and through the date hereof (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) “independent” with respect to the Parent within the meaning of Regulation S-X and (c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.27 of the Parent Disclosure Schedule lists all non-audit services performed by Parent Auditor for the Parent and/or any of its Subsidiaries. Except as set forth on Section 3.27 of the Parent Disclosure Schedule, the report of the Parent Auditor on the financial statements of the Parent for the past fiscal year did not contain an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles, although it did express uncertainty as to the Parent’s ability to continue as a going concern. During the Parent’s most recent fiscal year and the subsequent interim periods, there were no disagreements with the Parent Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. None of the reportable events listed in Item 304(a)(1)(iv) or (v) of Regulation S-K occurred with respect to the Parent Auditor.

3.28 Minute Books. The minute books and other similar records of the Parent and each of its Subsidiaries contain, in all material respects, complete and accurate records of all actions taken at any meetings of directors (or committees thereof) and stockholders or actions by written consent in lieu of the holding of any such meetings since the time of organization of each such corporation through the date of this Agreement. The Parent has provided true and complete copies of all such minute books and other similar records to the Company’s representatives.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its reasonable best efforts, to the extent commercially reasonable in light of the circumstances (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Company Disclosure Schedule.

4.3 Super 8-K. Promptly after the execution of this Agreement, the Parties shall complete a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby (including the “Form 10 information” required by Items 2.01(f) and 5.01(a)(8) of Form 8-K and the financial statements required thereby) (the “Super 8-K”). Each of the Company and the Parent shall cause the Super 8-K to be filed with the SEC within four (4) Business Days of the execution of this Agreement and to otherwise comply with all requirements of applicable federal and state securities laws.

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4.4 Operation of Company Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) conduct its operations in the Ordinary Course of Business and subject to and in compliance with that certain Amendment No. 6 to Limited Forbearance Agreement, dated April 30, 2016, by and among the Company and the other parties thereto.

4.5 Access to Company Information.

(a) During the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Company Subsidiary to) permit representatives of the Parent to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Company Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Company Subsidiary.

(b) The Parent and each of its Subsidiaries (i) shall treat and hold as confidential any Company Confidential Information (as defined below), (ii) shall not use any of the Company Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Company Confidential Information” means any information of the Company or any Company Subsidiary that is furnished to the Parent or any of its Subsidiaries by the Company or any Company Subsidiary in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Parent, any of its Subsidiaries or their respective directors, officers, or employees, (C) which the Parent or any of its Subsidiaries knew or to which the Parent or any of its Subsidiaries had access prior to disclosure, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company or any Company Subsidiary, or (D) which the Parent or any of its Subsidiaries rightfully obtains from a source other than the Company or a Company Subsidiary, provided that the source of such information is not known by the Parent or any of its Subsidiaries to be bound by a confidentiality obligation to the Company or any Company Subsidiary.

4.6 Operation of Parent Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Parent shall (and shall cause each of its Subsidiaries to) conduct its operations in the Ordinary Course of Business.

4.7 Access to Parent Information.

(a) The Parent shall (and shall cause the Acquisition Subsidiary to) permit representatives of the Company to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Parent and the Acquisition Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel of or pertaining to the Parent, the Acquisition Subsidiary and the Split-Off Subsidiary.

(b) Each of the Company and any Company Subsidiary (i) shall treat and hold as confidential any Parent Confidential Information (as defined below), (ii) shall not use any of the Parent

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Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Parent all tangible embodiments (and all copies) thereof which are in its possession. For purposes of this Agreement, “Parent Confidential Information” means any information of the Parent or any Parent Subsidiary that is furnished to the Company or any Company Subsidiary by the Parent or its Subsidiaries in connection with this Agreement; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly other than as a result of non-permitted disclosure by the Company, any Company Subsidiary or their respective directors, officers, or employees, (B) which, after disclosure, becomes available publicly through no fault of the Company or any Company Subsidiary or their respective directors, officers, or employees, (C) which the Company or any Company Subsidiary knew or to which the Company or Company Subsidiary had access prior to disclosure, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent or (D) which the Company or any Company Subsidiary rightfully obtains from a source other than the Parent or a Subsidiary of the Parent, provided that the source of such information is not known by the Company or any Company Subsidiary to be bound by a confidentiality obligation to the Parent or any Subsidiary of the Parent.

4.8 Expenses. The costs and expenses of the Parent and the Company (including legal fees and expenses of the Parent and the Company) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided, that in the event that the Merger and Private Placement Offering are consummated, such costs and expenses shall be payable at Closing from the proceeds of the Private Placement Offering.

4.9 Indemnification.

(a) The Parent shall not, and shall cause the Surviving Corporation not to, after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or bylaws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

(b) From and after the Effective Time, the Parent agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Closing Date were directors or officers of the Company (the “Indemnified Executives”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and the Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under Delaware law, provided the Indemnified Executive to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Executive is not entitled to indemnification).

(c) The provisions of this Section 4.9 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Executive, and nothing in this Agreement shall affect any indemnification rights that any such Indemnified Executive may have under the certificate of incorporation or bylaws of the Company or any Company Subsidiary or any contract or instrument or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Executive without the consent of such Indemnified Executive.

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4.10 Quotation of Merger Shares. The Parent shall take whatever steps are necessary to cause the Merger Shares, and any shares of Parent Common Stock that may be issued pursuant to Sections 1.5 and 1.10 to be eligible for quotation on the OTC Markets.

4.11 Name and Fiscal Year Change; Reincorporation. The Parent shall take all necessary steps to enable it to change its corporate name to such name as is agreeable to the Company as of the Effective Time, if the Parent has not already done so prior to the Effective Time. The Parent shall change its fiscal year end to December 31 on or promptly after the Effective Time, if the Parent’s fiscal year end is not December 31 as of immediately prior to the Effective Time.

4.12 Split-Off. The Parent shall take, and shall cause the Acquisition Subsidiary to take, whatever steps are necessary to enable it to effect the Split-Off pursuant to the terms of the Split-Off Agreement immediately prior to the Effective Time.

4.13 Parent Board; Amendment of Charter Documents. The Parent shall take such actions as are necessary, if the Parent has not already done so prior to the Effective Time, (a) to authorize the Parent’s Board of Directors to consist of at least five (5) but no more than seven (7) members, with the Board of Directors of the Parent able to fill any vacancy, and (b) to amend its certificate of incorporation and bylaws in a manner satisfactory to the Company.

4.14 Parent Equity Plan. Prior to or as of the Effective Time, the Board of Directors and shareholders of Parent shall adopt the equity incentive plan attached hereto as Exhibit H (the “Parent Equity Plan”) reserving for issuance 3,000,000 shares of Parent Common Stock for equity awards to be made thereunder.

4.15 Information Provided to Stockholders. The Company shall prepare, with the cooperation of the Parent, information to be sent to the holders of shares of Company Stock in connection with soliciting their approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and a substantially complete draft of the Super 8-K), and the Parent shall prepare, with the cooperation of the Company, information to be sent to the holders of shares of Parent Common Stock in connection with soliciting their approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger. The Parent and the Company shall each use Reasonable Best Efforts to cause information provided to such party’s stockholders to comply with applicable federal and state securities laws requirements. Each of the Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the information sent, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the information to be sent to the stockholders of each Party. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information sent in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Law. The information sent by the Company shall contain the recommendation of the Board of Directors of the Company that the holders of shares of Company Stock approve the adoption of this Agreement, including, without limitation, the Merger. The information sent by the Parent shall contain the recommendation of the Board of Directors of the Parent that the holders of shares of Parent Common Stock approve the adoption of this Agreement and the transactions contemplated hereby, including,

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without limitation, the Merger. Anything to the contrary contained herein notwithstanding, neither the Company nor the Parent shall include in the information sent to its stockholders any information with respect to the other party or its affiliates or associates, the form and content of which information shall not have been approved by such party in its reasonable discretion prior to such inclusion. To the extent required by the Delaware Act, the Company shall, promptly following the Company’s receipt of the Requisite Stockholder Approval (as defined below), deliver to any Company stockholder who has not executed the Written Stockholder Consent (as defined below) (i) a notice of the taking of the actions described in the Written Stockholder Consent in accordance with Section 228(e) of the DGCL and (ii) a notice of appraisal rights in accordance with Section 262 of the Delaware Act.

4.16 Cancellation of Share Contribution. The Parent shall cause its transfer agent to cancel the shares of Parent Common Stock included in the Share Contribution promptly following the Effective Time.

ARTICLE V

CONDITIONS TO CONSUMMATION OF MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company shall have obtained (and shall have provided a copy thereof to the Parent) the written consent (the “Written Stockholder Consent”) of Company stockholders holding shares of Company Stock representing at least a majority of the voting power of the outstanding shares of (i) the Company Common Stock and the Company Preferred Stock, voting together as a single class, and in the case of the Company Preferred Stock, on an as-converted to Company Common Stock basis, (ii) the Company Preferred Stock, voting as a single class on an as-converted to Company Common Stock basis, entitled to vote hereon, and (iii) the Company Common Stock, voting as a single class, entitled to vote hereon (the “Requisite Stockholder Approval”), approving this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the execution, delivery, adoption and performance by the Company of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the other Transaction Documentation to which the Company is a party, in form and substance reasonably satisfactory to the Parent;

(b) the Parent, Split-Off Subsidiary and the Split-Off Purchaser shall have executed and delivered the Split-Off Agreement and a General Release Agreement, and all other documents anticipated by such agreements, and the Split-Off shall be effective immediately prior to the Effective Time;

(c) the Split-Off Purchaser shall have surrendered to the Parent the certificates for Parent Common Stock representing the Share Contribution, duly endorsed to the Parent or in blank, with Medallion Signature Guaranteed stock powers;

(d) the Parent shall have delivered to the Split-Off Purchaser certificates representing the Shares (as defined in the Split-Off Agreement) of stock of Split-Off Subsidiary deliverable to the Split-Off Purchaser under the Split-Off Agreement, duly registered in the name of the Split-Off Purchaser or as directed by the Split-Off Purchaser;

(e) Leisa Swanson shall have resigned as a director, officer and employee from the Parent, effective upon the Effective Time;

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(f) John Timberlake, as Chief Executive Officer, and such other employees as are designated by the Company shall have entered into employment agreements with the Parent mutually satisfactory to the Company, the Parent and to the respective employees; and

(g) the Company’s debt conversion and restructuring as described in Exhibit I shall have been effective (the “Debt Conversion”);

(h) the closing of at least the Minimum Amount of the Private Placement Offering shall have occurred, or shall occur simultaneously with the Closing, on the terms and conditions set forth in the Subscription Agreement; and

(i) each of the individuals set forth on Exhibit J to this Agreement shall have executed and delivered to the Parent an agreement substantially in the form of Exhibit K attached hereto (the “Lock-Up and No-Shorting Agreements”).

5.2 Conditions to Obligations of the Parent and the Acquisition Subsidiary. The obligation of each of the Parent and the Acquisition Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Parent) of the following additional conditions:

(a) the Company and the Company Subsidiaries shall have obtained (and shall have provided copies thereof to the Parent) all other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company or any Company Subsidiary, except such waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(b) the representations and warranties of the Company set forth in this Agreement (when read without regard to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) no Action, before any Governmental Entity or before any arbitrator shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Company shall have delivered to the Parent and the Acquisition Subsidiary a copy of the Written Stockholder Consent together with a certification from each Company

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stockholder that executed such consent that such person is either an “accredited investor” or not a “U.S. Person” as such terms are defined in Regulation D and Regulation S, respectively, under the Securities Act;

(f) the Company shall have delivered to the Parent and the Acquisition Subsidiary a certificate to the effect that each of the conditions specified in Section 5.1(a) and clauses (a) through (d) (insofar as clause (d) relates to Actions involving the Company or a Company Subsidiary) of this Section 5.2 is satisfied in all respects; and

(g) the Company shall have delivered to the Parent audited and interim unaudited financial statements of the Company pro forma in respect of the Merger, compliant with applicable SEC regulations for inclusion under Item 2.01 (f) and/or 5.01(a)(8) of Form 8-K, in substantially final form.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Parent shall have obtained (and shall have provided copies thereof to the Company) the written consents of (i) the sole stockholder of Acquisition Subsidiary, (ii) all of the members of the Board of Directors of Split-Off Subsidiary, (iii) the sole stockholder of Split-Off Subsidiary, and (iv) holders of more than 50% of the Parent Common Stock outstanding immediately prior to the Effective Time, in each case, approving the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger and approving the execution, delivery and performance by the each such entity of this Agreement and/or the other Transaction Documentation to which each such entity a party, in form and substance reasonably satisfactory to the Company;

(b) the Parent shall have obtained (and shall have provided copies thereof to the Company) all of the other waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Parent or any of its Subsidiaries, except for waivers, permits, consents, approvals or other authorizations the failure of which to obtain or effect does not, individually or in the aggregate, have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(c) the representations and warranties of the Parent set forth in this Agreement (when read without regard to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representations and warranties that, individually or in the aggregate, do not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(d) each of the Parent and the Acquisition Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except for such non-performance or non-compliance as does not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

(e) Parent shall have delivered to the Company the duly executed written resignation of Leisa Swanson as a director, officer and employee of the Parent, effective upon the Effective Time;

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(f) all debts, adverse claims, liabilities, judgments and obligations, including tax obligations, of the Parent and the Acquisition Subsidiary, whether accrued, contingent or otherwise and whether known or unknown, including those that may arise after the Closing but were incurred prior to the Closing Date, and excluding in all cases the obligations of the Parent under this Agreement and the other Transaction Documents, have been discharged or waived by the Parent or the Acquisition Subsidiary prior to the Closing Date;

(g) no Action shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(h) the Board of Directors of the Parent shall have adopted, and the stockholders of the Parent shall have approved, the Parent Equity Plan;

(i) neither the Company nor the Parent has determined in good faith that the Parent is a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act);

(j) the Parent shall have delivered to the Company a certificate (the “Parent Certificate”) to the effect that each of the conditions specified in clauses (a) through (i) (insofar as clause (g) relates to Actions involving the Parent or the Acquisition Subsidiary and clause (i) relates to the determination of the Parent) of this Section 5.3 is satisfied in all respects;

(k) the Company shall have received an official stockholder list from Parent’s transfer agent and registrar showing that as of immediately prior to the Effective Time there are 1,000,000 shares of Parent Common Stock issued and outstanding (without giving effect to the cancellation of 40,486,000 shares of Parent Common Stock in connection with the Share Contribution); and

(l) the Parent shall have delivered to the Company (i) evidence that the Parent’s Board of Directors is authorized to consist of at least five (5) but no more than seven (7) individuals, with the Board able to fill any vacancy, (ii) evidence of the resignations of all individuals who served as directors and/or officers of the Parent immediately prior to the Effective Time, which resignations shall be effective as of the Effective Time, (iii) evidence of the appointment of the following persons to serve as directors immediately following the Effective Time: John Timberlake, Luke Düster, Nathan D. Hukill, Cameron Hui, Rodney D. Altman and Peter Devlin, with one seat left vacant, and (iv) evidence of the appointment of such executive officers of the Parent to serve immediately following the Effective Time as shall have been designated by the Company, including John Timberlake as Chief Executive Officer.

ARTICLE VI

TAX MATTERS

6.1 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Parent shall be terminated as of the Closing Date. After such date, neither the Parent nor any Parent Subsidiary shall have any further rights or liabilities thereunder.

6.2 Cooperation and Exchange of Information. The Company and the Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company or the Parent. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying

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schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or the Parent for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other Parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or the Parent for any taxable period beginning before the Closing Date, the Company or Parent (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

Acquisition Subsidiary	Introduction
Action	2.15
Affiliate	2.8
Agreement	Introduction
Authorizations	2.26
Business Day	1.2
Certificate of Merger	1.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Introduction
Company Auditor	2.25
Company Balance Sheet	2.7
Company Balance Sheet Date	2.7
Company Common Stock	1.5(a)
Company Confidential Information	4.5(b)
Company Consents	2.3
Company Disclosure Schedule	Article II
Company Equity Plan(s)	2.2
Company Financial Statements	2.7
Company Material Adverse Effect	2.1
Company Options	2.2
Company Preferred Stock	1.5(d)
Company Stock	1.5(a)
Company Stock Certificate(s)	1.6(a)
Company Subsidiary	2.5(a)
Company Warrants	2.2
Contemplated Transactions	8.4
control	2.8
Debt Conversion	5.1(g)
Defaulting Party	8.7

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Defined Term	Section

Delaware Act	1.1
Dissenting Shares	1.7(a)
Effective Time	1.1
Employee Benefit Plan	2.17(a)(i)
Environmental Law	2.18(a)
ERISA	2.17(a)(ii)
ERISA Affiliate	2.17(a)(iii)
Exchange Act	3.7(g)
Exchange Agent	1.6(b)
FDA	2.26
FINRA	3.4
GAAP	2.7
General Release Agreement	Recitals
Governmental Entity	2.4
Health Care Laws	2.26
Indemnified Executives	4.9(b)
Intellectual Property	2.23
Laws	2.4
Letter of Transmittal	1.6(c)
Lock-Up and No Shorting Agreements	5.1(i)
Material Contract(s)	2.12(b)
Merger	Recitals
Merger Shares	1.5(b)
Minimum Amount	Recitals
Ordinary Course of Business	2.5(b)
OTC Markets	3.2
Parent	Introduction
Parent Auditor	3.27
Parent Certificate	5.3(j)
Parent Common Stock	Recitals
Parent Confidential Information	4.7(b)
Parent Disclosure Schedule	Article III
Parent Equity Plan	4.14
Parent Financial Statements	3.8
Parent Material Adverse Effect	3.1
Parent Reports	3.6
Parent Subsidiary	2.5(a)
Party	Introduction
Permits	2.24
Person	1.6(d)
Placement Agent	2.21
Private Placement Offering	Recitals
Purchase Price	Recitals
Reasonable Best Efforts	4.1
Requisite Stockholder Approval	5.1(a)
Restated Term Loan	Recitals
SEC	1.15
Securities Act	1.15
Security Interest	2.5(b)

37

Defined Term	Section

Series AA Preferred Stock	1.5(c)
Series AB Preferred Stock	1.5(b)
Series D Preferred Stock	1.5(d)
Share Contribution	1.3(d)
Split-Off	Recitals
Split-Off Agreement	Recitals
Split-Off Purchaser	Recitals
Split-Off Subsidiary	Recitals
Subscription Agreement	Recitals
Subsidiary	2.5(a)
Super 8-K	4.3
Surviving Corporation	1.1
Surviving Corporation Bylaws	1.12(b)
Surviving Corporation Charter	1.12(a)
Tax Returns	2.10
Taxes	2.10
To the knowledge of the Company	ARTICLE II
To the knowledge of the Parent	ARTICLE III
Transaction Documentation	3.3(b)
USPTO	2.23
Written Stockholder Consent	5.1(a)

ARTICLE VIII

TERMINATION

8.1 Termination in General. This Agreement may be terminated and the transactions contemplated hereby, including the Merger, may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the Requisite Stockholder Approval or by the sole stockholder of the Acquisition Subsidiary, to the fullest extent permitted by law, if authorized by the board of directors of the Company or the Acquisition Subsidiary as provided in Sections 8.2, 8.3,8.4 and 8.5.

8.2 Termination by Mutual Agreement. This Agreement may be terminated at any time by mutual consent of the Parties, provided that such consent to terminate is in writing and is signed by each of the Parties.

8.3 Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by May 20, 2016; provided, that the right to terminate this Agreement pursuant to this Section 8.3 shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time.

8.4 Termination by Operation of Law. This Agreement may be terminated by any Party hereto if there shall be any statute, rule or regulation issued by a Governmental Entity of competent jurisdiction that renders consummation of the transactions contemplated by this Agreement (the “Contemplated Transactions”) illegal or otherwise prohibited, or a court of competent jurisdiction or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling, or has taken any other action restraining, enjoining or otherwise prohibiting the consummation of such transactions and such order, decree, ruling or other action shall have become final and non-appealable.

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8.5 Termination for Failure to Perform Covenants or Conditions. This Agreement may be terminated prior to the Effective Time:

(a) by the Parent and the Acquisition Subsidiary if the Company shall have breached or failed to observe or perform in any material respect any of its covenants or obligations under this Agreement or if any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that any condition set forth in Section 5.2 would not be satisfied; provided, that such breach is not cured within ten (10) days of written notice of such breach from Parent (to the extent such breach is curable); provided, further, that Parent and Acquisition Subsidiary may not exercise the right in this Section 8.5(a) if either of them are then in breach in any material respect of this Agreement; or

(b) by the Company if the Parent or the Acquisition Subsidiary shall have breached or failed to observe or perform in any material respect any of their respective covenants or obligations under this Agreement or if any representation or warrant of the Parent or the Acquisition Subsidiary contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in each case, such that any condition set forth in Section 5.3 would not be satisfied; provided, that such breach is not cured within ten (10) days of written notice of such breach from the Company (to the extent such breach is curable); provided, further, that the Company may not exercise the right in this Section 8.5(b) if it is then in breach in any material respect of this Agreement;.

8.6 Effect of Termination or Default; Remedies. In the event of termination of this Agreement as set forth above, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, provided that the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any term or provision of this Agreement.

8.7 Remedies; Specific Performance. The rights and remedies of the Parties shall be cumulative (and not alternative). The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties (on behalf of themselves and the third party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

ARTICLE IX

MISCELLANEOUS

9.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

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9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares is intended for the benefit of the Company stockholders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the Indemnified Executives and their successors and assigns.

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior or (other than as set forth in the Transaction Documentation) contemporaneous understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

9.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures delivered by fax and/or e-mail/.pdf transmission shall be sufficient and binding as if they were originals and such delivery shall constitute valid delivery of this Agreement.

9.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company or the Company Stockholders: Valeritas, Inc 750 Route 202 South, Suite 600 Bridgewater, New Jersey 08807 Attn: John Timberlake, CEO Facsimile: (908) 927-9927

Copy to (which copy shall not constitute

notice hereunder):

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540-6241

Main: (609) 919-6604

Attn: Steven M. Cohen

Facsimile: (609) 919-6701

If to the Parent or the Acquisition Subsidiary (prior to the Closing): Leisa Swanson 1370 Sawleaf Court San Luis Obispo, CA 93401	Copy to (which copy shall not constitute notice hereunder): CKR Law LLP 1330 Avenue of the Americas New York, New York 10019 Attn: Barrett S. DiPaolo Facsimile: (212) 259-8200

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary

40

mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

9.9 Amendments and Waivers. This Agreement may only be amended, whether before or after approval of the adoption of this Agreement by the Company stockholders or by the sole stockholder of Acquisition Subsidiary, by an agreement in writing signed by the Parent, Acquisition Subsidiary and Company at any time prior to the Effective Time; provided, however, that after the approval of the adoption of this Agreement by the Company stockholders or by the sole stockholder of Acquisition Subsidiary, there shall be no amendment that, pursuant to applicable Law, requires further approval or authorization of the Company stockholders or the sole stockholder of Acquisition Subsidiary, without the receipt of such further approval or authorization. Any failure of the Parent or Acquisition Subsidiary, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by the Parent or Acquisition Subsidiary) or by the Parent or Acquisition Subsidiary (with respect to any failure by the Company), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.11 Submission to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

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9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.13 Survival. None of the representations or warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time.

9.14 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger and Reorganization as of the date first above written.

PARENT:
VALERITAS HOLDINGS, INC.

By:	/s/ Leisa Swanson
Name:	Leisa Swanson
Title:	President

ACQUISITION SUBSIDIARY:
VALERITAS ACQUISITION CORP.

By:	/s/ Leisa Swanson
Name:	Leisa Swanson
Title:	President

COMPANY:
VALERITAS, INC.

By:	/s/ John Timberlake
Name:	John Timberlake
Title:	Chief Executive Officer

[Signature Page to the Merger Agreement]

Exhibit A

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) has been executed by the purchaser set forth on the signature page hereof (the “Purchaser”) in connection with the private placement offering (the “Offering”) by Valeritas Holdings, Inc. (f/k/a Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Company”), of a minimum of $25,000,000 (the “Minimum Offering”) and a maximum of $40,000,000 (the “Maximum Offering”) of shares (the “Shares”) of the Company’s common stock, par value $[0.001] per share (“Common Stock”), issued, at a purchase price of $5.00 per Share (the “Purchase Price”), plus up to an additional $10,000,000 of Shares at the Purchase Price to cover over-subscriptions (the “Over-Subscription Option”). This subscription is being submitted to you in accordance with and subject to the terms and conditions described in this Agreement, the Confidential and Non-Binding Summary Term Sheet of the Company dated April 18, 2016, relating to the Offering (as the same may be amended or supplemented, the “Term Sheet”), and any other Disclosure Materials (as defined below). The minimum subscription is $50,000 (10,000 Shares). The Company may accept subscriptions for less than $50,000 in its sole discretion.

The Shares being subscribed for pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is being made on a reasonable best efforts basis to “accredited investors,” as defined in Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D.

The Shares are being offered and sold in connection with a reverse triangular merger (the “Merger”) between a wholly-owned subsidiary of the Company and Valeritas, Inc., a Delaware corporation (“Valeritas”), and certain other transactions, on the terms and conditions described in the Term Sheet, pursuant to which Valeritas will become a wholly-owned subsidiary of the Company, and all of the outstanding capital stock of Valeritas will be cancelled in exchange for shares of the Company’s Common Stock (“Merger Shares”), and the outstanding Valeritas stock options and warrants will be assumed and converted into the right to receive Common Stock of the Company at the same ratio at which shares of outstanding Valeritas capital stock are exchanged, as further described in the Term Sheet.

Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, substantially in the form attached as Exhibit A hereto (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agrees to provide certain registration rights with respect to the Shares, the shares of Common Stock underlying the Placement Agent Warrants (as such term is defined below) (the “Underlying Shares”), shares of Common Stock held by certain pre-Merger stockholders and Merger Shares, under the Securities Act and the rules and regulations promulgated thereunder and applicable state securities laws.

Each closing of the Offering (a “Closing,” and the date on which such Closing occurs hereinafter referred to as the “Closing Date”) shall take place at the offices of CKR Law LLP, at 1330 Avenue of the Americas, New York, New York 10019 (or such other place as is mutually agreed to by the Company and the Placement Agents (as defined below)). The closing of the Merger and at least the Minimum Offering is anticipated on or before April 29, 2016 (the “Initial Closing Date”). If the Initial Closing Date occurs on or before April 29, 2016, stockholders of Valeritas prior to the Merger (the “Pre-Merger

Stockholders”) shall purchase a minimum aggregate amount of $20,000,000 of the Offering. If the Initial Closing Date occurs after April 29, 2016, the Pre-Merger Stockholders shall purchase a minimum aggregate amount of $15,000,000 of the Offering; provided, however, that the Pre-Merger Stockholders shall purchase a sufficient amount of the Over-Subscription Option so that the Pre-Merger Stockholders shall have purchased a minimum aggregate amount of $20,000,000 of the Maximum Offering, if applicable.

Any subsequent closing in connection with the Offering will occur, in the Company’s sole discretion, and without notice to any Purchaser, past, current or prospective, within thirty (30) days of the Initial Closing Date, including the closing of the Over-Subscription Option, if exercised in whole or in part (each, a “Subsequent Closing”).

The Initial Closing will not occur unless:

a.	funds deposited in escrow as described in Section 2b below equal at least the Minimum Offering, and corresponding documentation with respect to such amounts has been delivered by Purchasers as described in Section 2a below;

b.	the Merger and the related split-off transaction shall have been effected or is simultaneously effected;

c.	Valeritas’ debt conversion and restructuring as described in Schedule 4c shall have been completed; and

d.	the other conditions set forth in Sections 7 and 8 shall have been satisfied.

The Term Sheet and any supplement or amendment thereto, and any disclosure schedule or other information document, delivered to the Purchaser prior to Purchaser’s execution of this Agreement, and any such document delivered to the Purchaser after Purchaser’s execution of this Agreement and prior to the Closing of the Purchaser’s subscription hereunder (including, without limitation, a substantially complete draft of the Current Report on Form 8-K describing the Merger, the Offering and the related transactions, including “Form 10 information” (as defined in Rule 144(i)(3) under the Securities Act), to be filed by the Company with the SEC within four (4) Business Days after the closing of the Merger and the Initial Closing of the Offering (the “Super 8-K”), are collectively referred to as the “Disclosure Materials.” For purposes of this Agreement, “Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

Subscription. The undersigned Purchaser hereby subscribes to purchase the number of Shares set forth on the Omnibus Signature Page attached hereto, for the aggregate Purchase Price as set forth on such Omnibus Signature Page, subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein.

1.	Subscription Procedure. To complete a subscription for the Shares, the Purchaser must fully comply with the subscription procedure provided in paragraphs a. through c. of this Section on or before the Closing Date.

a.

Subscription Documents. On or before the Closing Date, the Purchaser shall review, complete and execute the Omnibus Signature Page to this Agreement and the Registration Rights Agreement, Investor Profile, Anti-Money Laundering Form and Investor Certification, attached hereto following the Omnibus Signature Page (collectively, the “Subscription Documents”), and deliver the Subscription Documents to CKR Law LLP (“CKR”), at the

address set forth under the caption “How to subscribe for Shares in the private offering of Valeritas Holdings, Inc.” attached hereto as Annex A. Executed documents may be delivered to CKR by facsimile or .pdf sent by electronic mail (e-mail), if the Purchaser delivers the original copies of the documents to CKR as soon as practicable thereafter.

b.	Purchase Price. Simultaneously with the delivery of the Subscription Documents to CKR as provided herein, and in any event on or prior to the Closing Date, the Purchaser shall deliver to Delaware Trust Company, in its capacity as escrow agent (the “Escrow Agent”), the full Purchase Price by certified or other bank check or by wire transfer of immediately available funds, pursuant to the instructions set forth under the caption “How to subscribe for Shares in the private offering of Valeritas Holdings, Inc.” attached hereto as Annex A. Such funds will be held for the Purchaser’s benefit in the escrow account established for the Offering (the “Escrow Account”) and will be returned promptly, without interest or offset, if this Agreement is not accepted by the Company or the Offering is terminated pursuant to its terms by the Company prior to the Closing.

c.	Company Discretion. The Purchaser understands and agrees that the Company in its sole discretion reserves the right to accept or reject this or any other subscription for Shares, in whole or in part, notwithstanding prior receipt by the Purchaser of notice of acceptance of this subscription. The Company shall have no obligation hereunder until the Company shall execute and deliver to the Purchaser an executed copy of this Agreement. If this subscription is rejected in whole, or the Offering is terminated, all funds received from the Purchaser will be returned without interest or offset, and this Agreement shall thereafter be of no further force or effect. If this subscription is rejected in part, the funds for the rejected portion of this subscription will be returned without interest or offset, and this Agreement will continue in full force and effect to the extent this subscription was accepted.

3.	Placement Agents.

a.	Wedbush Securities, Inc. (“Wedbush”), Roth Capital Partners, LLC (“Roth”) and Katalyst Securities LLC (“Katalyst”), each a broker-dealer licensed with the Financial Industry Regulatory Authority, Inc. (“FINRA”), have been engaged on a co-exclusive basis as placement agents (the “Placement Agents”), with Wedbush acting as the lead Placement Agent, for the Offering on a reasonable best efforts basis. The Placement Agents will be paid at each Closing an aggregate cash commission of eight percent (8%) of gross proceeds raised from investors in the Offering introduced by them (“Cash Fee”) and will receive warrants to purchase an aggregate number of shares of Common Stock equal to eight percent (8%) of the number of Shares sold to the investors in the Offering introduced by the Placement Agents, with a term of five (5) years from the Initial Closing Date or any Subsequent Closing, as applicable, and an exercise price of $5.00 per share (the “Placement Agent Warrants”); provided, however, that funds raised from certain existing shareholders of Valeritas will be subject to a Cash Fee of one percent (1%) and will have no Placement Agent Warrants coverage.

b.	The Placement Agent Warrants will have “weighted average” anti-dilution protection, subject to customary exceptions. Any sub-agent of a Placement Agent that introduces investors to the Offering will be entitled to share in the Cash Fees and/or Placement Agent Warrants attributable to those investors, pursuant to the terms of an executed sub-agent agreement.

c.	The Company will pay certain expenses of the Placement Agents in connection with the Offering.

4.	Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule delivered to the Purchasers concurrently with the execution of this Agreement, the Company hereby represents and warrants to the Purchaser, as of the Initial Closing Date and after giving effect to the Merger (unless otherwise specified) and as of each Subsequent Closing, the following:

a.	Organization and Qualification. The Company and each of its subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company and each of its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the assets, business, conditions (financial or otherwise), results of operations or future prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”). Each subsidiary of the Company is identified on Schedule 4a attached hereto.

b.	Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement, the Escrow Agreement and each of the other agreements and documents that are exhibits hereto or thereto or are contemplated hereby or thereby or necessary or desirable to effect the transactions contemplated hereby or thereby (the “Transaction Documents”) and to issue the Shares, in accordance with the terms hereof and thereof; (ii) the execution and delivery by the Company of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Shares, have been, or will be at the time of execution of such Transaction Document, duly authorized by the Company’s Board of Directors, and no further consent or authorization is, or will be at the time of execution of such Transaction Document, required by the Company, its respective Board of Directors or its stockholders; (iii) each of the Transaction Documents will be duly executed and delivered by the Company; and (iv) the Transaction Documents when executed will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

c.

Capitalization. The authorized capital stock of the Company consists of 300,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. Immediately before giving effect to the Merger and the initial Closing of the Offering, the Company has 1,000,000 shares of Common Stock and no preferred stock issued and outstanding. All of the outstanding shares of Common Stock and of the stock of each of the Company’s subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. Immediately after giving effect to the Merger and the Closing of the Minimum Offering or the Maximum Offering plus the Over-Subscription Option, the pro forma outstanding capitalization of the Company will be as set forth under “Pro Forma Capitalization” in Schedule 4c. After giving effect to the Merger: (i) no shares of capital stock of the Company or any of its subsidiaries will be subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) except as set forth on Schedule 4c(ii) there will be no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries; (iii) there will be no outstanding debt securities other than indebtedness as set forth in Schedule 4c(iii); (iv) other than pursuant to the Registration Rights Agreement or as set forth in Schedule 4c(iv), there will be no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (v) there will be no outstanding registration statements, and there will be no outstanding comment letters from the SEC or any other regulatory agency; (vi) except as provided in this Agreement or as set forth in Schedule 4c(vi), there will be no securities or instruments containing anti-dilution or similar provisions, including the right to adjust the exercise, exchange or reset price under such securities, that will be triggered by the issuance of the Shares as described in this Agreement; and (vii) no co-sale right, right of first refusal or other similar right will exist with respect to the Shares or the issuance and sale thereof. Upon request, the Company will make available to the Purchaser true and correct copies of the Company’s Certificate of Incorporation, as in effect as of the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect as of the date hereof (the “By-laws”), and the terms of all securities exercisable for Common Stock and the material rights of the holders thereof in respect thereto other than stock options issued to officers, directors, employees and consultants.

d.	Issuance of Shares. The Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, and are free and clear from all taxes, liens and charges with respect to the issue thereof. The Underlying Shares have been duly authorized and reserved for issuance and, upon exercise of the Placement Agent Warrants in accordance with their terms, including payment of the exercise price therefor, will be validly issued, fully paid and nonassessable, and are free and clear from all taxes, liens and charges with respect to the issue thereof.

e.

No Conflicts. The execution, delivery and performance of each of the Transaction Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the By-laws (or equivalent constitutive document) of the Company or any of its subsidiaries or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any subsidiary is a party, except for those which would not reasonably be expected to have a Material Adverse Effect, or (iii) result in a material violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or any subsidiary or by which any property or asset of the Company or any subsidiary is bound or affected. Neither the Company nor any of its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, By-laws or any other constitutive documents. Except for those violations or defaults which would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any subsidiary is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or any subsidiary. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except for any violation which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws, neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement or the other Transaction Documents in accordance with the terms hereof or thereof. Except as set forth on Schedule 4e, neither the execution and delivery by the Company of the Transaction Documents, nor the consummation by the Company of the transactions contemplated hereby or thereby, will require any notice, consent or waiver under any contract or instrument to which the Company or any subsidiary is a party or by which the Company or any subsidiary is bound or to which any of their assets is subject. All consents, authorizations, orders, filings and registrations which the Company or any of its subsidiaries is required to obtain pursuant to the preceding two sentences have been or will be obtained or effected on or prior to the Closing. The Company is unaware of any facts or circumstance, which might give rise to any of the foregoing.

f.	Absence of Litigation. Except as set forth on Schedule 4f, there is no action, suit, claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation before or by any court, public board, governmental or administrative agency, self-regulatory organization, arbitrator, regulatory authority, stock market, stock exchange or trading facility (an “Action”) now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries. For the purpose of this Agreement, the knowledge of the Company means the knowledge of the officers of the Company and Valeritas (both actual or knowledge that they would have had upon reasonable investigation).

g.	Acknowledgment Regarding Purchaser’s Purchase of the Shares. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Shares.

h.	No General Solicitation. Neither the Company, nor any of its Affiliates, nor, to the knowledge of the Company, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Shares. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. For purposes of this Agreement, “Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such person, as such terms are used in and construed under Rule 144 under the Securities Act (“Rule 144”).

i.

No Integrated Offering. Neither the Company, nor any of its Affiliates, nor to the knowledge of the Company, any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Shares under the Securities Act or cause this offering of the Shares to be integrated with prior offerings by the Company for purposes of the Securities Act.

j.	Employee Relations. Neither Company nor any subsidiary is involved in any labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither Company nor any subsidiary is party to any collective bargaining agreement. The Company’s and/or its subsidiaries’ employees are not members of any union, and the Company believes that its and its subsidiaries’ relationship with their respective employees is good.

k.

Intellectual Property Rights. Except as set forth on Schedule 4k, the Company and each of its subsidiaries owns, possesses, or has rights to, all Intellectual Property necessary for the conduct of the Company’s and its subsidiaries’ business as now conducted, except as such failure to own, possess or have such rights would not reasonably be expected to result in a Material Adverse Effect and (ii) there are no unreleased liens or security interests which have been filed, or which the Company has received notice of, against any of the patents owned or licenses to the Company. Furthermore, (A) to the Company’s knowledge, there is no infringement, misappropriation or violation by third parties of any such Intellectual Property, except as such infringement, misappropriation or violation would not result in a Material Adverse Effect; (B) there is no pending or, to the Company’s knowledge, threatened, action, suit, proceeding or claim by others challenging the Company’s or any of its subsidiaries’ rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (C) the Intellectual Property owned by the Company and its subsidiaries, and to the Company’s knowledge, the Intellectual Property licensed to the Company and its subsidiaries, has not been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property, and, to the Company’s knowledge, there are no facts which would form a reasonable basis for any such claim; (D) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property or other proprietary rights of others, neither the Company nor any of its subsidiaries has received any notice of such claim and, to the Company’s knowledge, there are no other facts which would form a reasonable basis for any such claim, except for any action, suit, proceeding or claim as would not be reasonably expected to have a Material Adverse Effect; and (E) to the Company’s knowledge, no employee of the Company or any of its subsidiaries is in or has ever been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company or any of its subsidiaries or actions undertaken by the employee while employed with the Company or any of its subsidiaries, except as such violation would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, (A) the Company and its subsidiaries have disclosed to the U.S. Patent and Trademark Office (USPTO) all information known to the Company to be relevant to the patentability of its inventions in accordance with 37 C.F.R. Section 1.56, and (B) neither the Company nor any of its subsidiaries made any misrepresentation or concealed any information from the USPTO in any of the patents or patent applications owned or licensed to the Company, or in connection with the prosecution thereof, in violation of 37 C.F.R. Section 1.56. Except as would not reasonably be expected to have a Material Adverse Effect and to the Company’s knowledge, (A) there are no facts that are reasonably likely to provide a basis for a finding that the Company or any of its subsidiaries does not have clear title or valid license or sublicense rights to the patents or patent applications owned or licensed to the Company or other proprietary information rights as being owned by, or licensed or sublicensed to, as the case may be, the Company or any of its subsidiaries, (B) no valid issued U.S. patent is or would be infringed by the activities of the Company or any of its subsidiaries relating to products currently or proposed to be manufactured, used or sold by the Company or any of its subsidiaries and (C) there are no facts with respect to any issued patent owned or licensed to the Company that would cause any claim of any such patent not to be valid and enforceable in accordance with applicable regulations. “Intellectual Property” shall mean all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, domain names, technology and know-how.

l.	Environmental Laws.

(i) The Company and each subsidiary has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry or information request, relating to any Environmental Law involving the Company or any subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means any national, state, provincial or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii) To the knowledge of the Company, there is no material environmental liability with respect to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any subsidiary.

(iii) The Company and its subsidiaries (i) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses except to the extent that the failure to have such permits, licenses or other approvals would not have a Material Adverse Effect, and (ii) are in compliance, in all material respects, with all terms and conditions of any such permit, license or approval.

m.

Authorizations; Regulatory Compliance. The Company and each of its subsidiaries holds, and is operating in compliance with, all authorizations, licenses, permits, approvals, clearances, registrations, exemptions, consents, certificates and orders of any governmental authority and supplements and amendments thereto (collectively, “Authorizations”) required for the conduct of its business and all such Authorizations are valid and in full force and effect and neither the Company nor any of its subsidiaries is in material violation of any terms of any such Authorizations, except, in each case, such as would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such Authorization, or has reason to believe that any such Authorization will not be renewed in the ordinary course, except to the extent that any such revocation, modification, or non-renewal would not be reasonably expected to have a Material Adverse Effect. The Company and each of its subsidiaries is in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees, except as would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any unresolved FDA Form 483, notice of adverse filing, warning letter, untitled letter or other correspondence or notice from the U.S. Food and Drug Administration (“FDA”), or any other federal, state, local, or foreign governmental or regulatory authority, alleging or asserting noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.). The Company and each of its subsidiaries, and to the Company’s knowledge, each of their respective directors, officers, employees and agents, is and has been in material compliance with applicable health care laws, including, to the extent applicable, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, including without limitation the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and the regulations promulgated pursuant to such laws, and comparable state laws (collectively, “Health Care Laws”). Neither the Company nor any of its subsidiaries has received notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in material violation of any Health Care Laws or Authorizations and has no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding. Neither the Company nor any of its subsidiaries has received notice that any governmental authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such governmental authority is considering such action. The Company and each of its subsidiaries has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments thereto as required by any Health Care Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission). Neither the Company nor any of its subsidiaries has, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Company’s knowledge, no third party has initiated or conducted any such notice or action. Neither the Company nor any of its subsidiaries is a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither the Company, its subsidiaries nor their officers, directors, employees, agents or contractors has been or is currently excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

n.	Title. Neither the Company nor any of its subsidiaries owns any real property. Except as set forth on Schedule 4n, each of the Company and its subsidiaries has good and marketable title to all of its personal property and assets, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance which would have a Material Adverse Effect. Except as set forth on Schedule 4n, with respect to properties and assets it leases, each of the Company and its subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances which would have a Material Adverse Effect.

o.	No Material Restrictions, Breaches, etc. Neither Company nor any subsidiary is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has had, or is reasonably expected in the future to have, a Material Adverse Effect. Neither Company nor any subsidiary is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has had, or is reasonably expected to have a Material Adverse Effect.

p.	Tax Status. The Company and each subsidiary has made and filed (taking into account any valid extensions) all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company or such subsidiary has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the knowledge of the Company, there are no unpaid taxes in any material amount claimed to be due from the Company or any subsidiary by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

q.	Certain Transactions. Except for arm’s length transactions pursuant to which the Company or any subsidiary makes payments in the ordinary course of business upon terms no less favorable than it could obtain from third parties, none of the officers, directors, or employees of the Company or any subsidiary is a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

r.	Rights of First Refusal. Except as set forth on Schedule 4c(i) or Schedule 4r, the Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.

s.	Insurance. The Company has insurance policies of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and its subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.

t.	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 15(d) thereof (or that it would have been required to file by Section 15(d) of the Exchange Act if its duty to file thereunder had not been automatically suspended) (collectively, together with the Super 8-K, the “SEC Reports”) for the two (2) years preceding the date hereof (or such shorter period since the Company was first required by law or regulation to file such material). To the Company’s knowledge, the draft Super 8-K furnished to each Purchaser prior to the Initial Closing will not materially deviate from the Super 8-K.

u.	Financial Statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries taken as a whole as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. The pro forma financial information and the related notes, if any, included in the SEC Reports have been properly compiled and prepared in accordance with the applicable requirements of the Securities Act and the regulations promulgated thereunder and fairly present in all material respects the information shown therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

v.

Material Changes. Since the respective date of the latest balance sheet of the Company and the latest balance sheet of Valeritas included in the financial statements contained within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or Valeritas, (ii) neither the Company nor Valeritas has incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the financial statements of the Company or of Valeritas, as applicable, pursuant to GAAP or to be disclosed in filings made with the SEC, (iii) neither the Company nor Valeritas has materially altered its method of accounting or the manner in which it keeps its accounting books and records, (iv) neither the Company nor Valeritas has declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of the Company), (v) neither the Company nor Valeritas has issued any equity securities to any officer, director or Affiliate, except Common Stock issued in the ordinary course pursuant to existing Company or Valeritas stock option or stock purchase plans or executive and director corporate arrangements disclosed in the SEC Reports and Common Stock issued pursuant to the Merger, (vi) there has not been any change or amendment to, or any waiver of any material right under, any material contract under which the Company, Valeritas or any of their assets are bound or subject, and (vii) except for the issuance of the Shares and Placement Agent Warrants contemplated by this Agreement, no event, liability or development has occurred or exists with respect to the Company, Valeritas or each of their businesses, properties, operations or financial condition, as applicable, that would be required to be disclosed by the Company or Valeritas under applicable securities laws at the time this representation is made that has not been publicly disclosed in the SEC Reports.

w.	Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is a party to any transaction with the Company or to a transaction contemplated by the Company (other than for services as employees, officers and directors) that would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, except as contemplated by the Transaction Documents or set forth in the SEC Reports.

x.	Sarbanes-Oxley. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it.

y.	Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) and such controls and procedures are effective in ensuring that material information relating to the Company, including its subsidiaries, is made known to the principal executive officer and the principal financial officer.

z.	Off-Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its SEC Reports (including, for purposes hereof, any that are required to be disclosed in a Form 10) and is not so disclosed or that otherwise would have a Material Adverse Effect.

aa.	Foreign Corrupt Practices. Neither the Company and its subsidiaries, nor to the Company’s knowledge, any agent or other person acting on behalf of the Company and its subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

bb.	Brokers’ Fees. Neither of the Company nor any of its subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except for the payment of fees to the Placement Agents as described in Section 3 above.

cc.	Disclosure Materials. The SEC Reports and the Disclosure Materials taken as a whole do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

dd.	Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ee.	Reliance. The Company acknowledges that the Purchaser is relying on the representations and warranties made by the Company hereunder and that such representations and warranties are a material inducement to the Purchaser purchasing the Shares. The Company further acknowledges that without such representations and warranties of the Company made hereunder, the Purchasers would not enter into this Agreement.

5.	Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Company the following:

a.	The Purchaser has the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and has carefully reviewed and understands the risks of, and other considerations relating to, the purchase of Shares and the tax consequences of the investment.

b.	The Purchaser is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands and acknowledges that the Offering and sale of the Shares have not been registered under the Securities Act or any state securities laws, by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws, which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares. The Purchaser understands and acknowledges that the offering of the Shares pursuant to this Agreement will not be registered at the time of their acquisition by the Purchaser, and may never be registered, under the Securities Act nor under the state securities laws on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act and any applicable state securities laws.

c.	The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D as promulgated by the SEC under the Securities Act, for the reason(s) specified on the Accredited Investor Certification attached hereto as completed by Purchaser, and Purchaser shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. The Purchaser resides in the jurisdiction set forth on the Purchaser’s Omnibus Signature Page affixed hereto.

d.	The Purchaser (i) if a natural person, represents that he or she is the greater of (A) 21 years of age or (B) the age of legal majority in his or her jurisdiction of residence, and has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof; (ii) if a corporation, partnership, limited liability company or partnership, association, joint stock company, trust, unincorporated organization or other entity, represents that such entity was not formed for the specific purpose of acquiring the Shares, such entity is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of state law or its charter or other organizational documents, such entity has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Shares, the execution and delivery of this Agreement has been duly authorized by all necessary action, this Agreement has been duly executed and delivered on behalf of such entity and is a legal, valid and binding obligation of such entity; or (iii) if executing this Agreement in a representative or fiduciary capacity, represents that it has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the subscribing individual, ward, partnership, trust, estate, corporation, or limited liability company or partnership, or other entity for whom the Purchaser is executing this Agreement, and such individual, partnership, ward, trust, estate, corporation, or limited liability company or partnership, or other entity has full right and power to perform pursuant to this Agreement and make an investment in the Company, and represents that this Agreement constitutes a legal, valid and binding obligation of such entity. The execution and delivery of this Agreement will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which the Purchaser is a party or by which it is bound.

e.	The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire such securities. The Purchaser further acknowledges and understands that the Company is relying on the representations and warranties made by the Purchaser hereunder and that such representations and warranties are a material inducement to the Company to sell the Shares to the Purchaser. The Purchaser further acknowledges that without such representations and warranties of the Purchaser made hereunder, the Company would not enter into this Agreement with the Purchaser.

f.	The Purchaser understands that no public market exists for the Company’s Common Stock and that there can be no assurance that any public market for the Common Stock will exist or continue to exist.

g.

The Purchaser has received and reviewed information about the Company, including all Disclosure Materials, and has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The Purchaser understands that such discussions, as well as any Disclosure Materials provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company. Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control. Additionally, the Purchaser understands and represents that it is purchasing the Shares notwithstanding the fact that the Company may disclose in the future certain material information the Purchaser has not received, including (without limitation) financial statements of the Company and/or Valeritas for the current or prior fiscal periods, and any subsequent period financial statements that will be filed with the SEC, that it is not relying on any such information in connection with its purchase of the Shares and that it waives any right of action with respect to the nondisclosure to it prior to its purchase of the Shares of any such information. Each Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

h.	The Purchaser acknowledges that none of the Company or the Placement Agents is acting as a financial advisor or fiduciary of the Purchaser (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and no investment advice has been given by the Company, the Placement Agents or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby. The Purchaser further represents to the Company that the Purchaser’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Purchaser and its representatives.

i.	As of the Closing, all actions on the part of Purchaser, and its officers, directors and partners, if applicable, necessary for the authorization, execution and delivery of this Agreement and the Registration Rights Agreement and the performance of all obligations of the Purchaser hereunder and thereunder shall have been taken, and this Agreement and the Registration Rights Agreement, assuming due execution by the parties hereto and thereto, constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, subject to: (i) judicial principles limiting the availability of specific performance, injunctive relief, and other equitable remedies and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

j.

Purchaser represents that neither it nor, to its knowledge, any person or entity controlling, controlled by or under common control with it, nor any person having a beneficial interest in it, nor any person on whose behalf the Purchaser is acting: (i) is a person listed in the Annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property

and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) is named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (iii) is a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (iv) is a senior non-U.S. political figure or an immediate family member or close associate of such figure; or (v) is otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules or orders (categories (i) through (v), each a “Prohibited Purchaser”). The Purchaser agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. The Purchaser consents to the disclosure to U.S. regulators and law enforcement authorities by the Company and its Affiliates and agents of such information about the Purchaser as the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, anti-terrorist and asset control laws, regulations, rules and orders. If the Purchaser is a financial institution that is subject to the USA Patriot Act, the Purchaser represents that it has met all of its obligations under the USA Patriot Act. The Purchaser acknowledges that if, following its investment in the Company, the Company reasonably believes that the Purchaser is a Prohibited Purchaser or is otherwise engaged in suspicious activity or refuses to promptly provide information that the Company requests, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting the investment in accordance with applicable regulations or immediately require the Purchaser to transfer the Shares. The Purchaser further acknowledges that the Purchaser will have no claim against the Company or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions.

If the Purchaser is an Affiliate of a non-U.S. banking institution (a “Foreign Bank”), or if the Purchaser receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, the Purchaser represents and warrants to the Company that: (i) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities; (ii) the Foreign Bank maintains operating records related to its banking activities; (iii) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (iv) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated Affiliate.

k.	The Purchaser or its duly authorized representative realizes that because of the inherently speculative nature of businesses of the kind conducted and contemplated by the Company, the Company’s financial results may be expected to fluctuate from month to month and from period to period and will, generally, involve a high degree of financial and market risk that could result in substantial or, at times, even total losses for investors in securities of the Company.

l.	The Purchaser has adequate means of providing for its current and anticipated financial needs and contingencies, is able to bear the economic risk for an indefinite period of time and has no need for liquidity of the investment in the Shares and could afford complete loss of such investment.

m.	The Purchaser is not subscribing for Shares as a result of or subsequent to any advertisement, article, notice or other communication, published in any newspaper, magazine or similar media or broadcast over television, radio, or the internet, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Purchaser in connection with investments in securities generally.

n.	The Purchaser acknowledges that no U.S. federal or state agency or any other government or governmental agency has passed upon the Shares or made any finding or determination as to the fairness, suitability or wisdom of any investments therein.

o.	Other than consummating the transactions contemplated hereunder, the Purchaser has not directly or indirectly, nor has any individual or entity acting on behalf of or pursuant to any understanding with such Purchaser, executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other individual or entity representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Agreement. Other than to other individuals or entities party to this Agreement, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future. For purposes of this Agreement, “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

p.	The Purchaser agrees to be bound by all of the terms and conditions of the Registration Rights Agreement and to perform all obligations thereby imposed upon it.

q.	The Purchaser is aware that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Shares and other activities with respect to the Shares by the Purchasers.

r.	All of the information that the Purchaser has heretofore furnished or which is set forth herein is true, correct and complete as of the date of this Agreement, and, if there should be any material change in such information prior to the admission of the undersigned to the Company, the Purchaser will promptly furnish revised or corrected information to the Company.

s.	(For ERISA plans only) The fiduciary of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plan (the “Plan”) represents that such fiduciary has been informed of and understands the Company’s investment objectives, policies and strategies, and that the decision to invest “plan assets” (as such term is defined in ERISA) in the Company is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities. The Purchaser fiduciary or Plan (a) is responsible for the decision to invest in the Company; (b) is independent of the Company or any of its Affiliates; (c) is qualified to make such investment decision; and (d) in making such decision, the Purchaser fiduciary or Plan has not relied primarily on any advice or recommendation of the Company or any of its Affiliates.

6.	Transfer Restrictions. The Purchaser acknowledges and agrees as follows:

a.	The Shares have not been registered for sale under the Securities Act, in reliance on the private offering exemption in Section 4(a)(2) thereof; other than as expressly provided in the Registration Rights Agreement, the Company does not currently intend to register the Shares under the Securities Act at any time in the future; and the undersigned will not immediately be entitled to the benefits of Rule 144 with respect to the Shares.

b.	The Purchaser understands that there are substantial restrictions on the transferability of the Shares that the certificates representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates or other instruments):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN EXEMPTION FROM SUCH REGISTRATION EXISTS AND THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS..

In addition, if any Purchaser is an Affiliate of the Company, certificates evidencing the Shares issued to such Purchaser shall bear a customary “Affiliates” legend.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if (a) such Shares are sold pursuant to a registration statement under the Securities Act, or (b) such holder delivers to the Company an opinion of counsel, reasonably acceptable to the Company, that a disposition of the Shares is being made pursuant to an exemption from such registration and that the Shares, after such transfer, shall no longer be “restricted securities” within the meaning of Rule 144.

c.	Subject to the Company’s right to request an opinion of counsel as set forth in Section 6b, the legend set forth in Section 6b above shall be removable and the Company shall issue or cause to be issued a book entry position or a certificate without such legend or any other legend to the holder of the applicable Shares upon which it is stamped or issue or cause to be issued to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”) as provided in this Section 6c, if (i) such Shares and Underlying Shares are registered for resale under the Securities Act and the Purchaser is selling pursuant to the effective registration statement the Shares for resale (the Purchaser hereby agrees to only sell such Shares during such time that such registration statement is effective and not withdrawn or suspended, and only as permitted by such registration statement), (ii) such Shares are sold or transferred in compliance with Rule 144 (if the transferor is not an Affiliate of the Company), or (iii) such Shares are eligible for sale without the requirement for the Company to be in compliance with the current public information requirements of Rule 144 as to such securities and without volume or manner-of-sale restrictions if applicable to the Company at the time of such sale or transfer, and the holder and its broker have delivered customary documents reasonably requested by the Company’s transfer agent and/or Company counsel in connection with such sale or transfer. All costs and expenses related to the removal of the legends and the reissuance of any Shares or Underlying Shares, including but not limited to costs and expenses with respect to the transfer agent, Company counsel or otherwise, shall be borne by the Company. Following the date on which the Registration Statement (as defined in the Registration Rights Agreement) is first declared effective by the SEC, or at such other time as a legend is no longer required for certain Shares, the Company will no later than three (3) Trading Days (as defined below) following the delivery by a Purchaser to the Company or the transfer agent (with concurrent notice and delivery of copies to the Company) of a legended certificate representing such Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, and together with such other customary documents as the transfer agent and/or Company counsel shall reasonably request), deliver or cause to be delivered to the transferee of such Purchaser or such Purchaser, as applicable, a book entry position or a certificate representing such Shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 6. Certificates for Shares subject to legend removal hereunder shall be transmitted by the transfer agent to the Purchasers, as applicable, by crediting the account of the transferee’s Purchaser’s prime broker with DTC. “Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its principal trading market (unless the principal trading market is the OTC Bulletin Board or the OTC Pink tier of the OTC Markets Group, Inc.), or (ii) if the Common Stock is not listed on a trading market (other than the OTC Bulletin Board or the OTC QB, OTC QX or OTC Pink tier of the OTC Markets Group, Inc.), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any trading market (other than the OTC QB, OTC QX or OTC Pink tier of the OTC Markets Group, Inc.), a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC QB, OTC QX or OTC Pink tier of the OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

d.

If the Company shall fail for any reason or for no reason to issue to a Purchaser a book-entry position or a certificate not bearing the legend set forth in Section 6b within three (3) Trading Days after receipt by the Company and the Transfer Agent of all documents necessary for the removal of the legend as set forth in Section 6c at a time at which such removal is not prohibited under applicable law (the “Deadline Date”) (such certificate, the “Unlegended Certificate”), then, in addition to all other remedies available to such Purchaser, if on or after the Trading Day immediately following such three (3) Trading Day period, such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares of Common Stock to be represented by the Unlegended Certificate that such Purchaser anticipated receiving from the Company without any restrictive legend as a result of such Purchaser’s full compliance with Section 6c (a “Buy-In”), then the Company shall, within three (3) Trading Days after such Purchaser’s request and in such Purchaser’s sole discretion, either (i) pay cash to the Purchaser in an amount equal to such Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such Unlegended Certificate representing such number of shares of Common Stock so purchased (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Purchaser a certificate or certificates representing such shares of Common Stock and pay cash to the Purchaser in an amount equal to the excess (if any) of the Buy-In Price over the product of (a) such number of shares of Common Stock, times (b) the closing price of the Common Stock on the Deadline Date as reported by the principal trading market on which the Common Stock is primarily listed or quoted for trading. The Purchaser of shares of Common Stock shall provide the Company written notice indicating the amounts payable to such Purchaser in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.

Conditions to Company’s Obligations at Closing. The Company’s obligation to complete the sale and issuance of the Shares and deliver the Shares to each Purchaser, individually, at each Closing shall be subject to the following conditions to the extent not waived by the Company:

a.	Receipt of Payment. The Company shall have received payment, by certified or other bank check or by wire transfer of immediately available funds, in the full amount of the purchase price for the number of Shares being purchased by such Purchaser at such Closing.

b.	Representations and Warranties. The representations and warranties made by the Purchasers in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on such Closing Date with the same force and effect as if they had been made on and as of said date. The Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to such Closing Date.

c.	Receipt of Executed Documents. Such Purchaser shall have executed and delivered to the Company the Omnibus Signature Page, the Purchaser Questionnaire and the Selling Stockholder Questionnaire.

d.	Effectiveness of the Merger. The Merger and the related split-off transaction shall have been effected (or is simultaneously effected).

e.	Minimum Offering. The Initial Closing shall be at least for the number of shares of Common Stock in the Minimum Offering at the Purchase Price.

Conditions to Purchasers’ Obligations at Closing. Each Purchaser’s obligation to accept delivery of the Shares and to pay for the Shares shall be subject to the following conditions to the extent not waived by the Placement Agents on behalf of the Purchasers:

f.	Representations and Warranties Correct. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects as so qualified) as of, and as if made on, the date of this Agreement and as of such Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to such Closing Date.

g.	Receipt of Executed Transaction Documents. The Company shall have executed and delivered to the Placement Agents the Registration Rights Agreement and the Escrow Agreement.

h.	Effectiveness of the Merger. The Merger and the related split-off transaction shall have been effected (or is simultaneously effected).

i.	Minimum Offering. The Initial Closing shall be at least for the number of shares of Common Stock in the Minimum Offering at the Purchase Price.

j.	Legal Opinion. Morgan, Lewis & Bockius LLP, counsel to the Company, shall deliver to the Placement Agents an opinion addressed to the Purchasers, dated as of such Closing Date, in form and substance reasonably acceptable to the Purchasers.

k.	Certificate. The Chief Executive Officer of the Company shall execute and deliver to the Placement Agents a certificate addressed to the Purchasers to the effect that the representations and warranties of the Company in Section 4 hereof are true and correct (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects as so qualified) as of, and as if made on, the date of this Agreement and as of such Closing Date and that the Company has satisfied in all material respects all of the conditions set forth in this Section 8.

l.	Good Standing. The Company and each of its subsidiaries is a corporation or other business entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

m.	OTC Markets Approval. The Company shall be quoted on either the OTC QX or OTC QB.

n.	Judgments. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

o.	No Suspension. No suspension of trading shall have been imposed by the OTC QB, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock.

p.	Lock-up Agreements. Each of the lock-up agreements, duly executed by the persons listed on Exhibit B hereto, in the form attached as Exhibit C hereto shall have been delivered to the Placement Agents on behalf of the Purchasers.

q.	Delivery of Draft of Super 8-K. A substantially complete draft of the Super 8-K, including audited financial statements of Valeritas for the years ended December 31, 2014 and 2015 and interim unaudited financial statements and pro forma financial statements have been delivered to the Placement Agents on behalf of the Purchasers.

r.	Debt Restructuring. Valeritas’s debt conversion and restructuring described as described in Schedule 4c shall have been completed.

7.	Indemnification.

a.	The Company agrees to indemnify and hold harmless the Purchaser, and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling person, from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of the Company’s actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Company of any covenant or agreement made by the Company, contained herein or in any other any other Disclosure Materials; provided, however, that the Company will not be liable in any such case to the extent and only to the extent that any such loss, liability, claim, damage, cost, fee or expense arises out of or is based upon the inaccuracy of any representations made by such indemnified party in this Agreement, or the failure of such indemnified party to comply with the covenants and agreements contained in Section 7. The liability of the Company under this paragraph shall not exceed the total Purchase Price paid by the Purchaser hereunder, except in the case of fraud.

b.

Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any Action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 9. In case any such Action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any such Action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties and the indemnified party or parties mutually agree or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such Action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such Action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 9 for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel in such circumstance), (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the Action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such Action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such Action, or (ii) be liable for any settlement of any such Action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such Action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

8.	Revocability; Binding Effect. The subscription hereunder may be revoked prior to the Closing thereon, provided that written notice of revocation is sent and is received by the Company or a Placement Agent at least three (3) Business Days prior to the Closing on such subscription. The Purchaser hereby acknowledges and agrees that this Agreement shall survive the death or disability of the Purchaser and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Purchaser is more than one person, the obligations of the Purchaser hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein shall be deemed to be made by and be binding upon each such person and such person’s heirs, executors, administrators, successors, legal representatives and permitted assigns.

9.

Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, or are deemed affiliates (as such term is defined under the Exchange Act) with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Third-Party Beneficiary. The Placement Agents shall be the third party beneficiary of the representations and warranties included in this Agreement. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 9 and this Section 12.

10.	Modification. This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought to be enforced.

11.	Immaterial Modifications to the Registration Rights Agreement. The Company and the Placement Agents may, at any time prior to the initial Closing, amend the Registration Rights Agreement if necessary to clarify any provision therein, without first providing notice or obtaining prior consent of the Purchaser.

Notices. Any notice, consents, waivers or other communication required or permitted to be given hereunder shall be in writing and will be deemed to have been delivered: (i) upon receipt, when personally delivered; (ii) upon receipt when sent by certified mail, return receipt requested, postage prepaid; (iii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iv) when sent, if by e-mail, (provided that such sent e-mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to such recipient); or (v) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses, facsimile numbers and email addresses for such communications shall be:

(a)	if to the Company, at

Valeritas Holdings, Inc.

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

Attention: Chief Executive Officer

Facsimile: 908-927-9927

E-mail: JTimberlake@valeritas.com

with copies (which shall not constitute notice) to:

CKR Law LLP

1330 Avenue of the Americas

New York, NY 10019

Attention: Barrett S. DiPaolo

Facsimile: +1-212-259-8200

E-mail: bdipaolo@ckrlaw.com

and

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6241

Attention: Emilio Ragosa

Facsimile: 609-919-6701

Email: eragosa@morganlewis.com,

or

(b)	if to the Purchaser, at the address set forth on the Omnibus Signature Page hereof.

(or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 15). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

12.	Assignability. This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Purchaser, and the transfer or assignment of the Shares shall be made only in accordance with all applicable laws.

13.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles thereof relating to the conflict of laws.

14.	Arbitration. The parties agree to submit all controversies to arbitration in accordance with the provisions set forth below and understand that:

a.	Arbitration shall be final and binding on the parties.

b.	The parties are waiving their right to seek remedies in court, including the right to a jury trial.

c.	Pre-arbitration discovery is generally more limited and different from court proceedings.

d.	The arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited.

e.	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

f.

All controversies which may arise between the parties concerning this Agreement shall be determined by arbitration pursuant to the rules then pertaining to the Financial Industry Regulatory Authority in New York City, New York. Judgment on any award of any such arbitration may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction of the person or persons against whom such award is rendered. Any notice of such arbitration or for the confirmation of any award in any arbitration shall be sufficient if given in accordance with the provisions of this Agreement. The parties agree that the determination of the arbitrators shall be binding and conclusive upon them. The prevailing party, as determined by such arbitrators, in a legal proceeding shall be entitled to collect any costs, disbursements and reasonable attorney’s fees from the other party. Prior to filing an arbitration, the parties hereby agree that they will attempt to resolve their differences first by submitting the matter for resolution to a mediator, acceptable to all parties, and whose expenses will be borne equally by all parties. The mediation will be held in the County of New York, State of New York, on an expedited basis. If the parties cannot successfully resolve their differences through mediation within sixty (60) days from the receipt of the written notice of a matter from the notifying party, the matter will be resolved by arbitration. The arbitration shall take place in the County of New York, State of New York, on an expedited basis.

15.	Form D; Blue Sky Qualification. The Company agrees to timely file a Form D with respect to the Securities and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at such Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

16.	Use of Pronouns. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

17.	Securities Laws Disclosure; Publicity. By 9:00 a.m., New York City time, on the trading day immediately following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) disclosing all material terms of the Offering. Within the time required by the Exchange Act, the Company will file the Super 8-K (and including as exhibits to such Super 8-K, the material Transaction Documents (including, without limitation, this Agreement and the Registration Rights Agreement)). Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser or an Affiliate of any Purchaser, or include the name of any Purchaser or an Affiliate of any Purchaser in any press release or filing with the SEC (other than the Registration Statement) or any regulatory agency or principal trading market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents with the SEC or (ii) to the extent such disclosure is required by law, request of the staff of the SEC or of any regulatory agency or principal trading market regulations, in which case the Company shall provide the Purchasers with prior written notice of such disclosure permitted under this sub-clause (ii) from and after the issuance of the Press Release, no Purchaser shall be in possession of any material, non-public information received from the Company or any of its respective officers, directors, employees or agents, that is not disclosed in the Press Release unless a Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in this Section 21, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with such transactions (including the existence and terms of such transactions).

18.	Non-Public Information. Except for information (including the terms of this Agreement and the transactions contemplated hereby) that will be disclosed in the Super 8-K and filed with the SEC within four (4) Business Days of the Initial Closing, the Company shall not and shall cause each of its officers, directors, employees and agents, not to, provide any Purchaser with any material, non-public information regarding the Company without the express written consent of such Purchaser.

19.	Anti-Dilution. If within six (6) months after the Initial Closing of the Offering the Company shall issue Additional Shares of Common Stock (as defined below) for a consideration per share,

26

or with an exercise or conversion price per share, less than the Purchase Price (adjusted proportionately (or if it cannot be adjusted proportionately, then equitably) for any event described in clause (iii) of the following paragraph occurring after the first Closing of the Offering) (the “Lower Price”), the Purchaser shall be entitled to receive from the Company (for no additional consideration) additional Shares in an amount such that, when added to the number of shares of Common Stock initially purchased by the Purchaser in the Offering and still held by such Purchaser at the time of the dilutive issuance (the “Held Shares”), will equal the number of shares of Common Stock that such Purchaser’s aggregate Purchase Price for the Held Shares would have purchased at the Lower Price. Holders of a majority of the then Held Shares may waive the anti-dilution rights of all Purchasers with respect to a particular issuance by the Company.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company after the Initial Closing of the Offering (including without limitation any shares of Common Stock issuable upon conversion or exchange of any convertible securities or upon exercise of any option, warrant or other right, on an as-converted or as-exercised basis, as of the date of issuance of such security, option, warrant or right), other than: (i) shares of Common Stock issued or issuable upon conversion or exchange of any convertible securities or exercise of any options or warrants outstanding as of immediately following the Merger and the initial Closing; (ii) shares of Common Stock issued or issuable upon exercise of the Placement Agent Warrants; (iii) shares of Common Stock issued in a Subsequent Closing; (iv) shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock relating to any recapitalization, reclassification or reorganization of the capital stock of the Company or otherwise, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets or other transaction effected in such a way that there is no change of control of the Company; (v) shares of Common Stock issued or issuable pursuant to the acquisition of another entity or business by the Company by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture or technology license agreement, but not including a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (vi) shares of Common Stock issued or issuable to officers, directors and employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement; and (vii) securities issued to financial institutions, institutional investors or lessors in connection with credit arrangements, equipment financings, lease arrangements or similar transactions, in the aggregate not exceeding ten percent (10%) of the number of shares of Common Stock outstanding at any time, and in case of clauses (iv) through (vii) above, such issuance is approved by a majority of disinterested directors of the Company and includes no “death spiral” provision of any kind.

20.	Miscellaneous.

a.	This Agreement, together with the Registration Rights Agreement and any confidentiality agreement between the Purchaser and the Company, constitute the entire agreement between the Purchaser and the Company with respect to the Offering and supersede all prior oral or written agreements and understandings, if any, relating to the subject matter hereof. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

27

b.	The representations and warranties of the Company and the Purchaser made in this Agreement shall survive the execution and delivery hereof and delivery of the Shares.

c.	If the Shares are certificated and any certificate or instrument evidencing any Shares or Placement Agent Warrants is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company and the Company’s transfer agent of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company and the Company’s transfer agent for any losses in connection therewith or, if required by the transfer agent, a bond in such form and amount as is required by the transfer agent. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares or Placement Agent Warrants. If a replacement certificate or instrument evidencing any Shares or Placement Agent Warrants is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

d.	Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

e.	This Agreement may be executed in one or more original or facsimile or by an e-mail which contains a portable document format (.pdf) file of an executed signature page counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument and which shall be enforceable against the parties actually executing such counterparts. The exchange of copies of this Agreement and of signature pages by facsimile transmission or in .pdf format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by e-mail of a document in pdf format shall be deemed to be their original signatures for all purposes.

f.	Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

g.	Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

h.	The Purchaser understands and acknowledges that there may be multiple Closings for the Offering.

i.	The Purchaser hereby agrees to furnish the Company such other information as the Company may request prior to the Closing with respect to its subscription hereunder.

21.

Omnibus Signature Page. This Agreement is intended to be read and construed in conjunction with the Registration Rights Agreement. Accordingly, pursuant to the terms and conditions of this Agreement and the Registration Rights Agreement, it is hereby agreed that the execution by

28

the Purchaser of this Agreement, in the place set forth on the Omnibus Signature Page below, shall constitute agreement to be bound by the terms and conditions hereof and the terms and conditions of the Registration Rights Agreement, with the same effect as if each of such separate but related agreement were separately signed.

22.	Public Disclosure. Neither the Purchaser nor any officer, manager, director, member, partner, stockholder, employee, Affiliate, affiliated person or entity of the Purchaser shall make or issue any press releases or otherwise make any public statements or make any disclosures to any third person or entity with respect to the transactions contemplated herein and will not make or issue any press releases or otherwise make any public statements of any nature whatsoever with respect to the Company without the Company’s express prior approval. The Company has the right to withhold such approval in its sole discretion.

23.	Potential Conflicts. The Placement Agents, their sub-agents, legal counsel to the Company or Valeritas and/or their respective Affiliates, principals, representatives or employees may now or hereafter own shares of the Company.

[Signature page follows.]

29

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the      day of             , 2016.

VALERITAS HOLDINGS, INC.

By:
	Name:	John Timberlake
	Title:	Chief Executive Officer

30

Annex A

How to subscribe for Shares in the private offering of

Valeritas Holdings, Inc.

(f/k/a Cleaner Yoga Mat, Inc.):

1.	Date and Fill in the number of Shares being purchased and complete and sign the Omnibus Signature Page.

2.	Initial the Accredited Investor Certification in the appropriate place or places.

3.	Complete and sign the Investor Profile.

4.	Complete and sign the Anti-Money Laundering Information Form.

5.	Fax or email all forms and then send all signed original documents to:

CKR LAW LLP

1330 Avenue of the Americas

New York, NY 10019

Facsimile Number: (212) 259-8200

Telephone Number: (212) 259-7300

Attn: Kathleen L. Rush

E-mail Address: krush@CKRlaw.com

6.	If you are paying the Purchase Price by check, a certified or other bank check for the exact dollar amount of the Purchase Price for the number of Shares you are purchasing should be made payable to the order of “Delaware Trust Company, as Escrow Agent for Valeritas Holdings, Inc., Acct. # 79-2652” and should be sent directly to Delaware Trust Company, 2711 Centerville Road, One Little Falls Centre, Wilmington, DE 19808, Attn: Alan R. Halpern.

Checks take up to five (5) business days to clear. A check must be received by the Escrow Agent at least six (6) business days before the closing date.

7.	If you are paying the Purchase Price by wire transfer, you should send a wire transfer for the exact dollar amount of the Purchase Price for the number of Shares you are purchasing according to the following instructions:

Bank:	PNC Bank 300 Delaware Avenue Wilmington, DE 19899
ABA Routing #:	031100089
SWIFT CODE:	PNCCUS33
Account Name:	Delaware Trust Company
Account #:	5605012373
Reference:	“FFC: Valeritas Holdings, Inc. Escrow Acct. # 79-2652 – [INSERT SUBSCRIBER’S NAME]”
Delaware Trust Contact:	Alan R. Halpern

Thank you for your interest,

Valeritas Holdings, Inc.

Valeritas Holdings, Inc. (f/k/a Cleaner Yoga Mat, Inc.)

OMNIBUS SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

The undersigned, desiring to: (i) enter into the Subscription Agreement, dated as of                  ,1 2016 (the “Subscription Agreement”), between the undersigned, Valeritas Holdings, Inc. (f/k/a Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Company”), and the other parties thereto, in or substantially in the form furnished to the undersigned, (ii) enter into the Registration Rights Agreement (the “Registration Rights Agreement”), among the undersigned, the Company and the other parties thereto, in or substantially in the form furnished to the undersigned, and (iii) purchase the Shares of the Company’s securities as set forth in the Subscription Agreement and below, hereby agrees to purchase such Shares from the Company and further agrees to join the Subscription Agreement and the Registration Rights Agreement as a party thereto, with all the rights and privileges appertaining thereto, and to be bound in all respects by the terms and conditions thereof. The undersigned specifically acknowledges having read the representations section in the Subscription Agreement entitled “Representations and Warranties of the Purchaser” and hereby represents that the statements contained therein are complete and accurate with respect to the undersigned as a Purchaser.

IN WITNESS WHEREOF, the Purchaser hereby executes this Agreement and the Registration Rights Agreement.

Dated:             , 2016

	X	$5.00	=	$
Number of Shares		Purchase Price per Share			Total Purchase Price

SUBSCRIBER (individual)	SUBSCRIBER (entity)

Signature	Name of Entity

Print Name	Signature

Signature (if Joint Tenants or Tenants in Common)	Print Name:
Title:

Address of Principal Residence:	Address of Executive Offices:

Social Security Number(s):	IRS Tax Identification Number:

Telephone Number:	Telephone Number:

Facsimile Number:	Facsimile Number:

E-mail Address:	E-mail Address:

[1]	Will reflect the Closing Date. Not to be completed by Purchaser.

Valeritas Holdings, Inc. (f/k/a Cleaner Yoga Mat, Inc.)

ACCREDITED INVESTOR CERTIFICATION

For Individual Investors Only

(all Individual Investors must INITIAL where appropriate):

Initial

I have a net worth of at least US$1 million either individually or through aggregating my individual holdings and those in which I have a joint, community property or other similar shared ownership interest with my spouse. (For purposes of calculating your net worth under this paragraph, (a) your primary residence shall not be included as an asset; (b) indebtedness secured by your primary residence, up to the estimated fair market value of your primary residence at the time of your purchase of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of your purchase of the securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of your primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of your purchase of the securities shall be included as a liability.)

Initial

I have had an annual gross income for the past two (2) years of at least US$200,000 (or US$300,000 jointly with my spouse) and expect my income (or joint income, as appropriate) to reach the same level in the current year.

Initial	I am a director or executive officer of Valeritas Holdings, Inc.

For Non-Individual Investors (Entities)
(all Non-Individual Investors must INITIAL where appropriate):

Initial

The investor certifies that it is a partnership, corporation, limited liability company or business trust that is 100% owned by persons who meet at least one of the criteria for Individual Investors set forth above (in which case each such person must complete the Accreditor Investor Certification for Individuals above as well the remainder of this questionnaire).

Initial

The investor certifies that it is a partnership, corporation, limited liability company or business trust that has total assets of at least US$5 million and was not formed for the purpose of investing the Company.

Initial

The investor certifies that it is an employee benefit plan whose investment decision is made by a plan fiduciary (as defined in ERISA §3(21)) that is a bank, savings and loan association, insurance company or registered investment advisor.

Initial	The investor certifies that it is an employee benefit plan whose total assets exceed US$5,000,000 as of the date of this Agreement.

Initial	The undersigned certifies that it is a self-directed employee benefit plan whose investment decisions are made solely by persons who meet at least one of the criteria for Individual Investors.

Initial	The investor certifies that it is a U.S. bank, U.S. savings and loan association or other similar U.S. institution acting in its individual or fiduciary capacity.

Initial	The undersigned certifies that it is a broker-dealer registered pursuant to §15 of the Securities Exchange Act of 1934.
Initial

The investor certifies that it is an organization described in §501(c)(3) of the Internal Revenue Code with total assets exceeding US$5,000,000 and not formed for the specific purpose of investing in the Company.

Initial

The investor certifies that it is a trust with total assets of at least US$5,000,000, not formed for the specific purpose of investing in the Company, and whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

Initial

The investor certifies that it is a plan established and maintained by a state or its political subdivisions, or any agency or instrumentality thereof, for the benefit of its employees, and which has total assets in excess of US$5,000,000.

Initial	The investor certifies that it is an insurance company as defined in §2(13) of the Securities Act of 1933, or a registered investment company.

Valeritas Holdings, Inc. (f/k/a Cleaner Yoga Mat, Inc.)

Investor Profile

(Must be completed by Investor)

Section A - Personal Investor Information

Investor Name(s):

Individual executing Profile or Trustee:

Social Security Numbers / Federal I.D. Number:

Date of Birth:		Marital Status:
Joint Party Date of Birth:		Investment Experience (Years):
Annual Income:		Liquid Net Worth:

Net Worth*:

Tax Bracket:	15% or below	25% - 27.5%	Over 27.5%

Home Street Address:

Home City, State & Zip Code:

Home Phone:	Home Fax:	Home Email:

Employer:

Employer Street Address:

Employer City, State & Zip Code:

Bus. Phone:	Bus. Fax:	Bus. Email:

Type of Business:

Outside Broker/Dealer:

Section B – Certificate Delivery Instructions

         Please deliver certificate to the Employer Address listed in Section A.

         Please deliver certificate to the Home Address listed in Section A.

         Please deliver certificate to the following address:

Section C – Form of Payment – Check or Wire Transfer

         Check payable to Delaware Trust Company, as Escrow Agent for Valeritas Holdings, Inc., ACCT# 79-2652

         Wire funds from my outside account according to Section 2(b) of the Subscription Agreement.

         The funds for this investment are rolled over, tax deferred from                      within the allowed sixty (60) day window.

Please check if you are a FINRA member or Affiliate of a FINRA member firm:

Investor Signature	Date

*	For purposes of calculating your net worth in this form, (a) your primary residence shall not be included as an asset; (b) indebtedness secured by your primary residence, up to the estimated fair market value of your primary residence at the time of your purchase of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of your purchase of the securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of your primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of your purchase of the securities shall be included as a liability.

ANTI MONEY LAUNDERING REQUIREMENTS

The USA PATRIOT Act

The USA PATRIOT Act is designed to detect, deter, and punish terrorists in the United States and abroad. The Act imposes new anti-money laundering requirements on brokerage firms and financial institutions. Since April 24, 2002 all brokerage firms have been required to have new, comprehensive anti-money laundering programs.

To help you understand these efforts, we want to provide you with some information about money laundering and our steps to implement the USA PATRIOT Act.

What is money laundering?

Money laundering is the process of disguising illegally obtained money so that the funds appear to come from legitimate sources or activities. Money laundering occurs in connection with a wide variety of crimes, including illegal arms sales, drug trafficking, robbery, fraud, racketeering, and terrorism.

How big is the problem and why is it important?

The use of the U.S. financial system by criminals to facilitate terrorism or other crimes could well taint our financial markets. According to the U.S. State Department, one recent estimate puts the amount of worldwide money laundering activity at $1 trillion a year.

What are we required to do to eliminate money laundering?

Under rules required by the USA PATRIOT Act, our anti-money laundering program must designate a special compliance officer, set up employee training, conduct independent audits, and establish policies and procedures to detect and report suspicious transaction and ensure compliance with such laws. As part of our required program, we may ask you to provide various identification documents or other information. Until you provide the information or documents we need, we may not be able to effect any transactions for you.

ANTI-MONEY LAUNDERING INFORMATION FORM

The following is required in accordance with the AML provision of the USA PATRIOT ACT.

(Please fill out and return with requested documentation.)

INVESTOR NAME:

LEGAL ADDRESS:

SSN# or TAX ID# OF INVESTOR:

YEARLY INCOME:

NET WORTH:	*

*	For purposes of calculating your net worth in this form, (a) your primary residence shall not be included as an asset; (b) indebtedness secured by your primary residence, up to the estimated fair market value of your primary residence at the time of your purchase of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of your purchase of the securities exceeds the amount outstanding sixty (60) days before such time, other than as a result of the acquisition of your primary residence, the amount of such excess shall be included as a liability); and (c) indebtedness that is secured by your primary residence in excess of the estimated fair market value of your primary residence at the time of your purchase of the securities shall be included as a liability.

INVESTMENT OBJECTIVE(S) (FOR ALL INVESTORS):

ADDRESS OF BUSINESS OR OF EMPLOYER:

FOR INVESTORS WHO ARE INDIVIDUALS: AGE:

FOR INVESTORS WHO ARE INDIVIDUALS: OCCUPATION:

FOR INVESTORS WHO ARE ENTITIES: TYPE OF BUSINESS:

IDENTIFICATION & DOCUMENTATION AND SOURCE OF FUNDS:

1.	Please submit a copy of non-expired identification for the authorized signatory(ies) on the investment documents, showing name, date of birth, address and signature. The address shown on the identification document MUST match the Investor’s address shown on the Investor Signature Page.

Current Driver’s License	or	Valid Passport	or	Identity Card

(Circle one or more)

2.	If the Investor is a corporation, limited liability company, trust or other type of entity, please submit the following requisite documents: (i) Certificate of Incorporation, By-Laws, Certificate of Formation, Operating Agreement, Trust or other similar documents for the type of entity; and (ii) Corporate Resolution or power of attorney or other similar document granting authority to signatory(ies) and designating that they are permitted to make the proposed investment.

3.	Please advise where the funds were derived from to make the proposed investment:

Investments	Savings	Proceeds of Sale	Other

(Circle one or more)

Signature:

Print Name:

Title (if applicable):

Date:

DISCLOSURE SCHEDULE

TO THE

SUBSCRIPTION AGREEMENT

by and among

VALERITAS HOLDINGS, INC.

and

THE PURCHASERS PARTY THERETO

This is the Disclosure Schedule (the “Disclosure Schedule”) to the Subscription Agreement (the “Subscription Agreement”) executed by each purchaser (collectively the “Purchasers”) in connection with the private placement offering by Valeritas Holdings, Inc. (f/k/a Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Company”), of a minimum of $25,000,000 and a maximum of $40,000,000 of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), plus up to an additional $10,000,000 of shares of Common Stock to cover over-subscriptions.

To the extent that any representation or warranty contained in the Subscription Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in this Disclosure Schedule does not constitute a determination that such matters are material. Nothing in this Disclosure Schedule constitutes an admission of any liability or obligation of the Company or the Purchasers to any third party.

The representations and warranties set forth in the Subscription Agreement shall be modified by the exceptions, limitations, clarifications and other matters set forth in this Disclosure Schedule. Any fact or matter discussed in one or more of the items in any section of this Disclosure Schedule shall be deemed to be disclosed for purposes of all other representations and warranties in the Subscription Agreement, whether or not specifically cross-referenced, to the extent the relevance is reasonably apparent from the disclosure. Unless otherwise specified herein, capitalized terms set forth herein shall have the meanings ascribed to them in the Subscription Agreement.

Schedule 4a

Subsidiaries

The Company’s only subsidiary is Valeritas, Inc., a Delaware corporation.

Schedule 4c

Pro Forma Capitalization1

For purposes of this Disclosure Schedule, the term “Issuer” shall mean the Company, and the term “Valeritas” shall have the meaning as provided in the Subscription Agreement.

Minimum Offering
			Actual		Fully Diluted
			Shares	% Ownership	Shares	% Ownership
Valeritas Stockholders			6,600,000	52.4%	6,600,000	42.1%
Offering Shares	@	$5.00
Existing Valeritas Investors[2]			4,000,000	31.7%	4,000,000	25.5%
New Investors			1,000,000	7.9%	1,000,000	6.4%
Placement Agent Warrants	@	$5.00			8,000	0.5%
Issuer Pre-Merger Stockholders			1,000,000	7.9%	1,000,000	6.4%
Equity Incentive Plan					3,000,000	19.1%

Total			12,600,000	100.0%	15,680,000	100.0%

Maximum Offering plus Over-Subscription Option
			Actual		Fully Diluted
			Shares	% Ownership	Shares	% Ownership
Valeritas Stockholders			6,600,000	37.5%	6,600,000	31.3%
Offering Shares	@	$5.00
Existing Valeritas Investors[3]			4,000,000	22.7%	4,000,000	19.0%
New Investors[4]			6,000,000	34.1%	6,000,000	28.5%
Placement Agent Warrants	@	$5.00			480,000	2.3%
Issuer Pre-Merger Stockholders			1,000,000	5.7%	1,000,000	4.7%
Equity Incentive Plan					3,000,000	14.2%

Total			17,600,000	100.0%	21,080,000	100.0%

[1]	Assumes no exercise of the Issuer’s counsel’s option to receive up to 50% of its fees and expenses relating to the transactions in Common Stock.
[2]	Assumes participation of $20,000,000 from existing Valeritas investors in $30,000,000 Offering with no sales pursuant to Over-Subscription Option and a closing on or before April 29, 2016.
[3]	Assumes participation of $20,000,000 from existing Valeritas investors.
[4]	Assumes participation of $30,000,000 from new investors, including the $10,000,000 Over-Subscription Option.

Schedule 4c(i)

Preemptive Rights

None.

Schedule 4c(ii)

Options, Warrants, Other Stock Rights

Certain options and restricted stock to be issued pursuant to the 2016 Incentive Compensation Plan of Valeritas Holdings, Inc.

Schedule 4c(iii)

Indebtedness

Immediately prior to the Closing Date, Valeritas has outstanding a principal amount of $50 million of senior indebtedness held by Capital Royalty Group and certain of its affiliates (collectively, “CRG”) pursuant to an Amended and Restated Term Loan Agreement by and between Valeritas and CRG dated as of August 5, 2014 by (as amended, restated or supplemented from time to time, the “Term Loan Agreement”), and a principal amount of $5 million of subordinated indebtedness held by WCAS Capital Partners IV, L.P. (“WCAS”), an affiliate of Welsh, Carson, Anderson & Stowe, pursuant to a Note issued by Valeritas to WCAS, dated September 8, 2011, as amended by Amendment No. 1 to Note dated as of May 24, 2013 (as further amended, restated or supplemented from time to time, the “WCAS Note”).

Accrued interest, fees and expenses on the principal indebtedness held by CRG pursuant to the Term Loan Agreement and by WCAS pursuant to the WCAS Note as of April 29, 2016 will be $16,574,604.12 (the “CRG Interest”) and $2,075,662.72 (the “WCAS Interest”), respectively, for a total amount of $18,650,266.84. Pursuant to negotiations with CRG and WCAS, immediately prior to the Merger, CRG has agreed to convert $5,812,323.91 of the CRG Interest into common stock of Valeritas, at a price equal to $1.25 per share, which would result in Valeritas issuing 4,649,859 shares of common stock of Valeritas to CRG, and CRG and WCAS have agreed to convert $10,762,280.21 of the CRG Interest and $2,075,662.72 of the WCAS Interest into shares of Series AB Preferred Stock of Valeritas, at a price equal to $1.25 per share, which would result in Valeritas issuing 8,609,824 and 1,660,530 shares of Series AB Preferred Stock to CRG and WCAS, respectively. Thereafter, upon the closing of the Merger, the shares of Series AB Preferred Stock will be exchanged for stock in the Company and all common stock and preferred stock of Valeritas will be cancelled for no consideration. Each share of Series AB Preferred Stock outstanding immediately prior to the Closing Date will be converted into the right to receive 0.23856 shares of Company common stock.

The outstanding principal indebtedness held by CRG under the Term Loan Agreement will remain outstanding following the Merger in accordance with the following terms (the “Revised Term Loan”):

•	The amount of the Revised Term Loan shall be the current $50.0 million outstanding principal indebtedness.

•	The Revised Term Loan shall mature on the twentieth (20th) quarterly payment date following the closing date of the Merger (the “Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Revised Term Loan will amortize in a single bullet payment on the Maturity Date.

•	Interest on the Revised Term Loan will accrue at a rate of eleven percent (11%) per annum paid quarterly (on March 31, June 30, September 30, and December 31). Interest shall be payable, at the Company’s option, as eight percent (8%) cash interest and three percent (3%) paid in-kind interest; provided, however, that before the eighth (8th) quarterly payment date, interest shall be payable, at the Company’s option, in its entirety as paid-in-kind interest. All cash interest shall otherwise be paid quarterly. During any period in which an event of default has occurred and is continuing, the interest rate shall increase by four percent (4%) per annum and be payable entirely in cash.

•	The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s global assets, accounts and proceeds now existing or to be acquired. The Revised Term Loan shall be guaranteed on a secured basis by the Company.

•	To permit the Merger, all existing defaults under the Term Loan Agreement shall be permanently waived.

•	The Company may, at its option, repay the Revised Term Loan in whole or in part without any penalty or prepayment fees.

•	The Revised Term Loan includes only one operating covenant, which requires that the Company maintains an end-of-day cash balance greater than $5 million. The only other covenants are those usual and customary for this type of transaction.

The outstanding principal indebtedness held by WCAS under the WCAS Note will remain outstanding following the Merger in accordance with the following terms (the “Amended WCAS Note”):

•	The Amended WCAS Note will mature on September 8, 2021 (the “WCAS Note Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Amended WCAS Note will amortize in a single bullet payment on the WCAS Note Maturity Date.

•	The Amended WCAS Note shall accrue interest at a rate of ten percent (10%) per annum payable entirely as paid-in-kind interest.

•	WCAS’s right to payment under the Amended WCAS Note shall be subject to CRG’s payment of the Revised Term Loan pursuant to a subordination agreement by and between WCAS and CRG.

•	To permit the Merger, all existing defaults under the WCAS Note shall be permanently waived.

Schedule 4c(iv)

Agreements to Register Securities

None.

Schedule 4c(vi)

Anti-Dilution Rights

None.

Schedule 4e

Required Notices and Consents

None.

Schedule 4f

Litigation

None.

Schedule 4k

Intellectual Property

The Company has been unable to locate the assignments to BioValve Technologies, Inc. for the following expired provisional patent applications, although all inventor assignments have been obtained with respect to all issued patents:

Application Number	Inventor Name
60/250,409	Peter F. Marshall
60/250,927	Peter F. Marshall
60/250,408	Peter F. Marshall
60/250,403	Peter F. Marshall
60/250,422	Peter F. Marshall
60/250,413	Peter F. Marshall

Schedule 4n

Title to Personal Property and Assets

The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s global assets, accounts and proceeds now existing or to be acquired. The Revised Term Loan shall be guaranteed on a secured basis by the Company.

Schedule 4r

Rights of First Refusal

None.

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

LOCK-UP AGREEMENT SIGNATORIES

•	Capital Royalty Partners II L.P.

•	Capital Royalty Partners II - Parallel Fund “A” L.P.

•	Parallel Investment Opportunities Partners II L.P.

•	Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P.

•	Capital Royalty Partners II (Cayman) L.P.

•	John Timberlake

•	Mark Conley

•	Geoff Jenkins

•	Matthew Nguyen

•	Montrose Capital Limited

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

Exhibit B

Form of Split-Off Agreement

SPLIT-OFF AGREEMENT

This SPLIT-OFF AGREEMENT, dated as of                  , 2016 (this “Agreement”), is entered into by and among Valeritas Holdings, Inc., (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Seller”), CYGM Operating Corp., a Florida corporation (“Split-Off Subsidiary”), and Leisa Swanson (“Buyer”).

R E C I T A L S:

WHEREAS, Seller is the owner of all of the issued and outstanding capital stock of Split-Off Subsidiary; Split-Off Subsidiary is a wholly owned subsidiary of Seller which will acquire all the business assets and liabilities previously held by Seller; and Seller has no other businesses or operations prior to the Merger (as defined herein);

WHEREAS, contemporaneously with the execution of this Agreement, Seller, Valeritas, Inc. a Delaware corporation (“PrivateCo”), a newly formed wholly owned subsidiary of Seller, Valeritas Acquisition Corp. (“Acquisition Sub”), and certain other parties thereto, will enter into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which Acquisition Sub will merge with and into PrivateCo with PrivateCo remaining as the surviving entity (the “Merger”); and the equity holders of PrivateCo will receive securities of Seller in exchange for their equity interests in PrivateCo;

WHEREAS, the execution, delivery of this Agreement, and the consummation of the assignment, assumption, purchase and sale transactions contemplated by this Agreement are conditions to the completion of the Merger pursuant to the Merger Agreement, and Seller has represented to PrivateCo in the Merger Agreement that the transactions contemplated by this Agreement will be consummated prior to or contemporaneously with the closing of the Merger, and PrivateCo relied on such representation in entering into the Merger Agreement;

WHEREAS, in connection with and, in furtherance of the closing of the transactions contemplated by the Merger Agreement and the Merger, including consummation of the transactions contemplated by this Agreement, the Buyer has entered into that certain Split-Off Escrow Agreement, dated                  , 2016 (the “Split-Off Escrow Agreement) with Montrose Capital Limited, as Buyers’ Representative (as defined in the Split-Off Escrow Agreement) and CKR Law LLP, as the Escrow Agent, and executed and delivered the items required to be delivered thereunder;

WHEREAS, Buyer desires to purchase the Shares (as defined in Section 2.1) from Seller, and to assume, as between Seller and Buyer, all responsibility for any debts, obligations and liabilities of Seller and Split-Off Subsidiary, on the terms and subject to the conditions specified in this Agreement; and

WHEREAS, Seller desires to sell and transfer the Shares to Buyer, on the terms and subject to the conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the covenants, promises and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

I. ASSIGNMENT AND ASSUMPTION OF SELLER’S ASSETS AND LIABILITIES.

Subject to the terms and conditions provided below:

1.1 Assignment of Assets. Seller hereby contributes, assigns, conveys and transfers to Split-Off Subsidiary, and Split-Off Subsidiary hereby receives, acquires and accepts, all assets and properties of Seller as of the Closing Date (as defined below) immediately after giving effect to the Merger at the Effective Time, including but not limited to the following, but excluding in all cases (i) the right, title and assets of Seller in, to and under the Transaction Documents), and (ii) the capital stock of PrivateCo and Split-Off Subsidiary:

(a) all pre-Merger cash and cash equivalents;

(b) all pre-Merger accounts receivable;

(c) all pre-Merger inventories of raw materials, work in process, parts, supplies and finished products;

(d) all right, title and interest, of record, beneficial or otherwise, in and to and stock, membership interests, partnership interests or other equity or ownership interests in any corporation, limited liability company, partnership or other entity, and all bonds, debentures, notes or other securities;

(e) all of Seller’s rights, title and interests in, to and under all contracts, agreements, leases, licenses (including software licenses), supply agreements, consulting agreements, commitments, purchase orders, customer orders and work orders, and including all of Seller’s rights thereunder to use and possess equipment provided by third parties, and all representations, warranties, covenants and guarantees related to the foregoing (provided that, to the extent any of the foregoing or any claim or right or benefit arising thereunder or resulting therefrom is not assignable by its terms or the assignment thereof shall require the consent or approval of another party thereto, this Agreement shall not constitute an assignment thereof if an attempted assignment would be in violation of the terms thereof or if such consent is not obtained prior to the Effective Time, and in lieu thereof Seller shall reasonably cooperate with Split-Off Subsidiary in any reasonable arrangement designed to provide Split-Off Subsidiary the benefits thereunder or any claim or right arising thereunder);

(f) all intellectual property, including but not limited to issued patents, patent applications (whether or not patents are issued thereon and whether modified, withdrawn or resubmitted), unpatented inventions, product designs, copyrights (whether registered or unregistered), know-how, technology, trade secrets, technical information, notebooks, drawings, software, computer coding (both object and source) and all documentation, manuals and drawings related thereto, trademarks or service marks and applications therefor, unregistered trademarks or service marks, trade names, logos and icons and all rights to sue or recover for the infringement or misappropriation thereof;

(g) all fixed assets, including but not limited to the machinery, equipment, furniture, vehicles, office equipment and other tangible personal property owned or leased by Seller;

(h) all customer lists, business records, customer records and files, customer financial records, and all other files and information related to customers, all customer proposals, all open service agreements with customers and all uncompleted customer contracts and agreements; and

(i) to the extent legally assignable, all licenses, permits, certificates, approvals and authorizations issued by Governmental Entities and necessary to own, lease or operate the assets and properties of Seller and to conduct Seller’s business as it is presently conducted;

all of the foregoing being referred to herein as the “Assigned Assets.”

1.2 Assignment and Assumption of Liabilities. Seller hereby assigns to Split-Off Subsidiary, and Split-Off Subsidiary hereby assumes and agrees to pay, honor and discharge all debts, adverse claims, liabilities, judgments and obligations, including tax obligations, of Seller as of the Closing Date immediately after the Effective Time, whether accrued, contingent or otherwise and whether known or unknown, including those that may arise post-Closing Date but were incurred prior to the Closing Date, and any liabilities associated with the Assigned Assets, including those arising under any law (including the common law) or any rule or regulation of any Governmental Entity or imposed by any court or any arbitrator in a binding arbitration resulting from, arising out of or relating to the assets, activities, operations, actions or omissions of Seller, or products manufactured or sold thereby or services provided thereby, or under contracts, agreements (whether written or oral), leases, commitments or undertakings thereof, which shall include but not be limited to those included on Exhibit A attached hereto, but excluding in all cases the obligations of Seller under the Transaction Documents (all of the foregoing being referred to herein as the “Assigned Liabilities”).

The assignment and assumption of Seller’s assets and liabilities provided for in this Article I is referred to as the “Assignment.”

II. PURCHASE AND SALE OF STOCK.

2.1 Purchased Shares. Subject to the terms and conditions provided below, Seller shall sell and transfer to Buyer and Buyer shall purchase from Seller, on the Closing Date (as defined in Section 3.1), all of the issued and outstanding shares of capital stock of Split-Off Subsidiary (the “Shares”), as set forth in Exhibit B attached hereto.

2.2 Purchase Price. The purchase price for the Shares shall consist of the transfer and delivery by Buyer to Seller of the type and number of shares of common stock and other securities of Seller that Buyer owns (the “Purchase Price Securities”), as set forth in Exhibit B attached hereto, deliverable as provided in Section 3.3.

III. CLOSING.

3.1 Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place prior to or contemporaneously with the closing of the Merger immediately after the Effective Time. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

3.2 Transfer of Shares. At the Closing, Seller shall deliver to Buyer certificates representing the Shares purchased by Buyer, duly endorsed to Buyer or as directed by Buyer, which delivery shall vest Buyer with good and marketable title to such Shares, free and clear of all liens and encumbrances.

3.3 Payment of Purchase Price. At the Closing, Buyer shall deliver to Seller a certificate or certificates representing Buyer’s Purchase Price Securities duly endorsed to Seller, which delivery shall vest Seller with good and marketable title to the Purchase Price Securities, free and clear of all liens and encumbrances.

3.4 Transfer of Records. On or before the Closing, Seller shall transfer to Split-Off Subsidiary all existing corporate books and records in Seller’s possession relating to Split-Off Subsidiary and its business, including but not limited to all agreements, litigation files, real estate files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Seller and Split-Off Subsidiary, only copies of such documents need be furnished. On or before the Closing, Buyer and Split-Off Subsidiary shall transfer to Seller all existing corporate books and records in the possession of Buyer or Split-Off Subsidiary relating to Seller, including but not limited to all corporate minute books, stock ledgers, certificates and corporate seals of Seller and all agreements, litigation files, real property files, personnel files and filings with governmental agencies; provided, however, when any such documents relate to both Seller and Split-Off Subsidiary or its business, only copies of such documents need be furnished.

3.5 Instruments of Assignment. At the Closing, Seller and Split-Off Subsidiary shall deliver to each other such instruments providing for the Assignment as the other may reasonably request (the “Instruments of Assignment”).

IV. BUYER’S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants to Seller and Split-Off Subsidiary that:

4.1 Capacity and Enforceability. Buyer has the legal capacity to execute and deliver this Agreement and the documents to be executed and delivered by Buyer at the Closing pursuant to the transactions contemplated hereby. This Agreement and all such documents constitute valid and binding agreements of Buyer, enforceable in accordance with their terms.

4.2 Compliance. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will result in the breach of any term or provision of, or constitute a default under, or violate any agreement, indenture, instrument, order, law or regulation to which Buyer is a party or by which Buyer is bound.

4.3 Purchase for Investment. Buyer is financially able to bear the economic risks of acquiring the Shares and the other transactions contemplated hereby, and has no need for liquidity in his or her investment in the Shares. Buyer has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of Split-Off Subsidiary (after giving effect to the Assignment), so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares and the other transactions contemplated hereby. Buyer is acquiring the Shares solely for his or her own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. Buyer has (i) received all the information he or she has deemed necessary to make an informed decision with respect to the acquisition of the Shares and the other transactions contemplated hereby; (ii) had an opportunity to make such investigation as he or she has desired pertaining to Split-Off Subsidiary (after giving effect to the Assignment) and the acquisition of an interest therein and the other transactions contemplated hereby, and to verify the information which is, and has been, made available to him or her; and (iii) had the opportunity to ask questions of Seller concerning Split-Off Subsidiary (after giving effect to the Assignment). Buyer acknowledges that Buyer is a director and officer of Seller and Split-Off Subsidiary immediately prior to the Effective Time and, as such, has actual knowledge of the business, operations and financial affairs of Split-Off Subsidiary (after giving effect to the Assignment). Buyer has received no public solicitation or advertisement with respect to the offer or sale of the Shares. Buyer realizes that the Shares are “restricted securities” as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, the resale of the Shares is restricted by federal and state securities laws and, accordingly, the Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale. Buyer understands that any resale of the Shares by him or her must be registered under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for Split-Off Subsidiary at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws). Buyer acknowledges and consents that certificates now or hereafter issued for the Shares will bear a legend substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTIONS AFFORDED BY SECTION 4(1) OF THE SECURITIES

ACT AND RULE 144 THEREUNDER). AS A PRECONDITION TO ANY SUCH TRANSFER, THE ISSUER OF THESE SECURITIES SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AND/OR SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY THERETO THAT ANY SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES LAWS.

Buyer understands that the Shares are being sold to him or her pursuant to the exemption from registration contained in Section 4(1) of the Securities Act and that Seller is relying upon the representations made herein as one of the bases for claiming the Section 4(1) exemption.

4.4 Liabilities. Following the Closing, Seller will have no liability for any debts, liabilities or obligations of Split-Off Subsidiary or its business or activities, or the business or activities of Seller prior to the Closing that are unrelated to the business of PrivateCo, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Seller directly or indirectly in relation to Split-Off Subsidiary or its business, or the business of Seller prior to the Closing that are unrelated to the business of PrivateCo, and that may survive the Closing.

4.5 Title to Purchase Price Securities. Buyer is the sole record and beneficial owner of the Purchase Price Securities. At Closing, Buyer will have good and marketable title to the Purchase Price Securities, which Purchase Price Securities are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Seller, except for restrictions on transfer as contemplated by applicable securities laws.

V. SELLER’S AND SPLIT-OFF SUBSIDIARY’S REPRESENTATIONS AND WARRANTIES. Seller and Split-Off Subsidiary, as applicable, represent and warrant to Buyer that:

5.1 Organization and Good Standing. Each of Seller and Split-Off Subsidiary is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of their incorporation.

5.2 Authority and Enforceability. The execution and delivery of this Agreement and the documents to be executed and delivered at the Closing pursuant to the transactions contemplated hereby, and performance in accordance with the terms hereof and thereof, have been duly authorized by Seller and Split-Off Subsidiary and all such documents constitute valid and binding agreements of Seller and Split-Off Subsidiary enforceable in accordance with their terms.

5.3 Title to Shares. Seller is the sole record and beneficial owner of the Shares. At Closing, Seller will have good and marketable title to the Shares, which Shares are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Buyer, except for restrictions on transfer as contemplated by Section 4.3 above. The Shares constitute all of the issued and outstanding shares of capital stock of Split-Off Subsidiary.

5.4 Representations in Merger Agreement. Split-Off Subsidiary represents and warrants that all of the representations and warranties by Seller, insofar as they relate to Split-Off Subsidiary, contained in the Merger Agreement are true and correct.

VI. OBLIGATIONS OF BUYER PENDING CLOSING. Buyer covenants and agrees that between the date hereof and the Closing:

6.1 Not Impair Performance. Buyer shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by any party herein not to be true, correct and accurate as of the Closing, or in any way impairing the ability of Seller to satisfy its obligations as provided in Article VII.

6.2 Assist Performance. Buyer shall exercise reasonable best efforts to cause to be fulfilled those conditions precedent to Seller’s obligations to consummate the transactions contemplated hereby which are dependent upon actions of Buyer and to make and/or obtain any necessary filings and consents in order to consummate the transactions contemplated by this Agreement.

VII. OBLIGATIONS OF SELLER AND SPLIT-OFF SUBSIDIARY PENDING CLOSING. Seller and Split-Off Subsidiary covenant and agree that between the date hereof and the Closing:

7.1 Business as Usual. Split-Off Subsidiary shall operate and Seller shall cause Split-Off Subsidiary to operate in accordance with past practices and shall use best efforts to preserve its goodwill and the goodwill of its employees, customers and others having business dealings with Split-Off Subsidiary. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, Split-Off Subsidiary shall (a) make all normal and customary repairs to its equipment, assets and facilities, (b) keep in force all insurance, (c) preserve in full force and effect all material franchises, licenses, contracts and real property interests and comply in all material respects with all laws and regulations, (d) collect all accounts receivable and pay all trade creditors in the ordinary course of business at intervals historically experienced, and (e) preserve and maintain Split-Off Subsidiary’s assets in their current operating condition and repair, ordinary wear and tear excepted. From the date of this Agreement until the Closing Date, Split-Off Subsidiary shall not (i) amend, terminate or surrender any material franchise, license, contract or real property interest, or (ii) sell or dispose of any of its assets except in the ordinary course of business. Neither Split-Off Subsidiary nor Seller shall take or omit to take any action that results in Buyer incurring any liability or obligation prior to or in connection with the Closing.

7.2 Not Impair Performance. Seller shall not take any intentional action that would cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by any party herein not to be materially true, correct and accurate as of the Closing, or in any way impairing the ability of Buyer to satisfy his obligations as provided in Article VI.

7.3 Assist Performance. Seller shall exercise its reasonable best efforts to cause to be fulfilled those conditions precedent to Buyer’s obligations to consummate the transactions contemplated hereby which are dependent upon the actions of Seller and to work with Buyer to make and/or obtain any necessary filings and consents. Seller shall cause Split-Off Subsidiary to comply with its obligations under this Agreement.

7.4 Indemnification of the Escrow Agent. In consideration of the benefits to be derived by Seller from the Split-Off Escrow Agreement, as a third-party beneficiary under the Split-Off Escrow Agreement, Seller shall, from and at all times after the date of the Split-Off Escrow Agreement, indemnify and hold harmless the Escrow Agent and each partner, director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”), to the fullest extent permitted by law and to the extent provided herein, against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorney’s fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, or proceeding (including any inquiry or investigation) by any person, including without limitation the parties to the Split-Off Escrow Agreement, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of the Split-Off Escrow Agreement or any transaction contemplated herein, whether or not any such Indemnified Party is a party to any such action or proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the parties under this section shall survive any termination of this Agreement.

VIII. SELLER’S AND SPLIT-OFF SUBSIDIARY’S CONDITIONS PRECEDENT TO CLOSING. The obligations of Seller and Split-Off Subsidiary to close the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any or all of which may be waived by Seller and PrivateCo in writing):

8.1 Representations and Warranties; Performance. All representations and warranties of Buyer contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing, with the same effect as though such representations and warranties were made at and as of the Closing. Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by Buyer at or prior to the Closing.

8.2 Additional Documents. Buyer shall deliver or cause to be delivered such additional documents as may be necessary in connection with the consummation of the transactions contemplated by this Agreement and the performance of their obligations hereunder.

8.3 Release by Split-Off Subsidiary. At the Closing, Split-Off Subsidiary shall execute and deliver to Seller a general release which in substance and effect releases Seller and PrivateCo from any and all liabilities and obligations that Seller and PrivateCo may owe to Split-Off Subsidiary in any capacity, and from any and all claims that Split-Off Subsidiary may have against Seller, PrivateCo or their respective managers, members, officers, directors, stockholders, employees and agents (other than those arising pursuant to this Agreement or any document delivered in connection with this Agreement).

8.4 Completion of Merger. The closing of the Merger pursuant to the Merger Agreement, and all of the transactions contemplated thereby, shall occur simultaneously.

IX. BUYER’S CONDITIONS PRECEDENT TO CLOSING. The obligation of Buyer to close the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent (any and all of which may be waived by Buyer in writing):

9.1 Representations and Warranties; Performance. All representations and warranties of Seller and Split-Off Subsidiary contained in this Agreement shall have been true and correct, in all material respects, when made and shall be true and correct, in all material respects, at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing. Seller and Split-Off Subsidiary shall have performed and complied with all covenants and agreements and satisfied all conditions, in all material respects, required by this Agreement to be performed or complied with or satisfied by them at or prior to the Closing.

X. OTHER AGREEMENTS.

10.1 Expenses. Each party hereto shall bear its expenses separately incurred in connection with this Agreement and with the performance of its obligations hereunder.

10.2 Confidentiality. Buyer shall not make any public announcements concerning this transaction without the prior written agreement of PrivateCo, other than as may be required by applicable law or judicial process. If for any reason the transactions contemplated hereby are not consummated, then Buyer shall return any information received by Buyer from Seller or Split-Off Subsidiary, and Buyer shall cause all confidential information obtained by Buyer concerning Split-Off Subsidiary and its business to be treated as such.

10.3 Brokers’ Fees. In connection with the transaction specifically contemplated by this Agreement, no party to this Agreement has employed the services of a broker and each agrees to indemnify the other against all claims of any third parties for fees and commissions of any brokers claiming a fee or commission related to the transactions contemplated hereby.

10.4 Access to Information Post-Closing; Cooperation.

(a) Following the Closing, Buyer and Split-Off Subsidiary shall afford to Seller and its authorized accountants, counsel and other designated representatives, reasonable access (and including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to allow records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) within the possession or control of Buyer or Split-Off Subsidiary insofar as such access is reasonably required by Seller. Information may be requested under this Section 10.4(a) for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and performing this Agreement and the transactions contemplated hereby. No files, books or records of Split-Off Subsidiary existing at the Closing Date shall be destroyed by Buyer or Split-Off Subsidiary after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Seller at least 30 days’ prior written notice, during which time Seller shall have the right to examine and to remove any such files, books and records prior to their destruction.

(b) Following the Closing, Seller shall afford to Split-Off Subsidiary and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Information within Seller’s possession or control relating to the business of Split-Off Subsidiary insofar as such access is reasonably required by Buyer. Information may be requested under this Section 10.4(b) for, without limitation, audit, accounting, claims, litigation and tax purposes as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby. No files, books or records of Split-Off Subsidiary existing at the Closing Date shall be destroyed by Seller after Closing but prior to the expiration of any period during which such files, books or records are required to be maintained and preserved by applicable law without giving Buyer at least 30 days’ prior written notice, during which time Buyer shall have the right to examine and to remove any such files, books and records prior to their destruction.

(c) At all times following the Closing, Seller, Buyer and Split-Off Subsidiary shall use their reasonable efforts to make available to the other on written request, the current and former officers, directors, employees and agents of Seller or Split-Off Subsidiary for any of the purposes set forth in Section 10.4(a) or (b) above or as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which Seller or Split-Off Subsidiary may from time to be involved.

(d) The party to whom any Information or witnesses are provided under this Section 10.4 shall reimburse the provider thereof for all out-of-pocket expenses actually and reasonably incurred in providing such Information or witnesses.

(e) Seller, Buyer, Split-Off Subsidiary and their respective employees and agents shall each hold in strict confidence all Information concerning the other party in their possession or furnished by the other or the other’s representative pursuant to this Agreement with the same degree of care as such party utilizes as to such party’s own confidential information (except to the extent that such Information is (i) in the public domain through no fault of such party or (ii) later lawfully acquired from any other source by such party), and each party shall not release or disclose such Information to any other person, except such party’s auditors, attorneys, financial advisors, bankers, other consultants and advisors or persons to whom such party has a valid obligation to disclose such Information, unless compelled to disclose such Information by judicial or administrative process or, as advised by its counsel, by other requirements of law.

(f) Seller, Buyer and Split-Off Subsidiary shall each use their best efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

10.5 Guarantees, Surety Bonds and Letter of Credit Obligations. In the event that Seller is obligated for any debts, obligations or liabilities of Buyer or Split-Off Subsidiary by virtue of any outstanding guarantee, performance or surety bond or letter of credit provided or arranged by Seller or Buyer on or prior to the Closing Date, Buyer and Split-Off Subsidiary shall use their best efforts to cause to be issued replacements of such bonds, letters of credit and guarantees and to obtain any amendments, novations, releases and approvals necessary to release and discharge fully Seller from any liability thereunder following the Closing. Buyer and Split-Off Subsidiary, jointly and severally, shall be responsible for, and shall indemnify, hold harmless and defend the Seller Indemnified Parties (as defined in Section 12.1 below) from and against, any Losses (as defined in Section 12.1 below) incurred by such Seller Indemnified Parties arising from such bonds, letters of credit and guarantees and any liabilities arising therefrom and shall reimburse such Seller Indemnified Parties for any payments that such Seller Indemnified Parties may be required to pay pursuant to enforcement of its obligations relating to such bonds, letters of credit and guarantees.

10.6 Filings and Consents. Buyer, at her risk, shall determine what, if any, filings and consents must be made and/or obtained prior to Closing to consummate the purchase and sale of the Shares. Buyer shall indemnify the Seller Indemnified Parties against any Losses incurred by such Seller Indemnified Parties by virtue of the failure to make and/or obtain any such filings or consents. Recognizing that the failure to make and/or obtain any filings or consents may cause Seller to incur Losses or otherwise adversely affect Seller, Buyer and Split-Off Subsidiary confirm that the provisions of this Section 10.6 will not limit Seller’s right to treat such failure as the failure of a condition precedent to Seller’s obligation to close pursuant to Article VIII above.

10.7 Insurance. Buyer acknowledges that on the Closing Date, effective as of the Closing, any insurance coverage and bonds provided by Seller for Buyer or for Split-Off Subsidiary, and all certificates of insurance evidencing that Buyer or Split-Off Subsidiary maintain any required insurance by virtue of insurance provided by Seller, will terminate with respect to any insured damages resulting from matters occurring subsequent to Closing.

10.8 Agreements Regarding Taxes.

(a) Tax Sharing Agreements. Any tax sharing agreement between Seller and Split-Off Subsidiary is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year or a past year).

(b) Returns for Periods Through the Closing Date. Seller will include the income and loss of Split-Off Subsidiary (including any deferred income triggered into income by Reg. §1.1502-13 and any excess loss accounts taken into income under Reg. §1.1502-19) on Seller’s consolidated federal income tax returns for all periods through the Closing Date and pay any federal income taxes attributable to such income. Seller and Split-Off Subsidiary agree to allocate income, gain, loss, deductions and credits between the period up to Closing (the “Pre-Closing Period”) and the period after Closing (the “Post-Closing Period”) based on a closing of the books of Split-Off Subsidiary, and both Seller and Split-Off Subsidiary agree not to make an election under Reg. §1.1502-76(b)(2)(ii) to ratably allocate the year’s items of income, gain, loss, deduction and credit. Seller, Split-Off Subsidiary and Buyer agree to report all transactions not in the ordinary course of business occurring on the Closing Date after Buyer’s purchase of the Shares on Split-Off Subsidiary’s tax returns to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B). Buyer agrees to indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by Split-Off Subsidiary or Seller (not related to the Merger) during the Pre-Closing Period or on the Closing Date before Buyer’s purchase of the Shares. Split-Off Subsidiary will furnish tax information to Seller for inclusion in Seller’s consolidated federal income tax return for the period which includes the Closing Date in accordance with Split-Off Subsidiary’s past custom and practice.

(c) Audits. Seller will allow Split-Off Subsidiary and its counsel to participate at Split-Off Subsidiary’s expense in any audit of Seller’s consolidated federal income tax returns to the extent that such audit raises issues that relate to and increase the tax liability of Split-Off Subsidiary. Seller shall have the absolute right, in its sole discretion, to engage professionals and direct the representation of Seller in connection with any such audit and the resolution thereof, without receiving the consent of Buyer or Split-Off Subsidiary or any other party acting on behalf of Buyer or Split-Off Subsidiary, provided that Seller will not settle any such audit in a manner which would materially adversely affect Split-Off Subsidiary after the Closing Date unless such settlement would be reasonable in the case of a person that owned Split-Off Subsidiary both before and after the Closing Date. In the event that after Closing any tax authority informs Buyer or Split-Off Subsidiary of any notice of proposed audit, claim, assessment or other dispute concerning an amount of taxes which pertain to Seller, or to Split-Off Subsidiary during the period prior to Closing, Buyer or Split-Off Subsidiary must promptly notify Seller of the same within 15 calendar days of the date of the notice from the tax authority. In the event Buyers or Split-Off Subsidiary do not notify Seller within such 15 day period, Buyer and Split-Off Subsidiary, jointly and severally, will indemnify Seller for any incremental interest, penalty or other assessments resulting from the delay in giving notice. To the extent of any conflict or inconsistency, the provisions of this Section 10.8 shall control over the provisions of Section 12.2 below.

(d) Cooperation on Tax Matters. Buyer, Seller and Split-Off Subsidiary shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Split-Off

Subsidiary shall (i) retain all books and records with respect to tax matters pertinent to Split-Off Subsidiary and Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller so requests, Buyer agrees to cause Split-Off Subsidiary to allow Seller to take possession of such books and records.

10.9 ERISA. Effective as of the Closing Date, Split-Off Subsidiary shall terminate its participation in, and withdraw from, any employee benefit plans sponsored by Seller, and Seller and Buyer shall cooperate fully in such termination and withdrawal. Without limitation, Split-Off Subsidiary shall be solely responsible for (i) all liabilities under those employee benefit plans notwithstanding any status as an employee benefit plan sponsored by Seller, and (ii) all liabilities for the payment of vacation pay, severance benefits, and similar obligations, including, without limitation, amounts which are accrued but unpaid as of the Closing Date with respect thereto. Buyer and Split-Off Subsidiary acknowledge and agree that Split-Off Subsidiary is solely responsible for providing continuation health coverage, as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), to each person, if any, participating in an employee benefit plan subject to COBRA with respect to such employee benefit plan as of the Closing Date, including, without limitation, any person whose employment with Split-Off Subsidiary is terminated after the Closing Date.

XI. TERMINATION. This Agreement may be terminated at, or at any time prior to, the Closing by mutual written consent of Seller, Buyer and PrivateCo.

If this Agreement is terminated as provided herein, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party except to pay such expenses as are required of such party.

XII. INDEMNIFICATION.

12.1 Indemnification by Buyer and Split-Off Subsidiary. Buyer and Split-Off Subsidiary, jointly and severally, covenant and agree to indemnify, defend, protect and hold harmless Seller and PrivateCo, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Seller Indemnified Party (collectively, “Losses”), incurred by any Seller Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of Buyer set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement (including any other agreement of Buyer to indemnify set forth in this Agreement) on the part of Buyer under this Agreement, (iii) any Assigned Asset or Assigned Liability or any other debt, liability or obligation of Split-Off Subsidiary or Buyer, (iv) the conduct and operations, (A) prior to Closing, of the business of Seller unrelated to the assets that are the subject of the Merger, (B) whether before or after Closing, of (X) the business of Seller pertaining to the Assigned Assets and Assigned Liabilities or (Y) the business of Split-Off Subsidiary, (v) claims asserted (including claims for payment of taxes), whether before or after Closing, (A) against Split-Off Subsidiary or Buyer or (B) pertaining to the Assigned Assets and Assigned Liabilities or to the business of Seller prior to the Closing, or (vi) any federal or state income tax payable by Seller or PrivateCo and attributable to the transactions contemplated by this Agreement, the business of Seller, or to the Buyer prior to the Closing. For the purposes of this Agreement, an “Affiliate” is a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another specified person or entity.

12.2 Third Party Claims.

(a) Defense. If any claim or liability (a “Third-Party Claim”) should be asserted against any of the Seller Indemnified Parties (the “Indemnitees”) by a third party after the Closing for which Buyer has an indemnification obligation under the terms of Section 12.1, then the Indemnitee shall notify Buyer (collectively, the “Indemnitor”) within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim and, in connection therewith, to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be borne by the Indemnitor. If the Indemnitor agrees to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and any decision to settle such Third-Party Claim, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitor. Except as provided in subsection (b) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

(b) Failure to Defend. If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate; provided however, that the Indemnitor shall, in the Indemnitee’s sole discretion, (i) promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim, or (ii) pay, in advance of any settlement or proceedings and in installments as reasonably agreed to by the parties, such sums and expenses reasonably expected to be incurred in connection with the defense of the Third-Party Claim and any settlement thereof. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

12.3 Non-Third-Party Claims. Upon discovery of any claim for which Buyer has an indemnification obligation under the terms of Section 12.1 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to Buyer of such claim and, in any case, shall give Buyer such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to Buyer shall not excuse Buyer from any indemnification liability except to the extent that Buyer is materially and adversely prejudiced by such failure.

12.4 Survival. Except as otherwise provided in this Section 12.4, all representations and warranties made by Buyer, Split-Off Subsidiary and Seller in connection with this Agreement shall survive the Closing. Anything in this Agreement to the contrary notwithstanding, the liability of all Indemnitors under this Article XII shall terminate on the third (3rd) anniversary of the Closing Date, except with respect to (a) liability for any item as to which, prior to the third (3rd) anniversary of the Closing Date, any Indemnitee shall have asserted a Claim in writing, which Claim shall identify its basis with reasonable specificity, in which case the liability for such Claim shall continue until it shall have been finally settled, decided or adjudicated, (b) liability of any party for Losses for which such party has an indemnification obligation, incurred as a result of such party’s breach of any covenant or agreement to be performed by such party after the Closing, (c) liability of Buyer for Losses incurred by a Seller Indemnified Party due to breaches of its representations and warranties in Article IV of this Agreement, and (d) liability of Buyer for Losses arising out of Third-Party Claims for which Buyer has an indemnification obligation, which liability shall survive until the statute of limitation applicable to any third party’s right to assert a Third-Party Claim bars assertion of such claim.

XIII. MISCELLANEOUS.

13.1 Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in the Merger Agreement.

13.2 Notices. All notices and communications required or permitted hereunder shall be in writing and deemed given when received by means of the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or personal delivery, or overnight courier, as follows:

(a)	If to Seller, addressed to:

Valeritas Holdings, Inc

750 Route 202 South, Suite 600

Bridgewater, New Jersey 08807

Main: 908-927-9920

Attn: John Timberlake, CEO

With a copy to (which shall not constitute notice hereunder):

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540-6241

Main: 609-919-6600

Attn: Emilio Ragosa

(b)	If to Buyer or Split-Off Subsidiary, addressed to:

Leisa Swanson

1370 Sawleaf Ct.

San Luis Obispo, CA 93401

or to such other address as any party hereto shall specify pursuant to this Section 13.2 from time to time.

13.3 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

13.4 Time. Time is of the essence with respect to this Agreement.

13.5 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.6 Further Acts and Assurances. From and after the Closing, Seller, Buyer and Split-Off Subsidiary agree that each will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of another party hereto, and without further consideration, cause the execution and delivery of such other instruments of conveyance, transfer, assignment or assumption and take such other action or execute such other documents as such party may reasonably request in order more effectively to convey, transfer to and vest in Buyer, and to put Split-Off Subsidiary in possession of, all Assigned Assets and Assigned Liabilities, and to convey, transfer to and vest in Seller and Buyer, and to them in possession of, the Purchase Price Securities and the Shares (respectively), and, in the case of any contracts and rights that cannot be effectively transferred without the consent or approval of another person that is unobtainable, to use its best reasonable efforts to ensure that Split-Off Subsidiary receives the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

13.7 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter contained herein. This Agreement cannot be amended or changed except through a written instrument signed by all of the parties hereto and by PrivateCo. No provisions of this Agreement or any rights hereunder may be waived by any party without the prior written consent of PrivateCo.

13.8 Assignment. No party may assign his, her or its rights or obligations hereunder, in whole or in part, without the prior written consent of the other parties.

13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

13.10 Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts taken together shall constitute a single agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page was an original thereof.

13.11 Section Headings and Gender. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

13.12 Third-Party Beneficiary. Each of Seller, Buyer and Split-Off Subsidiary acknowledges and agrees that this Agreement is entered into for the express benefit of PrivateCo, and that PrivateCo is relying hereon and on the consummation of the transactions contemplated by this Agreement in entering into and performing its obligations under the Merger Agreement, and that PrivateCo shall be in all respects entitled to the benefit hereof and to enforce this Agreement as a result of any breach hereof.

13.13 Specific Performance; Remedies. Each of the parties to this Agreement acknowledges and agrees that, if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, irreparable damages would be incurred by the other parties to this Agreement and by PrivateCo. Accordingly, the parties to this Agreement agree that any party or PrivateCo will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 13.9, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

13.14 Submission to Jurisdiction; Process Agent; No Jury Trial.

(a) Each party to the Agreement hereby submits to the jurisdiction of any state or federal court sitting in the Borough of Manhattan, City and State of New York, in any action arising out of or relating to this Agreement, and agrees that all claims in respect of the action may be heard and determined in any such court. Each party to the Agreement also agrees not to bring any action arising out of or relating to this Agreement in any other court. Each party to the Agreement agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party to the Agreement waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(b) EACH PARTY TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to the Agreement hereby acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each party to the Agreement further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of commencement of any action, this Agreement may be filed as a written consent to trial by a court.

13.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which that party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Split-Off Agreement as of the day and year first above written.

SELLER:

Valeritas Holdings, Inc. (formerly known as
Cleaner Yoga Mat, Inc.)

By:
Name:	Leisa Swanson
Title:	President

SPLIT OFF SUBSIDIARY:

CYGM OPERATING CORP.

By:
Name:	Leisa Swanson
Title:	President

BUYER:

LEISA SWANSON

EXHIBIT A

Liabilities

EXHIBIT B

Capital Stock of Split-Off Subsidiary

Buyer	Purchase Price Security	Number of Shares	Certificate No(s).
Common Stock

Split-Off Subsidiary	Shares	Number of Shares	Certificate No(s).
Common Stock

Exhibit C

Form of General Release Agreement

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of             , 2016, is entered into by and among Valeritas Holdings, Inc., formerly known as Cleaner Yoga Mat, Inc., a Delaware corporation (“Seller”), CYGM Operating Corp., a Florida corporation and a wholly owned subsidiary of Seller (“Split-Off Subsidiary”), and Leisa Swanson (“Buyer”). In consideration of the mutual benefits to be derived from this Agreement, the covenants and agreements set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the execution and delivery hereof, the parties hereto hereby agree as follows:

1. Split-Off Agreement. This Agreement is executed and delivered by Split-Off Subsidiary pursuant to the requirements of Section 8.3 of that certain Split-Off Agreement (the “Split-Off Agreement”) by and among Seller, Split-Off Subsidiary and Buyer, as a condition to the closing of the purchase and sale transaction contemplated thereby (the “Transaction”).

2. Release and Waiver by Split-Off Subsidiary. For and in consideration of the covenants and promises contained herein and in the Split-Off Agreement, the receipt and sufficiency of which are hereby acknowledged, Split-Off Subsidiary, on behalf of itself and its assigns, representatives and agents, if any, hereby covenants not to sue and fully, finally and forever completely releases Seller and Valeritas, Inc. (“PrivateCo”), along with their respective present, future and former officers, directors, stockholders, members, employees, agents, attorneys and representatives (collectively, the “Seller Released Parties”), of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, which Split-Off Subsidiary has or might claim to have against the Seller Released Parties for any and all injuries, harm, damages (actual and punitive), costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whenever incurred or suffered by Split-Off Subsidiary arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur at or prior to the closing of the Transaction.

3. Release and Waiver by Buyer. For and in consideration of the covenants and promises contained herein and in the Split-Off Agreement, the receipt and sufficiency of which are hereby acknowledged, Buyer on behalf of herself and her assigns, representatives and agents, if any, hereby covenants not to sue and fully, finally and forever completely releases the Seller Released Parties of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown, which Buyer has or might claim to have against the Seller Released Parties for any and all injuries, harm, damages (actual and punitive), costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whenever incurred or suffered by such Buyer arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur on or prior to the date of the Closing.

4. Additional Covenants and Agreements.

(a) Each of Split-Off Subsidiary and Buyer, on the one hand, and Seller, on the other hand, waives and releases the other from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make this Agreement not binding.

(b) Each of the parties hereto acknowledges and agrees that the releases set forth herein do not include any claims the other party hereto may have against such party for such party’s failure to comply with or breach of any provision in this Agreement or the Split-Off Agreement.

(c) Notwithstanding anything contained herein to the contrary, this Agreement shall not release or waive, or in any manner affect or void, any party’s rights and obligations under the following:

(i) the Split-Off Agreement; and

(ii) the Agreement and Plan of Merger and Reorganization among Seller, PrivateCo, and Valeritas Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Seller (the “Merger Agreement”), and the other the Transaction Documents.

5. Modification. This Agreement cannot be modified orally and can only be modified through a written document signed by all parties and PrivateCo.

6. Severability. If any provision contained in this Agreement is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision that was determined to be void, illegal or unenforceable had not been contained herein.

7. Expenses. The parties hereto agree that each party shall pay its respective costs, including attorneys’ fees, if any, associated with this Agreement.

8. Further Acts and Assurances. Each of Split-Off Subsidiary and Buyer agrees that it will act in a manner supporting compliance, including compliance by its Affiliates, with all of its obligations under this Agreement and, from time to time, shall, at the request of Seller or PrivateCo, and without further consideration, cause the execution and delivery of such other instruments of release or waiver and take such other action or execute such other documents as such party may reasonably request in order to confirm or effect the releases, waivers and covenants contained herein, and, in the case of any claims, actions, obligations, liabilities, demands and/or causes of action that cannot be effectively released or waived without the consent or approval of other Persons that is unobtainable, to use its best reasonable efforts to ensure that the Seller Released Parties receive the benefits thereof to the maximum extent permissible in accordance with applicable law or other applicable restrictions, and shall perform such other acts which may be reasonably necessary to effectuate the purposes of this Agreement.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

10. Third-Party Beneficiary. Each of Seller, Buyers and Split-Off Subsidiary acknowledges and agrees that this Agreement is entered into for the express benefit of PrivateCo, and that each PrivateCo is relying hereon and on the consummation of the transactions contemplated by this Agreement in entering into and performing its obligations under the Merger Agreement, and that PrivateCo shall be in all respects entitled to the benefit hereof and to enforce this Agreement as a result of any breach hereof.

11. Specific Performance; Remedies. Each of Seller, Buyer and Split-Off Subsidiary acknowledges and agrees that each PrivateCo would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Seller, Buyer and Split-Off Subsidiary agrees that PrivateCo will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 9, in addition to any other remedy to which they may be entitled, at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and are in addition to any other rights, obligations or remedies otherwise available at law or in equity, and nothing herein will be considered an election of remedies.

12. Entire Agreement. This Agreement constitutes the entire understanding and agreement of Seller, Split-Off Subsidiary and Buyer and supersedes prior understandings and agreements, if any, among or between Seller, Split-Off Subsidiary and Buyer with respect to the subject matter of this Agreement, other than as specifically referenced herein. This Agreement does not, however, operate to supersede or extinguish any confidentiality, non-solicitation, non-disclosure or non-competition obligations owed by Split-Off Subsidiary to Seller under any prior agreement.

13. Definitions. Capitalized terms used herein without definition have the meanings ascribed to them in the Merger Agreement.

[Signature page follows this page.]

IN WITNESS WHEREOF, the undersigned have executed this General Release Agreement as of the day and year first above written.

SELLER:

Valeritas Holdings, Inc. (formerly known as Cleaner
Yoga Mat, Inc.)

By:
Name:	Leisa Swanson
Title:	President

SPLIT OFF SUBSIDIARY:

CYGM OPERATING CORP.

By:
Name:	Leisa Swanson
Title:	President

BUYER:

LEISA SWANSON

Exhibit D

Letter of Transmittal

LETTER OF TRANSMITTAL

For Certificates formerly representing Series AB Preferred Stock of

VALERITAS, INC.

Pursuant to the Agreement and Plan of Merger among Valeritas, Inc.,

Valeritas Holdings, Inc. and

Valeritas Acquisition Corp.

This Letter of Transmittal is being sent in connection with the merger of Valeritas Acquisition Corp., a wholly owned subsidiary of Valeritas Holdings, Inc. with and into Valeritas, Inc. This Letter of Transmittal should be promptly (a) completed and signed in the space provided below and on the space provided on the W–9, Substitute Form W–8BEN or other appropriate IRS Form W–8 included in this Letter of Transmittal and (b) mailed or delivered with your certificate(s) (“Certificate(s)”) formerly representing shares of Series AB Preferred Stock of Valeritas, Inc. (“Capital Stock”) to West Coast Stock Transfer, as Exchange Agent (the “Exchange Agent”). Please read the accompanying instructions carefully.

This Letter of Transmittal, your Certificate(s) and any other required documents should be delivered to the Exchange Agent, by mail, hand or overnight courier at the following address:

West Coast Stock Transfer

721 N. Vulcan Ave, Suite 205

Encinitas, CA 92024

Attn: Frank Brickell

Telephone: (619) 664-4780

DESCRIPTION OF SHARES OF CAPITAL STOCK TENDERED
Names(s) and Address(es) of Registered Holder(s) (please complete)	Share Certificate(s) and Shares(s) Tendered (Please attach additional signed list, if necessary)*
	Class of Stock	Stock Certificate Number(s)	Total Number of Shares of Stock Represented by Share Certificate(s
Series AB Preferred Stock
☐ Check here if Share Certificates have been lost or mutilated (and indicate which certificate has been lost or mutilated).

*	Note: Morgan, Lewis & Bockius LLP has delivered to the Exchange Agent all stock certificates issues in the Series AB Preferred Stock financings on September 28, 2015, November 13, 2015, December 24, 2015, January 29, 2016 and February 29, 2016, and for the exercise of warrants for Series AB Preferred Stock.

PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

In accordance with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 3, 2016, by and among Valeritas Holdings, Inc. (“Valeritas”), Valeritas Acquisition Corp. (“Merger Sub”), and Valeritas, Inc. (the “Company”), providing for the merger (the “Merger”) of Merger Sub with and into the Company (the “Merger”), with the Company becoming a wholly owned subsidiary of Valeritas, the undersigned, the registered holder(s) of the stock certificates (the “Certificate(s)”) formerly representing shares of Series AB Preferred Stock of the Company hereby surrenders such Certificate(s) to the Exchange Agent, in exchange for shares of Valeritas common stock (and cash in lieu of fractional shares) an amount determined in accordance with the terms of the Merger Agreement (the “Consideration”) and payable in the manner set forth in the Merger Agreement. Unless otherwise defined in this Letter of Transmittal, all defined terms contained in this Letter of Transmittal will have the meanings set forth in the Merger Agreement.

Effective upon the consummation of the transactions contemplated by the Merger Agreement, except for any rights expressly set forth in the Merger Agreement, including, but not limited to, the right to receive the undersigned’s Consideration with respect to the undersigned’s Common Stock of the Company, the undersigned hereby acknowledges that the undersigned is not aware of any claims of the undersigned against the Company or liabilities or obligations of the Company to the undersigned arising under any investor agreements of the Company or in connection with the issuance of any securities by the Company to its stockholders, or otherwise as a result of the undersigned having been a stockholder of the Company.

The undersigned acknowledges and agrees that it received notice as of its appraisal rights as required by Section 262 of the Delaware General Corporation Law (“DGCL”). By signing and delivering this Letter of Transmittal and surrendering the Certificate(s) herewith delivered to the Exchange Agent, the undersigned hereby waives any and all rights of appraisal and any dissenters’ rights to which the undersigned may have been entitled pursuant to Section 262 of the DGCL with respect to the transactions contemplated by the Merger Agreement.

The Exchange

The undersigned understands that the surrender of Certificate(s) will not be deemed to have been in acceptable form until receipt by the Exchange Agent of this Letter of Transmittal properly completed and signed, together with all required documents, in form satisfactory to the Exchange Agent acting reasonably. All questions as to the documents, validity, form, eligibility and acceptance for payment of any Certificate(s) surrendered pursuant to any of the procedures described in this Letter of Transmittal will be determined by the Exchange Agent, acting reasonably (which may delegate power to make such determination in whole or in part to its transfer agent), and such determination will be final and binding. Delivery of Certificate(s) will be effected, and risk of loss and title to Certificate(s) will pass, only upon proper delivery to the Exchange Agent.

The undersigned hereby irrevocably constitutes the Exchange Agent, or its designee or appointee, as the undersigned’s true and lawful attorney–in–fact with respect to the Certificate(s) surrendered herewith, to deliver such Certificates(s) together with all accompanying evidences of authority, against receipt therefore (as the undersigned’s agent) of the undersigned’s Consideration with respect to the undersigned’s Common Stock of the Company as provided in the Merger Agreement and this Letter of Transmittal. This power is irrevocable and coupled with an interest, and shall not be affected by the undersigned’s death, incapacity, illness, dissolution or other inability to act.

The undersigned represents that (a) the undersigned is or are the sole record and beneficial owner of the Certificate(s) surrendered herewith and identified in the box on the cover page of this Letter of Transmittal, (b) the undersigned has or have good title to the shares of capital stock of the Company represented by such Certificates, (c) the undersigned has or have the full right, power, legal capacity and authority to execute this Letter of Transmittal and sell, assign, transfer and surrender such Certificate(s), free and clear of all liens, claims and encumbrances and not subject to any adverse claim or any limitation or restriction on the sale, transfer or delivery of the Certificate(s), and (d) no consent, approval or notice of or to any third party is required to sell, assign, transfer or surrender such Certificate(s).

The undersigned shall, upon request, execute and deliver any additional documents deemed appropriate or necessary by Valeritas or the Exchange Agent (in each case, acting reasonably) in connection with the surrender of the

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Certificate(s). All authority conferred or agreed to be conferred in this Letter of Transmittal shall not be affected by, and shall survive, the death or incapacity of the undersigned and any obligation of the undersigned will be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

INSTRUCTIONS

1. Guarantee of Signatures. No signature on this Letter of Transmittal is required to be guaranteed if (a) this Letter of Transmittal is signed by the registered holder(s) of the Certificate(s) transmitted herewith and such holder(s) has (have) not completed the instruction entitled “Special Payment Instructions” and/or “Special Delivery Instructions” on this Letter of Transmittal or (b) such Certificate(s) are transmitted for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, or the Stock Exchange Medallion Program (each of the foregoing constituting an “Eligible Institution”). IN ALL OTHER CASES, ALL SIGNATURES ON THIS LETTER OF TRANSMITTAL MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION. SEE INSTRUCTION 4.

2. Delivery of Letter of Transmittal and Certificates. Certificate(s) surrendered, as well as a properly completed and duly executed Letter of Transmittal, any signature guarantees, if necessary, and any other documents required by this Letter of Transmittal, must be delivered to the Exchange Agent at its address set forth on the cover of this Letter of Transmittal. Please do not send the Certificate(s) directly to Valeritas. If any of the Certificate(s) of the undersigned have been lost, stolen, mutilated or destroyed, please contact the Company who will send you an Affidavit of Lost Certificate and any additional documentation that you must complete in order to effectively surrender lost, stolen, mutilated or destroyed Certificate(s). All questions as to the documents, validity, form, eligibility and acceptance for payment of any Certificate(s) surrendered pursuant to any of the procedures described in this Letter of Transmittal will be determined by Valeritas acting reasonably (which may delegate power to make such determination in whole or in part to the Exchange Agent), and such determination will be final and binding. Valeritas (which may delegate power in whole or in part to the Exchange Agent) also reserves the absolute right to waive any defect or irregularity in the surrender of any Certificate or delivery of any Letter of Transmittal, and its interpretations of other terms and conditions of the Merger Agreement and this Letter of Transmittal (including these instructions) with respect to such irregularities or defects will be final and binding. Delivery of Certificate(s) will be effected, and risk of loss and title to Certificate(s) will pass, only upon proper delivery to the Exchange Agent. No alternative, conditional, irregular or contingent surrender of Certificate(s) or this Letter of Transmittal will be accepted. Delivery of documents to an address other than the address set forth on the cover of this Letter of Transmittal does not constitute delivery to the Exchange Agent. The surrender of Certificate(s) will be deemed made only when this Letter of Transmittal and any other documents are actually received by the Exchange Agent.

You are encouraged to return this Letter of Transmittal and the other required documentation as soon as possible.

The method of delivery of Certificate(s) and the other required documents is at the option and risk of the tendering holder. If sent by mail, then registered mail with return receipt requested is recommended.

3. Inadequate Space. If there is inadequate space to complete any box or to sign this Letter of Transmittal, the information or signatures required to be provided must be set forth on additional sheets substantially in the form of the corresponding portion of this Letter of Transmittal and attached to this Letter of Transmittal.

4. Signature on Letter of Transmittal, Stock Powers and Endorsements.

(a) If this Letter of Transmittal is signed by the registered holder(s) of the Certificate(s) surrendered hereby without any correction or change in the name of the registered holder(s), the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s), without any change whatsoever. In the event the name of the registered holder(s) needs to be corrected or has changed (by marriage or otherwise), attach an additional sheet setting forth the change (see Instruction 3).

(b) If any Certificate surrendered hereby is held of record by two or more joint holders, all such holders must sign this Letter of Transmittal.

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(c) If any Certificate surrendered hereby is registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.

(d) If this Letter of Transmittal is signed by the registered holder(s) of the Certificate(s) listed and transmitted hereby, no endorsements of Certificate(s) or separate stock powers are required.

(e) If this Letter of Transmittal is signed by a person(s) other than the registered holder(s) of the Certificate(s) listed, the Certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name of the registered holder(s) appears on the Certificate(s). Signatures on such Certificate(s) or stock powers must be guaranteed. See Instruction 1.

(f) If this Letter of Transmittal or any Certificate or stock power is signed by a person(s) other than the registered holder(s) of the Certificate(s) listed and the signer(s) is acting in the capacity of trustee, executor, administrator, guardian, attorney–in–fact, officer of a corporation or any other person(s) acting in a fiduciary or representative capacity, such person(s) must so indicate when signing, and must submit proper evidence satisfactory to the Exchange Agent of authority to act.

5. Payment and Special Payment and Delivery Instructions.

(a) The undersigned understands that delivery of a check representing the cash in lieu of fractional shares will be made within approximately ten (10) business days after the receipt by the Exchange Agent of Certificate(s) and this Letter of Transmittal and any other necessary documents completed in acceptable form. The undersigned understands that the amount of any check representing the cash portion of the Consideration will be reduced by any applicable withholding taxes. No interest shall accrue on any cash payments to be delivered hereunder.

(b) If a check is to be issued in the name(s) of person(s) other than the signer(s) of this Letter of Transmittal or if a check is to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, then the appropriate boxes on this Letter of Transmittal should be completed.

6. Requests for Assistance and Additional Copies. Request for assistance may be directed to Frank Brickell at West Coast Stock Transfer (the Exchange Agent) at (619) 664-4780 Monday–Friday 9:00 a.m. – 5:00 p.m. California time. Additional copies of this Letter of Transmittal and the Certification of Taxpayer Identification Number on Substitute Form W–9 may be obtained from the Exchange Agent at the addresses and telephone number set forth herein.

7. Form W–9. Each tendering holder who is a U.S. person is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”), generally the holder’s social security or federal employer identification number, on a Form W–9, which is provided below. You must cross out item (2) in the certification box on the Form W–9 if you are subject to backup withholding. The box in Part 3 of the form may be checked if the tendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future.

IRS Form W–8. Each tendering holder who is not a U.S. person is required to provide the Exchange Agent with the appropriate IRS Form W–8, accurately filled in. A Form W–8 BEN can be obtained from the Exchange Agent or at the link below. Please note that there are additional Form W–8’s if the W–8BEN does not apply to your particular situation. The additional forms can be accessed at the following IRS links:

http://www.irs.gov/pub/irs-pdf/fw8ben.pdf

http://www.irs.gov/pub/irs-pdf/fw8eci.pdf

http://www.irs.gov/pub/irs-pdf/fw8imy.pdf

http://www.irs.gov/pub/irs-pdf/fw8exp.pdf

8. Indication of Certificate Numbers and Numbers of Old Shares. This Letter of Transmittal should indicate the certificate numbers of the Certificate(s) surrendered hereby and the number of shares represented by each such Certificate.

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9. Miscellaneous. The Exchange Agent anticipates that it will provide notification of any defects in the deposit and surrender of any Certificate(s), but neither Valeritas nor the Exchange Agent shall incur any liability for failure to give such notice.

10. Stock Transfer Taxes. In the event that any transfer or other taxes become payable by reason of the issuance of a check in any name other than that of the record holder such transferee or assignee must pay such tax to Valeritas or must establish to the satisfaction of Valeritas that such tax has been paid or is not applicable.

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 4 and 5)

To be completed ONLY if the check for fractional shares is to be issued in the name of someone other than the undersigned, or payment by wire transfer is requested.

Issue check to:

Name: (Please print):

Address:

(Zip Code)

(Taxpayer Identification or Social Security No.)

SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 4 and 5)

To be completed ONLY if the check for check for fractional shares is to be sent to someone other than the undersigned, or to the undersigned at an address other than that below.

Mail check to:

Name: (Please print)

Address:

(Zip Code)

(Taxpayer Identification or Social Security No

ALL STOCKHOLDERS MUST SIGN HERE (Also complete Form W–9)

The undersigned acknowledges that the undersigned has thoroughly read this Letter of Transmittal and agrees to be bound by the terms and conditions set forth herein and in the accompanying materials.

The check representing the cash in lieu of fractional shares will be issued only in the name of the person(s) submitting this Letter of Transmittal and will be mailed to the address shown in the box on page one entitled “Name and Address of Registered Owner” unless the Special Payment Instructions or Special Delivery Instructions are completed.

Signature(s) of Registered Holder(s) or Agent

Dated:

(Must be signed by registered holder(s) exactly as name(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by an officer of a corporation, attorney–in–fact, executor, administrator, trustee, guardian or other person(s) acting in a fiduciary or representative capacity, then please set forth full title and see Instruction 4.)

Name(s):(Please print):

Capacity (Full Title):

Address:	(ZIP Code)

Area Code and Tel. No.:	Tax Identification or Social Security No.:

GUARANTEE OF SIGNATURE(S) (If Required–See Instructions 1 and 4)

Authorized Signature:

Name(s): (Please print):

Name of Firm:

Address:	(ZIP Code)

Area Code and Tel. No.:	Dated:

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If you have any questions about completing this form, please call

Frank Brickell at West Coast Stock Transfer at (619) 664-4780

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[W-9 AND INSTRUCTIONS TO BE ATTACHED]

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Exhibit E

Officers and Directors

Directors:

John Timberlake

Nathan D. Hukill

Luke Düster

Cameron Hui

Peter Devlin

Rodney Altman, M.D.

Officers:

John Timberlake	Chief Executive Officer, Chief Commercial Officer, President and Secretary

Mark Conley	Vice President, Corporate Controller and Treasurer

Geoffrey Jenkins	Executive Vice President, Manufacturing, Operations and Research & Development

Matthew Nguyen	Senior Vice President, Commercial by our Board of Directors

Exhibit F

Surviving Corporation Charter

1. Name. The name of the corporation is Valeritas, Inc.

2. Registered Office and Registered Agent. The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Suite 403-B in the City of Wilmington, County of New Castle 19805. The name of its registered agent at such address is VCorp Services LLC.

3. Purposes. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. Capital Stock. The total number of shares that the corporation is authorized to issue is 100 shares of common stock, par value $0.01 per share.

5. Bylaws. The board of directors of the corporation is expressly authorized to adopt, amend or repeal bylaws of the corporation.

6. Director Liability.

a)	Limitation. To the fullest extent permitted by law, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Section 6 by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

b)	Indemnification. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the corporation (and any other persons to which DGCL permits the corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.

c)	Modification. Any amendment, repeal or modification of the foregoing provisions of this section 4 shall not adversely affect any right or protection of any director, officer, or other agent of the corporation existing at the time of such amendment, repeal or modification.

7. Board Rights. In furtherance and not in limitation of the powers conferred by statute, it is further provided that:

a)	The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

b)	The Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

8. Director Election. Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

9. Amendment. Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the corporation, by the DGCL or by other applicable law, or by any contract or agreement to which the corporation is or may become a party, the corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

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Exhibit G

Surviving Corporation Bylaws

AMENDED AND RESTATED BYLAWS

OF

VALERITAS, INC.

(a Delaware corporation)

IDENTIFICATION; OFFICES

NAME. The name of the corporation is Valeritas, Inc. (the “Corporation”).

PRINCIPAL AND BUSINESS OFFICES. The Corporation may have such principal and other business offices, either within or outside of the state of Delaware, as the Board of Directors may designate or as the Corporation’s business may require from time to time.

REGISTERED AGENT AND OFFICE. The Corporation’s registered agent may be changed from time to time by or under the authority of the Board of Directors. The address of the Corporation’s registered agent may change from time to time by or under the authority of the Board of Directors, or the registered agent. The business office of the Corporation’s registered agent shall be identical to the registered office. The Corporation’s registered office may be but need not be identical with the Corporation’s principal office in the state of Delaware. The Corporation’s initial registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

PLACE OF KEEPING CORPORATE RECORDS. The records and documents required by law to be kept by the Corporation permanently shall be kept at the Corporation’s principal office or as the Board of Directors may designate.

STOCKHOLDERS

CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the Corporation shall be signed by, or in the name of, the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Whenever the Corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the Corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law of the State of Delaware (the “DGCL”). Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

The Corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

UNCERTIFICATED SHARES. Subject to any conditions imposed by the DGCL, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Within a reasonable time after the issuance or transfer of any uncertificated shares, the Corporation shall send to the registered owner thereof any written notice prescribed by the DGCL.

FRACTIONAL SHARE INTERESTS. The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the condition that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the condition that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the Corporation shall be made only on the stock ledger of the Corporation by the registered holder thereof, or by the registered holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

RECORD DATE FOR STOCKHOLDERS. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall

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not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the Corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the Corporation’s certificate of incorporation (the “Certificate of Incorporation”) confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the DGCL confers such rights notwithstanding that the Certificate of Incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights thereunder; provided, however, that no such right shall vest in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the Certificate of Incorporation, except as any provision of law may otherwise require.

STOCKHOLDER MEETINGS.

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TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the Corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

PLACE. Annual meetings and special meetings may be held at such place, either within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the Corporation in the State of Delaware. The Board of Directors may also, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. If a meeting by remote communication is authorized by the Board of Directors in its sole discretion, and subject to guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

CALL. Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.

NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, which shall state the place, if any, date, and hour of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the DGCL. Except as otherwise provided by the DGCL, the written notice of any meeting shall be given not less than ten days nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the

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adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Whenever notice is required to be given under the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

STOCKHOLDER LIST. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting - the Chairperson of the Board, if any, the Vice-Chairperson of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairperson to be chosen by the stockholders. The Secretary of the Corporation, or in such Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the chairperson of the meeting shall appoint a secretary of the meeting.

PROXY REPRESENTATION. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be

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affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. A stockholder may also authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making the determination shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to Section 212(c) of the DGCL may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors. Except as may otherwise be required by subsection (e) of Section 231 of the DGCL, the provisions of that Section shall not apply to the Corporation.

QUORUM. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.

VOTING. Each share of stock shall entitle the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the DGCL prescribes a different percentage of votes

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and/or a different exercise of voting power, and except as may be otherwise prescribed by the provisions of the Certificate of Incorporation and these Bylaws. In the election of directors, and for any other action, voting need not be by ballot.

STOCKHOLDER ACTION WITHOUT MEETINGS. Except as any provision of the DGCL may otherwise require, any action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper shall be delivered to the Corporation by delivery to its principal place of business or an officer or agent of the Corporation having custody of the book in which the proceedings of meetings of stockholders are recorded, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the DGCL.

DIRECTORS

FUNCTIONS AND DEFINITION. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof. The use of the phrase “whole board” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The initial Board of Directors shall consist of one person. Thereafter the number of directors constituting the whole board shall be at least one. Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be one. The number of directors may be increased or decreased by action of the stockholders or of the directors.

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ELECTION AND TERM. The first Board of Directors, unless the members thereof shall have been named in the Certificate of Incorporation, shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

MEETINGS.

TIME. Meetings shall be held at such time as the Board of Directors shall fix, except that the first meeting of a newly elected Board of Directors shall be held as soon after its election as the directors may conveniently assemble.

PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board of Directors.

NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Whenever notice is required to be given under the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

QUORUM AND ACTION. A majority of the whole Board of Directors shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board of Directors. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the DGCL, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the DGCL and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board of Directors or action of disinterested directors.

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Any member or members of the Board of Directors or of any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

CHAIRPERSON OF THE MEETING. The Chairperson of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairperson of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board of Directors, shall preside.

REMOVAL OF DIRECTORS. Except as may otherwise be provided by the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation with the exception of any power or authority the delegation of which is prohibited by Section 141 of the DGCL, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

OFFICERS

The officers of the Corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairperson of the Board, a Vice-Chairperson of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors choosing such officer, no officer other than the Chairperson or Vice-Chairperson of the Board, if any, need be a director. Any number of offices may be held by the same person, as the directors may determine.

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Unless otherwise provided in the resolution choosing such officer, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until such officer’s successor shall have been chosen and qualified.

All officers of the Corporation shall have such authority and perform such duties in the management and operation of the Corporation as shall be prescribed in the resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the Corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board of Directors shall assign to such Secretary or Assistant Secretary. Any officer may be removed, with or without cause, by the Board of Directors. Any vacancy in any office may be filled by the Board of Directors.

CORPORATE SEAL

The corporate seal shall be in such form as the Board of Directors shall prescribe.

FISCAL YEAR

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors.

CONTROL OVER BYLAWS

Subject to the provisions of the Certificate of Incorporation and the provisions of the DGCL, the power to amend, alter, or repeal these Bylaws and to adopt new Bylaws may be exercised by the Board of Directors or by the stockholders.

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Exhibit H

Form of 2016 Equity Incentive Plan

VALERITAS HOLDINGS, INC. 2016 INCENTIVE COMPENSATION PLAN

: GENERAL PROVISIONS

PURPOSE OF THE PLAN

This 2016 Incentive Compensation Plan is intended to promote the interests of Valeritas Holdings, Inc., a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

STRUCTURE OF THE PLAN

The Plan shall be divided into three separate equity incentive programs:

the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock;

the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units or other stock-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, or such shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary); and

the Incentive Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be provided with incentive bonus opportunities through performance unit awards and special cash incentive programs tied to the attainment of pre-established performance milestones.

The provisions of Articles One and Five shall apply to all incentive compensation programs under the Plan and shall govern the interests of all persons under the Plan.

ADMINISTRATION OF THE PLAN

The Plan shall be administered and interpreted by a committee consisting of members of the Board, which shall be appointed by the Board (the “Committee”). The Committee shall consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, “non-employee directors” as defined under Rule 16b-3 under the 1934 Act, and “independent directors” as determined in accordance with the independence standards established by the Stock Exchange on which the Common Stock is at the time primarily traded. However, the Board may ratify or approve any Awards as it deems appropriate, and the Board shall approve and administer all Awards made to non-employee directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent the Board, the Committee or a subcommittee administers the Plan, references in the Plan to the “Plan Administrator” shall be deemed to refer to the Board, the Committee or subcommittee.

Members of the Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time.

The Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant, Stock Issuance and Incentive Bonus Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant, Stock Issuance and Incentive Bonus Programs under its jurisdiction or any Award thereunder.

Service on the Committee shall constitute service as a Board member, and the members of the Committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on the Committee. No member of the Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award made thereunder.

ELIGIBILITY

The persons eligible to participate in the Plan are as follows:

Employees;

non-employee members of the Board or the non-employee members of the board of directors of any Parent or Subsidiary; and

consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

The Plan Administrator shall have full authority to determine, (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the time or times when the Award is to become exercisable, the vesting schedule (if any) applicable to an Award, the maximum term for which such Award is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option, (ii) with respect to Awards made under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting and issuance schedule (if any) applicable to the shares which are the subject of such Award and the cash consideration (if any) payable for those shares, and (iii) with respect to Awards under the Incentive Bonus Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the performance objectives for each such Award, the amounts payable at designated levels of attained performance, any applicable service vesting requirements, the payout schedule for each such Award and the form (cash or shares of Common Stock) in which the Award is to be settled.

The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program, to effect stock issuances and other stock-based awards in accordance with the Stock Issuance Program and to grant incentive bonus awards in accordance with the Incentive Bonus Program.

STOCK SUBJECT TO THE PLAN

The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including treasury shares and shares repurchased by the Corporation on the open market. Subject to adjustment as provided in Section V.G, the number of shares of Common Stock reserved for issuance over the term of the Plan shall initially be limited to 3,000,000 shares.

Following the Underwriting Date, the number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day in January each calendar year during the term of the Plan, beginning on the first trading day in January of the first calendar year following the Underwriting Date, by an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding as measured as of the last trading day in the immediately preceding calendar year, but in no event shall any such annual increase exceed 1,500,000 shares.

Subject to adjustment as provided in Section V.G, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under Plan shall not exceed 3,000,000 shares. Such share limitation shall automatically be increased on the first trading day in January each calendar year, beginning on the first trading day in January of the calendar year following the Underwriting Date, by the number of shares of Common Stock added to the share reserve on that day pursuant to the provisions of Section V.B of this Article One.

Each person participating in the Plan shall be subject the following limitations:

no one person participating in the Plan may receive stock options and stand-alone stock appreciation rights for more than 1,500,000 shares of Common Stock in the aggregate per calendar year;

no one person participating in the Plan may receive direct stock issuances (whether vested or unvested) or stock-based awards (other than stock options and stand-alone stock appreciation rights) for more than 1,500,000 shares of Common Stock in the aggregate per calendar year; and

for Awards denominated in terms of cash (whether payable in cash, Common Stock or a combination of both) and subject to one or more performance-vesting conditions, the maximum dollar amount for which such Awards may be made to such person in any calendar year shall not exceed 3,000,000 dollars for each calendar year within the applicable performance measurement period, with any such performance period not to exceed five (5) years and with pro-ration based on the foregoing dollar amount in the event of any fractional calendar year included within such performance period.

Shares of Common Stock subject to outstanding Awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those Awards expire, terminate or are forfeited or cancelled for any reason prior to the issuance of the shares of Common Stock subject to those Awards. Such shares shall be added back to the number of shares of Common Stock reserved for award and issuance under the Plan as follows:

for each share of Common Stock subject to such an expired, forfeited, cancelled or terminated Award made under the Discretionary Grant Program, one share of Common Stock shall become available for subsequent award and issuance under the Plan;

for each share of Common Stock subject to a forfeited or cancelled Full Value Award made under the Stock Issuance or Incentive Bonus Program, one share shall become available for subsequent award and issuance; and

for each unvested share of Common Stock issued under the Discretionary Grant or Stock Issuance Program for cash consideration not less than the Fair Market Value per share of Common Stock on the Award date and subsequently repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan, one share shall become available for subsequent award and issuance under the Plan.

Should the exercise price of an option under the Plan be paid with shares of Common Stock subject to such option, then the authorized reserve of Common Stock under the Plan shall be reduced by the net number of shares issued under the exercised stock option, and not by the gross number of shares for which that option is exercised. Upon the exercise of any stock appreciation right under the Plan, the share reserve shall be reduced by the net number of shares actually issued by the Corporation upon such exercise, and not the gross number of shares as to which such right is exercised. If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the Withholding Taxes incurred in connection with the issuance, exercise or vesting of an Award, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the net number of shares issued, exercised or vesting under such Award, calculated in each instance after any such share withholding.

Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, merger, reorganization, consolidation, reclassification or change in par value, or any other unusual or infrequently occurring event affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or if the value of outstanding shares of Common Stock is substantially reduced as a result of a spin-off transaction or the Corporation’s payment of an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the provisions of Article One, Section V.B, (iii) the maximum number and/or class of securities that may be issued pursuant to Incentive Options granted under the Plan, (iv) the maximum number and/or class of securities for which any one person may receive Common Stock-denominated Awards under the Plan per calendar year, (v) the maximum number and/or class of securities for which any one person may receive stock options and stock appreciation rights under the Plan per calendar year, (vi) the number and/or class of securities and the exercise or base price per share in effect under each outstanding Award under the Discretionary Grant Program, (vii) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share, (viii) the number and/or class of securities subject to each outstanding Award under the Incentive Bonus Program denominated in shares of Common Stock and (ix) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. In the event of a Change in Control, the applicable Change in Control provisions of the Plan shall apply. The adjustments shall be made by the Plan Administrator in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and outstanding Awards. The adjustments shall be final, binding and conclusive.

Outstanding Awards under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

REPRICING PROGRAMS

The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefore new options covering the same or different number of Common Shares but with an exercise price per share based on the Fair Market Value per Common Share on the new option grant date.

: DISCRETIONARY GRANT PROGRAM

OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each option shall be designated in the document as either an Incentive Option or a Non-Statutory Option. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

Exercise Price.

The exercise price per share shall be fixed by the Plan Administrator; but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in cash or check made payable to the Corporation. Should the Common Shares be publicly traded at the time the option is exercised, then the exercise price may also be paid as follows:

in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date;

in shares of Common Stock otherwise issuable under the option but withheld by the Corporation in satisfaction of the exercise price, with such withheld shares to be valued at Fair Market Value on the Exercise Date; or

to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (A) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (B) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

Effect of Termination of Service. The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:

Any option outstanding at the time of the Optionee’s cessation of Service for any reason other than death, Retirement, Permanent Disability and Misconduct shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term, and provided that if such documents do not include such a period of time, any such option shall remain so exercisable until the earlier of (i) the expiration of the three (3)-month period following the date of Optionee’s cessation of Service, and (ii) the expiration of the option term set forth in the documents evidencing the option.

Any option held by the Optionee at the time of the Optionee’s cessation of Service due to Retirement or Permanent Disability shall remain exercisable until the earlier of (i) the expiration of the twelve (12)-month period following the date of Optionee’s cessation of Service and (ii) the expiration of the option term set forth in the documents evidencing the option.

Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option. Any such option shall remain so exercisable until the earlier of (i) the expiration of the twelve (12)-month period following the date of Optionee’s death, and (ii) the expiration of the option term set forth in the documents evidencing the option.

Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.

During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding.

The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term;

include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option; and/or permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

Incentive Options: During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

Hedging. Prior to the date the Corporation first becomes subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, outstanding options under the Plan, together with the shares of Common Stock subject to those options during the period prior to exercise, shall not be the subject of any short position, put equivalent position (as such term is defined in Rule 16a-1(h) under the 1934 Act) or call equivalent position (as such term is defined Rule 16a-1(b) of the 1934 Act).

Pledges, Gifts and other Transfers. Except as otherwise provided in subparagraph (i), (ii) or (iii) above, until the date the Corporation first becomes subject to the reporting requirements of Section 13 or 15(d) of the 1934 Act, outstanding options under the Plan, together with the shares of Common Stock subject to those options during the period prior to exercise, shall not be the subject of any pledges, gifts, hypothecations or other transfers, other than pursuant to the Corporation’s repurchase rights or in connection with a Change in Control in which such options shall terminate and cease to be outstanding.

INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

Eligibility. Incentive Options may only be granted to Employees.

Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

STOCK APPRECIATION RIGHTS

Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:

One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date. In the event outstanding Stand-alone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Stand-alone Right shall be adjusted immediately after such Change in Control so as to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to the base price per share in effect under each outstanding Stand-alone Right, provided the aggregate base price shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Stand-alone Rights under the Discretionary Grant Program, substitute, for the securities underlying those assumed rights, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except if such assignment is in connection with the holder’s estate plan and is to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or pursuant to a domestic relations order covering the Stand-alone Right as marital property. In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

The distribution with respect to an exercised Stand-alone Right may be made in shares of Common Stock valued at Fair Market Value on the exercise date, in cash or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.

Post-Service Exercise. The provisions governing the exercise of Tandem, and Stand-alone Stock Appreciation Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program.

Net Counting. Upon the exercise of any Tandem or Stand-alone Right under this Section III, the share reserve under Section V of Article One shall be reduced by the net number of shares actually issued by the Corporation upon such exercise and not by the gross number of shares as to which such right is exercised.

CHANGE IN CONTROL

Except as otherwise set forth in the applicable Award agreement, the following provisions shall be in effect in the event of a Change in Control transaction:

In the event of a Change in Control, each option or stock appreciation right outstanding under the Discretionary Grant Program on the effective date of the Change in Control may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (ii) replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares as to which the option or stock appreciation right is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares, but only if such replacement cash program would not result in the treatment of the option or stock appreciation right as an item of deferred compensation subject to Code Section 409A. However, to the extent that the Plan Administrator determines in its sole discretion that any option or stock appreciation right outstanding under the Discretionary Grant Program on the effective date of such Change in Control transaction is not to be so assumed, continued or replaced, that option or stock appreciation right shall automatically accelerate so that each such option or stock appreciation right shall, immediately prior to the effective date of that Change in Control, become exercisable as to all the shares of Common Stock at the time subject to such option or stock appreciation right and may be exercised as to any or all of those shares as fully vested shares of Common Stock.

To the extent the Plan Administrator determines, in its sole discretion, that any option or stock appreciation right outstanding under the Discretionary Grant Program on the date of a Change in Control is not to be assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect or replaced with a cash incentive program in accordance with Section IV.A.1. of this Article Two, the holder of any such option or stock appreciation right shall be entitled to receive, upon consummation of the Change in Control, a lump sum cash payment in an amount equal to the spread, if any, existing on the shares of Common Stock subject to the option or stock appreciation right at the time of the Change in Control over the aggregate exercise or base price in effect for such option or stock appreciation right. The Plan Administrator shall have the authority to determine, in its sole discretion, that any option or stock appreciation right outstanding under the Discretionary Grant Program on the date of such Change in Control that is not to be assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect or replaced with a cash incentive program in accordance with Section IV.A.1. of this Article Two shall be subject to cancellation and termination, without cash payment or other consideration due the award holder, if the Fair Market Value per share of Common Stock on the date of such Change in Control is less than the per share exercise or base price in effect for such option or stock appreciation right.

All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of a Change in Control, except to the extent: (i) the Plan Administrator determines in its sole discretion that those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

Each option or stock appreciation right which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had those shares actually been outstanding at the time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iv) the maximum number and/or class of securities for which Incentive Options may be granted under the Plan, and (v) the number and/or class of securities subject to the Corporation’s outstanding repurchase rights under the Plan and the repurchase price payable per share. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the Plan Administrator may, in its sole discretion, provide in the document evidencing the Change in Control transaction that the successor corporation, in connection with the assumption or continuation of the outstanding options or stock appreciation rights under the Discretionary Grant Program, shall substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

Immediately following the consummation of the Change in Control, all outstanding options or stock appreciation rights under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Change in Control, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those options or stock appreciation rights are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

The Plan Administrator shall have full power and authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those options or stock appreciation rights do not otherwise fully accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

: STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

Shares of Common Stock may be issued under the Stock Issuance Program, either as vested or unvested shares, through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards, restricted stock units or performance shares which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

Consideration. Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

cash or check made payable to the Corporation,

past services rendered to the Corporation (or any Parent or Subsidiary); or

any other valid consideration under the Delaware General Corporation Law.

Transferability. Awards under the Stock Issuance Program shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the recipient, such Awards shall be transferable, by gift or pursuant to a domestic relations order, to a Family Member to the extent and in the manner determined by the Plan Administrator and set forth in the applicable agreement evidencing the Award. Notwithstanding the foregoing, the recipient of an Award under the Stock Issuance Program may designate a beneficiary of the recipient’s Award in the event of the recipient’s death on a beneficiary designation form provided by the Plan Administrator.

Vesting Provisions.

Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to restricted stock units or performance shares which entitle the recipients to receive the shares underlying those Awards upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those Awards, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of certain pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period (not to exceed five (5) years) specified by the Plan Administrator at the time of the Award.

Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any transaction described in Section V.G of Article One shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares, subject to any applicable vesting requirements, including (without limitation) the requirement that any dividends paid on shares subject to performance-vesting conditions shall be held in escrow by the Corporation and shall not vest or actually be paid to the Award holder prior to the time those shares vest. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate; provided, however, that no such dividend-equivalent units relating to restricted stock unit or share right awards subject to performance-vesting conditions shall vest or otherwise become payable prior to the time the underlying award (or portion thereof to which such dividend-equivalents units relate) vests upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying award.

Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Awards which were intended at the time of grant to qualify as performance-based compensation under Code Section 162(m).

Outstanding Awards of restricted stock units or performance shares under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those Awards, if the performance goals or Service requirements established for such Awards are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Awards of restricted stock units or performance shares as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m).

The following additional requirements shall be in effect for any performance shares awarded under this Article Three:

At the end of the performance period, the Plan Administrator shall determine the actual level of attainment for each performance objective and the extent to which the performance shares awarded for that period are to vest and become payable based on the attained performance levels.

The performance shares which so vest shall be paid as soon as practicable following the end of the performance period, unless such payment is to be deferred for the period specified by the Plan Administrator at the time the performance shares are awarded or the period selected by the Participant in accordance with the applicable requirements of Code Section 409A.

Performance shares may be paid in (i) cash, (ii) shares of Common Stock or (iii) any combination of cash and shares of Common Stock, as set forth in the applicable Award agreement.

Performance shares may also be structured so that the shares are convertible into shares of Common Stock, but the rate at which each performance share is to so convert shall be based on the attained level of performance for each applicable performance objective.

CHANGE IN CONTROL

Except as otherwise set forth in the applicable Award agreement, the following provisions shall be in effect in the event of a Change in Control transaction:

Each Award outstanding under the Stock Issuance Program on the effective date of an actual Change in Control transaction may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (ii) replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent vesting and payment of that value in accordance with the same vesting schedule in effect for those shares at the time of such Change in Control. However, to the extent that the Plan Administrator determines in its sole discretion that any Award outstanding under the Stock Issuance Program on the effective date of such Change in Control Transaction is not to be so assumed, continued or replaced, that Award shall vest in full immediately prior to the effective date of the actual Change in Control transaction and the shares of Common Stock underlying the portion of the Award that vests on such accelerated basis shall be issued in accordance with the applicable Award agreement, unless such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

Each outstanding Award under the Stock Issuance Program which is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to that Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate amount of such cash consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the Plan Administrator may, in its sole discretion, provide in the document evidencing the Change in Control transaction that the successor corporation, in connection with the assumption or continuation of the outstanding Awards, shall substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction. The Plan Administrator’s authority under this Section II.B shall also extend to any Awards under the Stock Issuance Program which are intended to qualify as performance-based compensation under Code Section 162(m), even though the actual vesting of those Awards pursuant to this Section II.B may result in their loss of performance-based status under Code Section 162(m).

SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

: INCENTIVE BONUS PROGRAM

INCENTIVE BONUS TERMS

Incentive Bonus Programs. The Plan Administrator shall have full power and authority to implement one or more of the following incentive bonus programs under the Plan:

cash bonus awards (“Cash Awards”),

performance unit awards (“Performance Unit Awards”), and

dividend equivalent rights (“DER Awards”)

Cash Awards. The Plan Administrator shall have the discretionary authority under the Plan to make Cash Awards which are to vest in one or more installments over the Participant’s continued Service with the Corporation or upon the attainment of specified performance objectives. Each such Cash Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.

The elements of the vesting schedule applicable to each Cash Award shall be determined by the Plan Administrator and incorporated into the Incentive Bonus Award agreement.

The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Cash Awards so that those Awards shall vest upon the achievement of pre-established corporate performance objectives based upon one or more Performance Goals measured over the performance period (not to exceed five (5) years) specified by the Plan Administrator at the time of the Award.

Outstanding Cash Awards shall automatically terminate, and no cash payment or other consideration shall be due the holders of those Awards, if the performance objectives or Service requirements established for those Awards are not attained or satisfied. The Plan Administrator may in its discretion waive the cancellation and termination of one or more unvested Cash Awards which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those Awards. Any such waiver shall result in the immediate vesting of the Participant’s interest in the Cash Award as to which the waiver applies. Such wavier may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s cessation of Service by reason of death or Permanent Disability or as otherwise provided in Section II of this Article Four.

Cash Awards which become due and payable following the attainment of the applicable performance objectives or satisfaction of the applicable Service requirement (or the waiver of such goals or Service requirement) may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock as set forth in the applicable Award agreement.

Performance Unit Awards. The Plan Administrator shall have the discretionary authority to make Performance Unit Awards in accordance with the terms of this Article Four. Each such Performance Unit Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.

A Performance Unit shall represent either (i) a unit with a dollar value tied to the level at which pre-established corporate performance objectives based on one or more Performance Goals are attained or (ii) a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives based on one or more Performance Goals. The amount of the bonus pool may vary with the level at which the applicable performance objectives are attained, and the value of each Performance Unit which becomes due and payable upon the attained level of performance shall be determined by dividing the amount of the resulting bonus pool (if any) by the total number of Performance Units issued and outstanding at the completion of the applicable performance period.

Performance Units may also be structured to include a Service requirement which the Participant must satisfy following the completion of the performance period in order to vest in the Performance Units awarded with respect to that performance period.

Performance Units which become due and payable following the attainment of the applicable performance objectives and the satisfaction of any applicable Service requirement may be paid in (i) cash, (ii) shares of Common Stock valued at Fair Market Value on the payment date or (iii) a combination of cash and shares of Common Stock, as set forth in the applicable Award agreement.

DER Awards. The Plan Administrator shall have the discretionary authority to make DER Awards in accordance with the terms of this Article Four. Each such DER Award shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided however, that each such document shall comply with the terms specified below.

The DER Awards may be made as stand-alone awards or in tandem with other Awards made under the Plan. The term of each such DER Award shall be established by the Plan Administrator at the time of grant, but no DER Award shall have a term in excess of ten (10) years.

Each DER shall represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of Common Stock), which is made per issued and outstanding share of Common Stock during the term the DER remains outstanding. A special account on the books of the Corporation shall be maintained for each Participant to whom a DER Award is made, and that account shall be credited per DER with each such dividend or distribution made per issued and outstanding share of Common Stock during the term of that DER remains outstanding.

Payment of the amounts credited to such book account may be made to the Participant either concurrently with the actual dividend or distribution made per issued and outstanding share of Common Stock or may be deferred for a period specified by the Plan Administrator at the time the DER Award is made or selected by the Participant in accordance with the requirements of Code Section 409A. In no event, however, shall any DER Award made with respect to an Award subject to performance-vesting conditions under the Stock Issuance or Incentive Bonus Program vest or become payable prior to the vesting of that Award (or the portion thereof to which the DER Award relates) upon the attainment of the applicable performance goals and shall accordingly be subject to cancellation and forfeiture to the same extent as the underlying Award in the event those performance conditions are not attained.

Payment may be paid in (i) cash, (ii) shares of Common Stock or (iii) a combination of cash and shares of Common Stock, as set forth in the applicable Award agreement. If payment is to be made in the form of Common Stock, the number of shares of Common Stock into which the cash dividend or distribution amounts are to be converted for purposes of the Participant’s book account may be based on the Fair Market Value per share of Common Stock on the date of conversion, a prior date or an average of the Fair Market Value per share of Common Stock over a designated period, as set forth in the applicable Award agreement.

The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more DER Awards so that those Awards shall vest only after the achievement of pre-established corporate performance objectives based upon one or more Performance Goals measured over the performance period (not to exceed five (5) years) specified by the Plan Administrator at the time the Award is made.

CHANGE IN CONTROL

The Plan Administrator shall have the discretionary authority to structure one or more Awards under the Incentive Bonus Program so that those Awards shall automatically vest in whole or in part immediately prior to the effective date of an actual Change in Control transaction or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Change in Control. To the extent any such Award is, at the time of such Change in Control, subject to a performance-vesting condition tied to the attainment of one or more specified performance goals, then that performance vesting condition shall automatically be cancelled on the effective date of such Change in Control, and such Award shall thereupon be converted into a Service-vesting Award that will vest upon the completion of a Service period co-terminous with the portion of the performance period (and any subsequent Service vesting component that was originally part of that Award) remaining at the time of the Change in Control.

The Plan Administrator’s authority under Section II.A above shall also extend to any Award under the Incentive Bonus Program intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of that Award may result in the loss of performance-based status under Code Section 162(m).

: MISCELLANEOUS

DEFERRED COMPENSATION

The Plan Administrator may, in its sole discretion, structure one or more awards under the Stock Issuance Program so that the Participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes. Any such deferral opportunity shall comply with all applicable requirements of Code Section 409A.

To the extent the Corporation maintains one or more separate non-qualified deferred compensation arrangements which allow the participants the opportunity to make notional investments of their deferred account balances in shares of Common Stock, the Plan Administrator may authorize the share reserve under the Plan to serve as the source of any shares of Common Stock that become payable under those deferred compensation arrangements. In such event, the share reserve under the Plan shall be reduced on a share-for-share basis for each share of Common Stock issued under the Plan in settlement of the deferred compensation owed under those separate arrangements.

To the extent there is any ambiguity as to whether any provision of any award made under the Plan that is deemed to constitute a deferred compensation arrangement under Code Section 409A would otherwise contravene one or more requirements or limitations of such Code Section 409A and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

TAX WITHHOLDING

The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise or vesting of an Award under the Plan shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options, stock appreciation rights, restricted stock units or any other share right awards pursuant to which vested shares of Common Stock are to be issued under the Plan and any or all Participants to whom vested or unvested shares of Common Stock are issued in a direct issuance under the Stock Issuance Program with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or stock appreciation rights, the issuance to them of vested shares or the subsequent vesting of unvested shares issued to them. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or stock appreciation right or upon the issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%), provided that such withholding amount may not exceed the maximum applicable Withholding Tax rate for federal (including FICA), state and local tax liabilities or such other amount required to avoid adverse accounting consequences to the Corporation, as determined by the Plan Administrator in its discretion). The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option or stock appreciation right is exercised, the vested shares are issued or the unvested shares subsequently vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so delivered shall neither reduce the number of shares of Common Stock authorized for issuance under the Plan nor be added to the shares of Common Stock authorized for issuance under the Plan

ASSUMPTION OR SUBSTITUTION OF OPTIONS

The shares of Common Stock reserved for issuance under the Plan may, in the sole discretion of the Plan Administrator, be used to fund one or more shares of Common Stock issuable upon the exercise of (i) any Code Section 422 incentive stock option originally granted by a corporation or other entity acquired by the Corporation (or any Parent or Subsidiary), whether by merger or asset or stock sale, and assumed by the Corporation in connection with that acquisition or (ii) any Incentive Option granted under this Plan in substitution for such incentive stock option of the acquired entity. Any such assumption or substitution of options shall not be deemed to contravene the option exercise price requirements of Section I.A of Article Two, even if the exercise price per share of Common Stock under the assumed or substituted option is less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the date such assumption or substitution is effected, provided all of the following requirements are satisfied:

The excess of the aggregate Fair Market Value of the shares of Common Stock subject to the assumed or substituted option immediately after the assumption or substitution over the aggregate exercise price in effect for those shares is not greater than the excess of the aggregate fair market value of the shares of stock subject to the option immediately prior to such assumption or substitution over the aggregate exercise price payable for those shares.

The ratio of the exercise price to the Fair Market Value per share of Common Stock subject to the assumed or substituted option immediately after such assumption or substitution is no more favorable to the Optionee than the ratio of the exercise price to the fair market value per share immediately prior to such assumption or substitution.

The assumed or substituted option does not provide the Optionee with any additional benefits the Optionee did not otherwise have under the option immediately prior to the assumption or substitution.

In the case of a substitution, the option granted by the acquired entity must be cancelled at the time of such substitution, and the Optionee must have no further rights under that cancelled option.

SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

EFFECTIVE DATE AND TERM OF THE PLAN

The Plan became effective on the Plan Effective Date, and was approved by the Corporation’s stockholders on May 3, 2016.

The Plan shall terminate upon the earliest to occur of (i) May 2, 2026, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate on May 2, 2026, then all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing those Awards.

AMENDMENT OF THE PLAN

The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the Stock Exchange on which the Common Stock is at the time primarily traded, and no amendment that would reduce or limit the scope of the prohibition on repricing programs set forth in Section VI of Article Two or otherwise eliminated such prohibition shall be effective unless approved by the stockholders.

The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If stockholder approval is required and is not obtained within twelve (12) months after the date the first excess Award is made, then all Awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

The provisions of the Plan and the outstanding Awards under the Plan shall, in the event of any ambiguity, be construed, applied and interpreted in a manner so as to ensure that all Awards and Award agreements provided to Optionees or Participants who are subject to U.S. income taxation either qualify for an exemption from the requirements of Section 409A of the Code or comply with those requirements; provided, however, that the Corporation shall not make any representations that any Awards made under the Plan will in fact be exempt from the requirements of Section 409A of the Code or otherwise comply with those requirements, and each Optionee and Participant shall accordingly be solely responsible for any taxes, penalties or other amounts which may become payable with respect to his or her Awards by reason of Section 409A of the Code.

USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

REGULATORY APPROVALS

The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws.

NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

RECOUPMENT

Optionees and Participants shall be subject to any clawback, recoupment or other similar policy adopted by the Board as in effect from time to time, and Awards and any cash, shares of Common Stock or other property or amounts due, paid or issued to the holder of an Award shall be subject to the terms of such policy, as in effect from time to time.

APPENDIX

The following definitions shall be in effect under the Plan:

Award shall mean any of the following awards authorized for issuance or grant under the Plan: stock options, stock appreciation rights, direct stock issuances, restricted stock or restricted stock unit awards, performance shares, performance units, dividend-equivalent rights and cash incentive awards.

Board shall mean the Corporation’s Board of Directors.

Change in Control shall have the meaning assigned to such term in the Award agreement for the particular Award or in any other agreement incorporated by reference into the Award agreement for purposes of defining such term, and in the absence of such a Change in Control definition shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

the closing of a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction;

the closing of a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Corporation’s assets; or

a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Unless otherwise determined by the Board, in no event shall (i) any public offering of the Company’s securities (whether directly or via a reverse merger with a public shell company) be deemed to constitute a Change in Control, (ii) a Change in Control be deemed to have occurred for purposes of the Plan as a result of a majority of the Board being designated by Capital Royalty Partners II, L.P. and/or its affiliates or Capital Royalty Partners II, L.P. and/or its affiliates acquiring, directly or indirectly, beneficial ownership of securities (or interests convertible into or exercisable for securities) of the Corporation as a result of one or more equity financing transactions, (iii) a change in the Stock Exchange in which the Common Stock is listed or (iv) the merger of Valeritas, Inc. with and into a subsidiary of the Corporation, in each case, be deemed to constitute a Change in Control.

Code shall mean the Internal Revenue Code of 1986, as amended.

Common Stock shall mean the Corporation’s common stock.

Corporation shall mean Valeritas Holdings, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Valeritas Holdings, Inc. which has by appropriate action assumed the Plan.

Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

Fair Market Value per Common Share on any relevant date shall be determined in accordance with the following provisions:

If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global or Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Corporation’s common stock is then primarily traded. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

If the Common Stock is not at the time listed on any Stock Exchange, then the Fair Market Value shall be determined by the Plan Administrator through the reasonable application of a reasonable valuation method that takes into account the applicable valuation factors set forth in the Treasury Regulations issued under Section 409A of the Code; provided, however, that with respect to an Incentive Option, such Fair Market Value shall be determined in accordance with the standards of Section 422 of the Code and the applicable Treasury Regulations thereunder.

Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

Full Value Award means any of the following Awards made under the Stock Issuance or Incentive Bonus Programs that are settled in shares of Common Stock: restricted stock awards (unless issued for cash consideration equal to the Fair Market Value of the shares of Common Stock on the award date), restricted stock unit awards, performance shares, performance units, cash incentive awards and any other Awards under the Plan other than (i) stock options and stock appreciation rights issued under the Discretionary Grant Program and (ii) dividend equivalent rights under the Incentive Bonus Program.

Incentive Bonus Program shall mean the incentive bonus program in effect under Article Four of the Plan.

Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

Involuntary Termination shall have the meaning assigned to such term in the Award agreement for the particular Award or in any other agreement incorporated by reference into the Award agreement for purposes of defining such term. In the absence of such an Involuntary Termination definition, such term shall mean the termination of the Service of any individual which occurs by reason of:

such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or such individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.

Misconduct shall have the meaning assigned to such term in the Award agreement for the particular Award or in any other agreement incorporated by reference into the Award agreement for purposes of defining such term, and in the absence of such, Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

1933 Act shall mean the Securities Act of 1933, as amended.

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

Optionee shall mean any person to whom an option is granted under the Discretionary Grant Program.

Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Participant shall mean any person who is issued (i) shares of Common Stock, restricted stock units, performance shares, performance units or other stock-based awards under the Stock Issuance Program or (ii) an incentive bonus award under the Incentive Bonus Program.

Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) revenue, organic revenue, net sales, or new-product revenue or net sales, (ii) achievement of specified milestones in the discovery and development of the Corporation’s technology or of one or more of the Corporation’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Corporation’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Corporation’s products, (v) expense targets, (vi) share price, (vii) total shareholder return, (viii) earnings per share, (ix) operating margin, (x) gross margin, (xi) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, amortization and/or stock-based compensation expense, (xviii) economic value added, (xix) market share, (xx) working capital targets, (xxi) achievement of specified milestones relating to corporate partnerships, collaborations, license transactions, distribution arrangements, mergers, acquisitions, dispositions or similar business transactions, and (xxii) employee retention and recruiting and human resources management. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. Each applicable performance goal may be structured at the time of the Award to provide for appropriate adjustments or exclusions for one or more of the following items: (A) asset impairments or write-downs; (B) litigation or governmental investigation expenses and any judgments, verdicts and settlements in connection therewith; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any unusual or infrequently occurring item or event; (F) items of income, gain, loss or expense attributable to the operations of any business acquired by the Corporation or costs and expenses incurred in connection with mergers and acquisitions; (G) items of income, gain, loss or expense attributable to one or more business operations divested by the Corporation or the gain or loss realized upon the sale of any such business the assets thereof, (H) accruals for bonus or incentive compensation costs and expenses associated with cash-based awards made under the Plan or other bonus or incentive compensation plans of the Corporation, and (I) the impact of foreign currency fluctuations or changes in exchange rates.

Permanent Disability or Permanently Disabled have the meaning assigned to such term in the Award agreement for the particular Award or in any other agreement incorporated by reference into the Award agreement for purposes of defining such term, and in the absence of such a definition shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Plan shall mean the Corporation’s 2016 Incentive Compensation Plan as set forth in this document and as subsequently amended or restated from time to time.

Plan Administrator shall mean the particular entity, whether the Committee, the Board or a subcommittee, which is authorized to administer the Discretionary Grant, Stock Issuance and Incentive Bonus Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

Plan Effective Date shall mean May 3, 2016, the date that the Plan was adopted by the Board.

Retirement shall have the meaning assigned to such term in the Award agreement for the particular Award or in any other agreement incorporated by reference into the Award agreement for purposes of defining such term. In the absence of such a Retirement definition, such term shall mean the Award holder’s cessation of Service after attaining age sixty (60) with at least five (5) completed years of Service to the Corporation.

Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the

Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

Underwriting Date shall mean the date on which the Underwriting Agreement is executed and priced in connection with the initial public offering of the Common Stock or, if earlier, the closing of a private placement of securities of the Corporation of at least $25,000,000.

Withholding Taxes shall mean the applicable federal and state income and employment withholding taxes to which the holder of an Award under the Plan may become subject in connection with the issuance, exercise, vesting or settlement of that Award.

Exhibit I

Debt Conversion

Immediately prior to the Closing Date, the Company has outstanding a principal amount of $50 million of senior indebtedness held by Capital Royalty Group and certain of its affiliates (collectively, “CRG”) pursuant to an Amended and Restated Term Loan Agreement by and between the Company and CRG dated as of August 5, 2014 by (as amended, restated or supplemented from time to time, the “Term Loan Agreement”), and a principal amount of $5 million of subordinated indebtedness held by WCAS Capital Partners IV, L.P. (“WCAS”), an affiliate of Welsh, Carson, Anderson & Stowe, pursuant to a Note issued by the Company to WCAS, dated September 8, 2011, as amended by Amendment No. 1 to Note dated as of May 24, 2013 (as further amended, restated or supplemented from time to time, the “WCAS Note”).

Accrued interest, fees and expenses on the principal indebtedness held by CRG pursuant to the Term Loan Agreement and by WCAS pursuant to the WCAS Note as of April 29, 2016 will be $16,574,604.12 (the “CRG Interest”) and $2,075,662.72 (the “WCAS Interest”), respectively, for a total amount of $18,650,266.84. Pursuant to negotiations with CRG and WCAS, immediately prior to the Merger, CRG has agreed to convert $5,812,323.91 of the CRG Interest into common stock of the Company, at a price equal to $1.25 per share, which would result in the Company issuing 4,649,859 shares of common stock to CRG, and CRG and WCAS have agreed to convert $10,762,280.21 of the CRG Interest and $2,075,662.72 of the WCAS Interest into shares of Series AB Preferred Stock of the Company, at a price equal to $1.25 per share, which would result in the Company issuing 8,609,824 and 1,660,530 shares of Series AB Preferred Stock to CRG and WCAS, respectively. Thereafter, upon the closing of the Merger, the shares of Series AB Preferred Stock will be exchanged for stock in the Parent and all common stock and other preferred stock of the Company will be cancelled for no consideration. Each share of Series AB Preferred Stock outstanding immediately prior to the Closing Date will be converted into the right to receive 0.23856 shares of Parent common stock.

The outstanding principal indebtedness held by CRG under the Term Loan Agreement will remain outstanding following the Merger in accordance with the following terms (the “Revised Term Loan”):

•	The amount of the Revised Term Loan shall be the current $50.0 million outstanding principal indebtedness.

•	The Revised Term Loan shall mature on the twentieth (20th) quarterly payment date following the closing date of the Merger (the “Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Revised Term Loan will amortize in a single bullet payment on the Maturity Date.

•	Interest on the Revised Term Loan will accrue at a rate of eleven percent (11%) per annum paid quarterly (on March 31, June 30, September 30, and December 31). Interest shall be payable, at the Company’s option, as eight percent (8%) cash interest and three percent (3%) paid in-kind interest; provided, however, that before the eighth (8th) quarterly payment date, interest shall be payable, at the Company’s option, in its entirety as paid-in-kind interest. All cash interest shall otherwise be paid quarterly. During any period in which an event of default has occurred and is continuing, the interest rate shall increase by four percent (4%) per annum and be payable entirely in cash.

•	The Revised Term Loan shall be secured by a first priority security interest and right of payment in all of the Company’s global assets, accounts and proceeds now existing or to be acquired. The Revised Term Loan shall be guaranteed on a secured basis by the Company.

•	To permit the Merger, all existing defaults under the Term Loan Agreement shall be permanently waived.

•	The Company may, at its option, repay the Revised Term Loan in whole or in part without any penalty or prepayment fees.

•	The Revised Term Loan includes only one operating covenant, which requires that the Company maintains an end-of-day cash balance greater than $5 million. The only other covenants are those usual and customary for this type of transaction.

The outstanding principal indebtedness held by WCAS under the WCAS Note will remain outstanding following the Merger in accordance with the following terms (the “Amended WCAS Note”):

•	The Amended WCAS Note will mature on September 8, 2021 (the “WCAS Note Maturity Date”). Principal, inclusive of all accrued paid-in-kind interest, on the Amended WCAS Note will amortize in a single bullet payment on the WCAS Note Maturity Date.

•	The Amended WCAS Note shall accrue interest at a rate of ten percent (10%) per annum payable entirely as paid-in-kind interest.

•	WCAS’s right to payment under the Amended WCAS Note shall be subject to CRG’s payment of the Revised Term Loan pursuant to a subordination agreement by and between WCAS and CRG.

•	To permit the Merger, all existing defaults under the WCAS Note shall be permanently waived.

Exhibit J

Signatories to Lock-Up and No-Shorting Agreements

Name
• Capital Royalty Partners II L.P.

• Capital Royalty Partners II - Parallel Fund “A” L.P.

• Parallel Investment Opportunities Partners II L.P.

• Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P.

• Capital Royalty Partners II (Cayman) L.P.

• John Timberlake

• Mark Conley

• Geoff Jenkins

• Matthew Nguyen

• Luke Düster

• Nathan D. Hukill

• Cameron Hui

• Rodney D. Altman

• Peter Devlin

• Montrose Capital Limited and affiliates

Exhibit K

Form of Lock-Up and No-Shorting Agreement

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is made as of                  , 2016 by the undersigned person or entity (the “Restricted Holder”) in connection with the Merger (as defined below) and the Private Placement Offering (as defined below), and is being delivered to Valeritas Holdings, Inc. (formerly Cleaner Yoga Mat, Inc.), a Delaware corporation (the “Parent”), Wedbush Securities, Inc. (“Wedbush”), ROTH Capital Partners, LLC (“Roth”) and Katalyst Securities LLC (“Katalyst”, and collectively with Wedbush and Roth, the “Placement Agents”).

WHEREAS, pursuant to the transactions contemplated under that certain Agreement and Plan of Merger and Reorganization, dated as of                  , 2016 (the “Merger Agreement”), by and among the Parent, Valeritas Acquisition Corp., a Delaware corporation (the “Acquisition Subsidiary”), and Valeritas, Inc., a Delaware corporation (the “Company”), the Acquisition Subsidiary will merge with and into the Company, with the Company remaining as the surviving entity after the merger as a wholly-owned subsidiary of the Parent, and the stockholders of the Company will receive shares of Parent Common Stock (as defined below) in exchange for their capital stock of the Company pursuant to the terms of the Merger Agreement (the “Merger”);

WHEREAS, simultaneously with the closing of the Merger, Parent will complete a private placement offering (the “Private Placement Offering”) of a minimum of 5,000,000 shares of common stock of the Parent, par value $0.001 per share (the “Parent Common Stock”), at a purchase price of $5.00 per share; and

WHEREAS, the Merger Agreement provides that, among other things, all the shares of Parent Common Stock owned by the Restricted Holder and all securities owned by the Restricted Holder that are convertible into or exercisable or exchangeable for Parent Common Stock, in each case whether owned on the date of closing of the Merger or thereafter acquired, and whether owned beneficially or of record, including, without limitation, any shares of Parent Common Stock acquired pursuant to the Merger and any shares of Parent Common Stock purchased in the Private Placement Offering (collectively, the “Restricted Securities”), shall be subject to certain restrictions on Disposition (as defined herein), and the Restricted Holder will be subject to certain other restrictions relating to the Parent Common Stock, subject to certain conditions all as more fully set forth herein.

NOW, THEREFORE, as an inducement to and in consideration of the Parent’s agreement to enter into the Merger Agreement and proceed with the Merger and the Private Placement Offering and of the Placement Agent’s agreement to proceed with the Private Placement Offering, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Restrictions.

(a) “Restricted Period” means the period commencing on the closing date of the Merger until the date that is six (6) months after the closing date of the Merger; provided, however, that the Restricted Period shall terminate prior to such date upon the earlier of (a) the listing of the Parent Common Stock on the New York Stock Exchange, NYSE MKT or NASDAQ or (b) the closing of any underwritten public offering of the Parent’s securities for gross proceeds of at least $50 million, with the written approval of the lead underwriter of such offering.

(b) During the Restricted Period, the Restricted Holder will not, directly or indirectly: (i) offer, sell, assign, transfer, pledge, hypothecate, contract to sell, grant an option to purchase or otherwise dispose of, or announce the intention to so dispose of, any Restricted Securities or (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of any Restricted Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”).

(c) In addition, during the period of twelve (12) months immediately following the closing date of the Merger, the Restricted Holder will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any shares of Parent Common Stock, whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Parent Common Stock, borrow or pre-borrow any shares of Parent Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of the Parent Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of the Parent Common Stock or otherwise seek to hedge the Restricted Holder’s position in the Parent Common Stock.

(d) Notwithstanding anything contained herein to the contrary, the restrictions set forth in Section 1(b) shall not apply to:

(i)	if the Restricted Holder is a natural person, any transfers made by the Restricted Holder (A) as a bona fide gift to any member of the immediate family (as defined below) of the Restricted Holder or to a trust the beneficiaries of which are exclusively the Restricted Holder or members of the Restricted Holder’s immediate family, (B) by will or intestate succession upon the death of the Restricted Holder or (C) as a bona fide gift to a charity or educational institution;

(ii)	if the Restricted Holder is a corporation, partnership, limited liability company or other business entity, any transfers to a charitable organization, or to any current or former stockholder, partner, manager, director, officer, employee or member of, or owner of a similar equity interest in, the Restricted Holder or its affiliates, as the case may be, if, in any such case, such transfer is not for value, including the subsequent transfer by any of the previously described transferees to a charitable organization;

(iii)	if the Restricted Holder is a corporation, partnership, limited liability company or other business entity, any transfer made by the Restricted Holder

(A)	in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the Restricted Holder’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the Restricted Holder’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by this Agreement,

(B)	to another corporation, partnership, limited liability company or other business entity so long as the transferee is an affiliate (as defined below) of the Restricted Holder, or

(C)	to any investment fund or other entity that controls or manages the Restricted Holder (including, for the avoidance of doubt, a fund managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company as the Restricted Holder or who shares a common investment advisor with the Restricted Holder) and such transfer is not for value;

(iv)	if the Restricted Holder is a trust, to a trustor or beneficiary of the trust and such transfer is not for value;

(v)	sales of Restricted Securities that have been acquired in open market transactions after the closing date of the Merger;

(vi)	any transfers of Restricted Securities to the Parent upon a vesting event or upon the exercise of options or warrants to purchase the Parent’s securities, in each case on a “cashless” or “net exercise” basis solely to cover tax withholding obligations of the Restricted Holder in connection with such vesting or exercise;

(vii)	any transfers of the Restricted Securities by operation of law, including pursuant to a domestic order or a negotiated divorce settlement;

(viii)	any transfers of the Restricted Securities to the Parent pursuant to agreements under which the Parent has the option to repurchase such Restricted Securities or the Parent has a right of first refusal with respect to transfers of such Restricted Securities;

(ix)	any transfers of the Restricted Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Restricted Securities involving a change of control of the Parent, provided that such transaction has been approved by the disinterested members of the Board of Directors of Parent;

(x)	the exercise of any right with respect to, or the taking of any other action in preparation for, a registration by the Parent of Restricted Securities; or

(xi)	the resale of shares of Parent Common Stock by the Restricted Holder in any secondary underwritten offering by the Parent of Parent equity securities registered under the Securities Act of 1933, as amended (the “Securities Act”).

provided, however, that

(A)	in the case of any transfer described in clause (i), (ii), (iii), (iv) or (vii) above, it shall be a condition to the transfer that the transferee executes and delivers to the Parent not later than one (1) business day prior to such transfer, a written agreement in substantially the form of this Agreement covering the transferred Restricted Securities for the balance of the Restricted Period (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Restricted Holder and not to the immediate family of the transferee) and otherwise reasonably satisfactory in form and substance to the Parent,

(B)	in the case of any transfer described in clause (i), (ii), (iii), (iv) or (v) above, such transfers are not required to be reported under Section 16 of the Exchange Act, and the Restricted Holder does not otherwise voluntarily effect any public filing or report regarding such transfers during the Restricted Period,

(C)	in the case of any transfer to the Parent described in clause (vi) above, (1) such transfers are not required to be reported under Section 16 of the Exchange Act, and the Restricted Holder does not otherwise voluntarily effect any public filing or report regarding such transfers during the first 30 days of the Restricted Period and (2) after such 30 days, any filing under Section 16 of the Exchange Act related to such transfer shall clearly indicate in the footnotes thereto that (a) the filing relates to the circumstances described in clause (vi) above, (b) no shares were sold by the reporting person and (c) any remaining shares received upon exercise of an option or a warrant (net of any shares transferred in connection with such “cashless” or “net exercise” to cover tax withholding obligations) or the remaining vested shares are subject to a written agreement with the Parent in substantially the form of this Agreement for the balance of the Restricted Period,

(D)	in the case of any transfer described in clause (ix) above, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Restricted Securities owned by the Restricted Holder shall remain subject to the restrictions contained in this Agreement, and

(E)	in the case of clause (x) above, no actual transfer or other Disposition of the Restricted Holder’s Restricted Securities registered pursuant to the exercise of such rights under clause (x) shall occur during the Restricted Period.

For purposes of clause (ix), “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Parent’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Parent (or the surviving entity).

For purposes of this subsection (d), “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

(e) Furthermore, during the Restricted Period, the Restricted Holder may exercise any rights to purchase, exchange or convert any stock options granted pursuant to the Parent’s equity incentive plans existing as of the date of the Merger or warrants or any other securities existing as of the date of the Merger, which securities are convertible into or exchangeable or exercisable for Parent Common Stock, if and only if the shares of Parent Common Stock received upon such exercise, purchase, exchange or conversion shall remain subject to the terms of this Agreement.

(f) In addition, the restrictions on transfer and disposition of the Restricted Securities during the Restricted Period shall not apply to the repurchase of Restricted Securities by the Parent in connection with the termination of the Restricted Holder’s employment or other service with the Parent or any of its subsidiaries.

(g) Notwithstanding anything herein to the contrary, nothing herein shall prevent the Restricted Holder from establishing a 10b5-1 trading plan that complies with Rule 10b5-1 under the Exchange Act (“10b5-1 Trading Plan”) or from amending an existing 10b5-1 Trading Plan so long as there are no sales or other Dispositions of Restricted Securities under such plans during the Restricted Period; and provided that no public announcement or filing under the Exchange Act, if any, is required or voluntarily made by or on behalf of the Restricted Holder or the Parent during the Restricted Period regarding the establishment of a 10b5-1 Trading Plan or the amendment of a 10b5-1 Trading Plan.

2. Legends; Stop Transfer Instructions.

The Restricted Holder hereby consents to the placing of legends or the entry of stop transfer instructions with the Parent’s transfer agent and registrar against the transfer of the Restricted Securities, except in compliance with this Agreement.

3. Miscellaneous.

(a) Specific Performance. The Restricted Holder agrees that in the event of any breach or threatened breach by the Restricted Holder of any covenant, obligation or other provision contained in this Agreement, then each of the Placement Agents and the Parent shall be entitled (in addition to any other remedy that may be available to the Parent) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The Restricted Holder further agrees that none of the Placement Agents, the Parent, nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3, and the Restricted Holder irrevocably waives any right that he, she, or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Other Agreements. Nothing in this Agreement shall limit any of the rights or remedies of the Parent under the Merger Agreement, or any of the rights or remedies of the Placement Agents or the Parent or any of the obligations of the Restricted Holder under any other agreement between the Restricted Holder, the Placement Agents and/or the Parent or any certificate or instrument executed by the Restricted Holder in favor of any of the Placement Agents or the Parent; and nothing in the Merger Agreement or in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Placement Agents or the Parent or

(c) any of the obligations of the Restricted Holder under this Agreement.

(d) Notices. All notices, consents, waivers, and other communications which are required or permitted under this Agreement shall be in writing and will be deemed given to a party on (a) the date of delivery, if delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) the date of transmission if sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment if such notice or communication is delivered prior to 5:00 P.M., New York, New York, time, on a business day, or the next business day after the date of transmission, if such notice or communication is delivered on a day that is not a business day or later than 5:00 P.M., New York, New York, time, on any business day; (c) the date received or rejected by the addressee, if sent by certified mail, return receipt requested; or (d) seven days after the placement of the notice into the mails (first class postage prepaid), to the party at the address, facsimile number, or e-mail address furnished by the such party,

If to the Parent:

Valeritas Holdings, Inc

750 Route 202 South, Suite 600

Bridgewater, New Jersey 08807

Main: 908-927-9920

Attn: John Timberlake, CEO

Facsimile: 908-927-9927

Email: jtimberlake@valeritas.com

With a copy (which copy shall not constitute notice hereunder) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540-6241

Main: 609-919-6600

Attn: Emilio Ragosa

Facsimile: 609-919-6701

Email: emilio.ragosa@morganlewis.com

If to Wedbush or Roth:

Wedbush Securities Inc.

Two Embarcadero Center,

Suite 600

San Francisco, CA 94111

Attn: Equity Capital Markets

ROTH Capital Partners, LLC

888 San Clemente

Suite 400

Newport Beach, CA 92660

Attn: Michael Margolis, R.Ph., Managing Director

With a copy (which copy shall not constitute notice hereunder) to: Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Attn: William C. Hicks, Esq.

If to Katalyst: Katalyst Securities LLC 1330 Avenue of the Americas, 14th Floor New York, NY 10019 Attn: Michael Silverman, Managing Director	With a copy (which copy shall not constitute notice hereunder) to: Barbara J. Glenns, Esq. Law Office of Barbara J. Glenns, Esq. 30 Waterside Plaza, Suite 25G New York, NY 10010

If to the Restricted Holder: To the address set forth on the signature page hereto.

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(e) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles thereof relating to the conflict of laws.

(g) Waiver; Termination. No failure on the part of the Placement Agents or the Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of the Placement Agents or the Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. None of the Placement Agents nor The Parent shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of each of the Placement Agents or the Parent, as applicable; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. If the Merger Agreement is terminated, this Agreement shall thereupon terminate.

(h) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(i) Further Assurances. The Restricted Holder hereby represents and warrants to each of the Placement Agents and the Parent that the Restricted Holder has full power and authority to enter into this Agreement and that this Agreement has been duly authorized (if the Restricted Holder is not a natural person), executed and delivered by the Restricted Holder and is a valid and binding agreement of the Restricted Holder.

(j) Entire Agreement. This Agreement sets forth the entire understanding of the Placement Agents, the Parent and the Restricted Holder relating to the subject matter hereof and supersedes all other prior agreements and understandings between the Parent and the Restricted Holder relating to the subject matter hereof.

(k) Non-Exclusivity. The rights and remedies of each of the Placement Agents and the Parent hereunder are not exclusive of or limited by any other rights or remedies which the Placement Agents or the Parent may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(l) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the parties hereto.

(m) Binding Nature. This Agreement and all authority herein conferred are irrevocable and shall survive the death or incapacity of the Restricted Holder (if a natural person) and shall be binding upon the heirs, personal representatives, successors and assigns of the Restricted Holder.

(n) Survival. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement as of the date first set forth above.

RESTRICTED HOLDER:

If an individual:	If an entity:
Print Name of Entity:

Sign:
Print Name:
By (sign):
Print Name:
Signature (if Joint Tenants or Tenants in Common)	Print Title:

Address:

Company Disclosure Schedules

Parent Disclosure Schedules